PROSPECTUS

Registration Statement No. 333-268081

Filed Pursuant to Rule 424(b)(3)

OncoSec Medical Incorporated

1,166,667 Shares of Common Stock

1,166,667 Pre-Funded Warrants

1,166,667 Common Warrants

We are offering (i) 1,166,667 shares of common stock of OncoSec Medical Incorporated (the “Common Stock”), and (ii) Common Warrants to purchase 1,166,667 shares of common stock (“Common Warrants”), at an exercise price of $3.00 per share on a best-efforts basis. The Common warrants and will expire on the fifth anniversary of the initial exercise date. We are offering the Common Stock and Common Warrants at of $3.00 per share. The closing price of our common stock on the Nasdaq Capital Market on November 28, 2022 was $2.55.

The actual public offering price was determined between us, A.G.P./Alliance Global Partners (whom we refer to herein as “placement agent”) and the investors in the offering, and is at a discount to the current market price of our common stock.

We are also offering 1,166,667 pre-funded warrants, (“Pre-Funded Warrants”) to purchase 1,166,667 shares of Common Stock. We are offering to certain purchasers whose purchase of Common Stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding shares of Common Stock immediately following the consummation of this offering, the opportunity to purchase, if any purchaser so chooses, Pre-Funded Warrants, in lieu of shares of Common Stock that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of Common Stock. The purchase price of each Pre-Funded Warrant is $3.00 (which is equal to the public offering price per share of Common Stock to be sold in this offering minus $0.0001, the exercise price per share of Common Stock of each Pre-Funded Warrant). The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Warrant we sell, the number of shares of Common Stock we are offering will be decreased on a one-for-one basis. Because we will issue a Common Warrant for each share of Common Stock and for each Pre-Funded Warrant sold in this offering, the number of Common Warrants sold in this offering will not change as a result of a change in the mix of shares of Common Stock and Pre-Funded Warrants sold. Each Pre-Funded Warrant may be exercised, immediately in cash and from time to time thereafter.

Our shares of Common Stock, Pre-Funded Warrants and Common Warrants can only be purchased together in this offering, but will be issued separately. Shares of Common Stock issuable from time to time upon exercise of the Pre-Funded Warrants and Common Warrants are also being offered by this prospectus. These securities are being sold in this offering to certain purchasers under a securities purchase agreement dated November 30, 2022 between us and the purchasers.

Our shares of Common Stock are listed on the Nasdaq Capital Market under the symbol “ONCS.” On November 28, 2022, the last reported sale price of our shares of Common Stock on the Nasdaq Capital Market was $2.55 per share.

As stated above, the public offering price for our securities in this offering was determined at the time of pricing, and was at a discount to the then current market price.. The final public offering price was determined through negotiation between us and investors based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering. There is no established public trading market for the Common Warrants and we do not expect markets to develop. Without an active trading market, the liquidity of the warrants will be limited. In addition, we do not intend to list the Pre-Funded Warrants or the Common Warrants on the Nasdaq Capital Market, any other national securities exchange or any other trading system.

The share and per share information in this prospectus reflects a reverse stock split of our issued and outstanding common stock at ratio of 1-for-22, which became effective on November 9, 2022.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 for a discussion of information that should be considered in connection with an investment in our securities.

We have retained the placement agent to act as our sole placement agent in connection with the securities offered by this prospectus. The placement agent is not purchasing or selling any of these securities nor is it required to sell any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to sell the securities offered by this prospectus. We may not sell all of the securities in this offering. We have agreed to pay the placement agent the placement agent fees set forth in the table below.

There is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close. We expect this offering to be completed not later than two business days following the commencement of this offering and we will deliver all securities to be issued in connection with this offering delivery versus payment (“DVP”)/receipt versus payment (“RVP”) upon receipt of investor funds received by the Company. Accordingly, neither we nor the placement agent have made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of the securities offered hereunder.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Per Pre-Funded Warrant and Accompanying Common Warrant	Total
Public offering price(1)	$3.00	$3.00	$3,503,001
Placement Agent Fees(2)	$0.18	0.18	$210,000
Proceeds to us, before expenses(3)	$2.82	2.82	3,293,001

(1)	The public offering price is $3.00 per share of common stock and $3.00 per pre-funded warrant.
(2)	Represents a cash fee equal to seven percent (6%) of the aggregate purchase price paid by investors in this offering. We have also agreed to reimburse the placement agent for its accountable offering-related legal expenses in an amount up to $100,000 and pay the placement agent a non-accountable expense allowance of $25,000. See “Plan of Distribution” beginning on page 81 of this prospectus for a description of the compensation to be received by the placement agent.
(3)	Does not include proceeds from the exercise of the warrants in cash, if any.

Sole Placement Agent

A.G.P.

Prospectus dated December 1, 2022

We have not authorized anyone to give any information or to make any representation other than those contained in this prospectus. You must not rely upon any information or representation not contained in this prospectus (as supplemented or amended) as having been authorized by us. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where it is lawful to do so. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy our securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should not assume that the information contained in this prospectus (as supplemented or amended) is accurate on any date subsequent to the date set forth on the front of the document, even though this prospectus (as supplemented or amended) is delivered, or securities are sold, on a later date.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “OncoSec Medical Incorporated” “Oncosec,” the “Company,” “us,” “we”, “our” and the “Registrant” refer to OncoSec Medical Incorporated, a Nevada corporation, and its consolidated subsidiary.

For investors outside the United States: We have not done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities described herein and the distribution of this prospectus outside the United States.

BASIS OF PRESENTATION

On November 9, 2022, we effected a 1-for-22 reverse stock split of our issued and outstanding common stock (the “Reverse Stock Split”). As a result of the Reverse Stock Split, each issued and outstanding share of our common stock was automatically proportionally adjusted based on the 1-for-22 Reverse Stock Split ratio. No fractional shares of common stock were issued in connection with the Reverse Stock Split, and all such fractional interests were rounded up to the nearest whole number.

Except as otherwise provided herein, all share and per-share amounts of our common stock, equity awards and warrants, including the shares of common stock and warrants being offered hereby, have been adjusted to give effect to the Reverse Stock Split for all periods presented. The Reverse Stock Split did not alter the par value of our common stock, which remains at $0.0001 per share or modify any voting rights or other terms of our common stock.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock or pre-funded warrants, you should read the entire prospectus carefully, including the section entitled “Risk Factors” and the information in our filings with the U.S. Securities and Exchange Commission, or the SEC, incorporated by reference in this prospectus. Unless the context otherwise requires, we use the terms “OncoSec,” “the Company,” “we,” “us,” “our” and similar designations in this prospectus to refer to OncoSec Medical Incorporated and its wholly-owned subsidiary.

A 1-for-22 reverse stock split of our common stock was effected November 9, 2022. All share and per share amounts in this prospectus have been retroactively adjusted to give effect to the reverse stock split.

Company Overview

We are a late-stage immuno-oncology company focused on designing, developing and commercializing innovative, proprietary, intra-tumoral DNA-based therapeutics delivered by electroporation (“EP”) to stimulate and augment anti-tumor immune responses for the treatment of cancers. Our core technology, ImmunoPulse®, is a drug-device therapeutic modality platform comprised of a proprietary OncoSec Medical System EP device (the “OMS EP Device”) and a proprietary DNA plasmid delivery and application method that enables transient expression of recombinant therapeutic molecules in cells. The OMS EP Device is designed to promote cellular uptake of plasmid DNA injected directly into solid tumors to allow subsequent expression of the encoded therapeutic protein. Our OMS EP Device can be adapted to treat different tumor types, and consists of an electrical pulse generator paired with disposable applicators. Our lead product candidate is a plasmid encoding interleukin-12 (“IL-12”) called tavokinogene telseplasmid (“TAVO™”). The OMS EP Device is used to deliver TAVO™ into cells in tumor lesions, with the aim of reversing the immunosuppressive microenvironment in the treated tumor and eliciting systemic tumor-specific immune responses in cancer patients. Activation of an appropriate anti-tumor inflammatory response in the treated lesion can drive the immune system to mount a systemic anti-tumor response against untreated tumors in other parts of the body. In 2017, we received Fast Track Designation and Orphan Drug Designation from the U.S. Food and Drug Administration (“FDA”) for TAVO™ in metastatic melanoma, which could qualify TAVO™-EP for expedited FDA review, a rolling Biologics License Application (“BLA”) review and certain other benefits to achieve faster registration of a therapeutic product.

The Board of Directors of the Company approved a reverse stock split of the Company’s authorized, issued and outstanding shares of common stock at a ratio of 1-for-22 (the “Reverse Stock Split”). The Reverse Stock Split became effective on November 9, 2022 (the “Effective Date”). All information included in this registration statement has been adjusted to reflect the Reverse Stock Split. Unless otherwise stated herein, all share and per share amounts relating to the Company’s common shares prior to the effectiveness of the Reverse Stock Split have been adjusted to give effect to the Reverse Stock Split, including the financial statements and notes thereto.

Development Programs

Our current focus is to continue development of TAVO™-EP in combination with KEYTRUDA® (pembrolizumab) in melanoma.

Our KEYNOTE-695 clinical trial, testing TAVO™-EP in combination with KEYTRUDA® (pembrolizumab), is a registration-directed, Phase 2b open-label, single-arm, multicenter trial in approximately 100 patients with relapsed or refractory metastatic melanoma after treatment with anti-PD-1 checkpoint inhibitor (nivolumab or pembrolizumab), conducted in the United States, Canada, Australia and Europe. In May 2017, we entered into a clinical trial collaboration and supply agreement with a subsidiary of Merck & Co., Inc. (“Merck”) in connection with the KEYNOTE-695 clinical trial. Pursuant to the terms of the agreement, each company will bear its own costs related to manufacturing and supply of its product, as well as be responsible for its own internal costs. OncoSec is the sponsor of the KEYNOTE-695 trial and we are responsible for external costs. The KEYNOTE-695 trial completed enrollment of the primary cohort (105 patients) in December 2020. In December 2020, the protocol was amended to include an additional cohort, consisting of patients who were exposed to treatment with ipilimumab and progressed on prior anti-PD-1 checkpoint inhibitor. The amendment also enabled enrollment of approximately 25 additional patients to be treated with an updated version of the OMS EP Device (i.e., GenPulseTM generator and Series 3 Applicator). Database lock for the 105 patients enrolled in Cohort 1 is November 2022 and the final data analyses of the primary and secondary endpoints are expected to be available during the first quarter of 2023 and fourth quarter of 2022, respectively.

In May 2018, we entered into a second clinical trial collaboration and supply agreement with Merck with respect to a KEYNOTE-890, Phase 2 trial of TAVO™-EP in combination with KEYTRUDA®. In Cohort 1 of this trial we evaluated the safety and efficacy of the combination in patients with inoperable locally advanced or metastatic triple negative breast cancer (“TNBC”), who have previously failed at least one systemic chemotherapy or immunotherapy. Pursuant to the terms of the agreement, both companies will bear their own costs related to manufacturing and supply of their product, as well as be responsible for their own internal costs. OncoSec is the sponsor of the KEYNOTE-890 trial and responsible for external costs. Enrollment of Cohort 1 was completed (26 patients) in December 2020. Interim data for Cohort 1 was initially presented at the San Antonio Breast Cancer Symposium (“SABCS”) in December 2019; an update on this cohort was presented at the SABCS in December 2021. In June 2020, we amended our second clinical trial collaboration and supply agreement to include KEYNOTE-890, Cohort 2, for the frontline treatment of patients with inoperable locally advanced or metastatic TNBC with the combination of TAVO-EP, KEYTRUDA, and chemotherapy. Enrollment of Cohort 2 (target 40 patients) began in January 2021. Due to slow enrollment and competing trials by other sponsors in front-line TNBC, recruitment on KEYNOTE-890 Cohort 2 has been halted as of October 2022.

In August 2020, we supported commencement of an investigator-initiated Phase 2 trial (Phase 2 IIT) conducted by the H. Lee Moffitt Cancer Center and Research Institute and the University of South Florida Morsani College of Medicine to evaluate TAVO™-EP as neoadjuvant treatment (administered before surgery) in combination with intravenous OPDIVO® (nivolumab) in up to 33 patients with operable locally/regionally advanced melanoma. This Phase 2 IIT has been designed to evaluate whether the addition of TAVO™-EP can increase the published anti-tumor response observed with monotherapy OPDIVO®, an anti-PD-1 checkpoint inhibitor, in patients with locally/regionally advanced melanoma prior to surgical resection of tumors. This Phase 2 IIT began enrolling patients in December of 2020. Enrollment for this trial is expected to be completed in 2023. Preliminary data from this Phase 2 IIT will be presented at an international medical conference, the Society for Immunotherapy of Cancer (SITC), in 2022.

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In May 2019, we supported commencement of an investigator-initiated Phase 1 clinical trial (Phase 1 IIT) conducted by the University of California San Francisco (“UCSF”) Helen Diller Family Comprehensive Cancer Center. This Phase 1 IIT enrolls patients with Squamous Cell Carcinoma of the Head & Neck and is a single-arm open-label clinical trial in which 68 evaluable patients will receive TAVO™-EP, KEYTRUDA® and epacadostat. Recruitment on this Phase 1 IIT was halted for strategic reasons in June 2021.

Technology Platform

Our ImmunoPulse® platform is based on the concept of delivering macromolecules, including but not necessarily limited to plasmid DNA, into cells for local expression and activity via electroporation by an electric field that is generated by our OMS EP Device. The clinical lead molecule TAVO™ is a plasmid encoding human IL-12. Our most advanced device is the GenPulse 2.0 with our Series 3 Applicator. Clinical trials with TAVO™-EP have been conducted with predecessor OMS EP Devices. While seeking regulatory approval of GenPulse 2.0, we are also exploring other device strategies for use in future programs. We are developing our next-generation EP device and applicator, including advancements toward prototypes, and intend to pursue discovery research to identify other product candidates that, similar to IL-12, can be encoded into plasmid-DNA and delivered using our proprietary delivery and application method, intratumorally using EP once our financial position allows such expanded discovery research. For example, we intend to develop proprietary technology to potentially treat liver, lung, bladder, pancreatic and other difficult to treat visceral lesions through the direct delivery of plasmid encoded therapeutics with the Visceral Lesion Applicator (“VLA”). We also intend to continue to pursue potential new trials and studies related to TAVO™, in various tumor types.

In November 2020, we obtained an exclusive license to the Cliniporator® electroporation gene electrotransfer platform from IGEA Clinical Biophysics. This platform has been used for electrochemotherapy in and outside of Europe in over 200 major oncological centers to treat cutaneous metastatic cancer nodules, including melanoma. The license encompasses a broad field of use for gene delivery in oncology, including use for our VLA development efforts.

The VLA is intended and may be designed to work with low voltage EP generators, including but not limited to Cliniporator® and our proprietary APOLLOTM EP generator, and is expected to enable transfection of immunologically relevant genes into cells located in visceral primary or metastatic tumor lesions. In early 2020, we presented preclinical data pertaining to visceral delivery of plasmid-based therapeutics as two poster presentations, one at the Society for Interventional Oncology and one at the Society for Interventional Radiology. Additionally, we have successfully completed several animal studies to test the VLA and improve its design. We expect to bring a VLA into the clinic in 2023. However, this timeline is under evaluation and may extend. We believe that the flexibility of our proprietary plasmid-DNA technology may allow the Company to deliver other immunologically relevant molecules into the tumor microenvironment in addition to the delivery of TAVO™.

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Cancer Immunotherapy Treatments: Background

Many traditional modalities for treating cancer, such as chemotherapy, provide limited survival benefits and are frequently associated with significant side effects. Immunotherapy, which has received significant attention in recent years, focuses on modulating the immune system to eradicate cancer cells. Systemic delivery of cytokines that regulate the immune system, such as interleukin-2 (IL-2), interleukin-10 (IL-10), or interleukin-12 (IL-12), has shown indications of efficacy but also mechanism-based toxicity.

The development of monoclonal antibody therapeutics, which target and block critical “immune checkpoint” proteins such as cytotoxic T-lymphocyte-associated protein-4 (CTLA-4), program cell-death-1 (PD-1) or programmed death-ligand-1 (PD-L1), has been successful at augmenting anti-tumor immunity with more easily controlled toxicity than systemic cytokines. To date, several agents have been approved for the treatment of multiple cancers, e.g., anti-PD-1 (pembrolizumab, Keytruda®). Although these new immuno-oncology agents have shown clinical benefits for patients with solid tumors across multiple cancer types, a majority of patients do not respond (primary refractory) or will eventually relapse. One hypothesis for lack of efficacy of immune checkpoint inhibitors in primary refractory patients is that the tumor lacks a sufficient immune milieu, i.e., is deficient of infiltrating immune cells (immune desert) or infiltrating immune cells have impaired anti-tumor effector function (exhausted, immune excluded). Thus, novel therapeutic approaches that can alter the tumor immune environment directly are an area of intense research.

The TAVO™ EP therapeutic approach was developed to allow safe delivery of a powerful and well characterized cytokine, IL-12, encoded on a plasmid into cells in the tumor microenvironment and, thereby, achieving local expression. Local IL-12 expression curtails systemic toxicity and achieves activation of immune effector cells in the tumor microenvironment, which ultimately can result in systemic immune surveillance.

Smaller Reporting Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior January 31, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior January 31.

Summary Risk Factors

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary and in our Annual Report on Form 10-K for the year ended July 31, 2022, which is incorporated by reference in this prospectus. These risks and uncertainties include, but are not limited to, the following:

Risks Related to Our Business

●	Our majority stockholders may exercise significant influence over the outcome of matters submitted to our stockholders for approval, which may prevent us from engaging in certain transactions.
●	We have never generated, and may never generate, revenue from our operations.
●	We have limited working capital and a history of losses, which raises substantial doubt as to whether we will be able to continue as a going concern.
●	We do not have adequate cash resources to fund our operations into calendar year 2023 and will need to raise additional capital to continue operating our business, and if we are unable to secure additional funds, we may be forced to delay, reduce or eliminate our clinical development programs and commercialization efforts or cease all operations.
●	We are a clinical-stage company with a limited operating history and no approved products, which makes assessment of our future viability difficult and which may hinder our ability to generate revenue and meet our other objectives.
●	We are significantly dependent on the success of our ImmunoPulse® technology platform and our product candidates that utilize based on this platform, including our lead product candidate TAVO™-EP.

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●	Business or economic disruptions or global health concerns could seriously harm our development efforts and increase our costs and expenses.
●	If the commencement or completion of clinical testing for our product candidates is delayed or prevented, we could experience significantly increased costs and our ability to pursue regulatory approval or generate revenue could be delayed or limited.
●	If serious adverse or unacceptable side effects are identified during the development of one or more of our product candidates or any future product candidate, we may need to address any serious safety concerns as part of ongoing or post-marketing surveillance efforts; otherwise we may need to modify, limit or discontinue development efforts related to some of our product candidates.
●	We rely on third parties to conduct our clinical trials and other studies, and if these third parties do not successfully carry out their duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.
●	Regulatory authorities may not approve our product candidates, or any approvals we achieve may be too limited or too late for us to earn meaningful, or any, revenue.
●	Our business and operations could suffer in the event of cyber-attacks or system failures.
●	We may be unable to acquire or develop new product candidates or technologies, or we may never be able to commercialize any product candidates or technologies we do successfully acquire or develop.
●	Recent changes in the Company’s executive management team and Board of Directors may be disruptive to, or cause uncertainty in, its business, results of operations and the price of the Company’s common stock.
●	Extensive industry regulation has had, and will continue to have, a significant impact on our business, especially our product development, manufacturing and distribution capabilities.
●	If we fail to comply with applicable healthcare laws and regulations, we could face substantial penalties and our business, operations, prospects and financial condition could be adversely affected.
●	We are subject to new legislation and regulatory proposals that may affect costs for compliance and adversely affect revenue.
●	Any product for which we obtain marketing approval could be subject to restrictions or withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with products, when and if any of them is approved.

Risks Related to Our Intellectual Property

●	Our business depends in large part on our ability to protect our proprietary rights and technologies, and we may be unsuccessful in these efforts.
●	Our in-licensed intellectual property may not provide us with sufficient rights and may not prevent competitors from pursuing similar technology.
●	We may become involved in litigation or other proceedings in our efforts to protect our patent and other intellectual property rights, which could require significant time and costs and would be subject to unpredictable outcomes.
●	Third parties may claim that we infringe their proprietary rights, which could prevent us from pursuing our clinical and other studies and other research and development activities.

Risks Related to Our Growth Strategy

●	If we acquire, enter into joint ventures with or obtain a controlling interest in companies in the future, it could adversely affect our operating results and the value of our Common Stock thereby diluting stockholder value and disrupting our business.
●	If we cannot continue to fund our research and development programs, we may be required to reduce product development, which will adversely impact our growth strategy.

Risks Related to Our Common Stock

●	The price and trading volume of our common stock may be subject to extreme volatility, and stockholders could lose all or part of their investment in our Company.
●	If our stock price trades below $1.00, our common stock may be subject to delisting from The Nasdaq Stock Market, which would materially reduce the liquidity of our common stock and have an adverse effect on our market price.

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General Risk Factors

●	Our business, financial position, results of operations and liquidity needs could be materially negatively affected by market fluctuations and economic downturn.
●	Maintaining compliance with our reporting and other obligations as a public company could strain our resources and distract Management.

Recent Developments

Clinical Data of the KEYNOTE-695

On November 11, 2022 we announced data from the Phase 2 KEYNOTE-695 clinical trial. This global, open-label single-arm trial is evaluating TAVO™, OncoSec’s proprietary IL-12 encoding plasmid delivered by intratumoral electroporation (TAVO™-EP), in combination with pembrolizumab in patients with unresectable or metastatic (Stage III/IV) melanoma who had progressed on immediate prior anti-PD-1 antibody therapy (pembrolizumab or nivolumab). The last patient started treatment in December 2020, and clinical database lock occurred in October 2022.The key secondary endpoint of KEYNOTE-695 was met. Investigator assessment of overall response rate (ORR) per RECIST v1.1, from 101 efficacy evaluable patients, with at least one post-baseline tumor assessment, showed a confirmed ORR of 18.8% (95% confidence interval: 11.7, 22.8), which exceeds the pre-specified clinically meaningful ORR of ≥17% (95% CI: 10.2, 25.8).

Three patients achieved a complete response (CR) and 16 patients had a partial response (PR). Of note, 2 patients with CR had discontinued treatment with immediate prior nivolumab/ipilimumab. The disease control rate (CR + PR + stable disease) was 40.6%. The investigator-assessed durable response rate of ≥24 weeks was 15.8%, the median duration of response had not been reached. The median overall survival was 22.7 months (95% CI: 14.4, 35.5) after a median follow-up period of 33.4 months. The trial enrolled and collected safety data on 105 patients who had received at least 12 weeks of anti-PD-1 treatment and had confirmed disease progression. The combination therapy was generally well tolerated with no Grade 4/5 treatment-related adverse events (TRAEs). Grade 3 TRAEs were observed in 4.8% of patients. Top-line results of the primary endpoint of the KEYNOTE-695 trial, ORR by blinded, independent central review (BICR) based on RECIST v1.1, are expected to be announced in the first quarter of 2023.

Reverse Stock Split

On November 9, 2022, we effected a 1-for-22 Reverse Stock Split of our issued and outstanding common stock. As a result of the Reverse Stock Split, each issued and outstanding share of our common stock, and the per share exercise price of and number of shares of our common stock underlying our outstanding equity awards and warrants, were automatically proportionally adjusted based on the 1-for-22 Reverse Stock Split.

Restructuring Plan

As previously disclosed, on October 2, 2022, our Board of Directors authorized a restructuring plan (the “Restructuring Plan”) that is designed to prioritize clinical activities in melanoma to reduce operating expenses while advancing our lead product candidate, TAVO™ EP, toward near-term data milestones in connection with the KEYNOTE-695 clinical trial. As part of the Restructuring Plan, we restructured our internal operations and reduced our workforce by approximately 45%, or approximately 18 employees. See “Management’s Discussion and Analysis” for a full description.

Nasdaq Compliance

As previously disclosed, on June 2, 2022, we received notice (the “Notice”) from the Nasdaq Stock Market LLC (“Nasdaq”) that we were not in compliance with Nasdaq Listing Rule 5550(a)(2), as the minimum bid price of our common stock had been below $1.00 per share for 30 consecutive business days. The Notice had no immediate effect on the listing of our common stock, which continues to trade at this time on the Nasdaq Capital Market under the symbol “ONCS.”

As discussed above, on November 9, 2022, we effected a 1-for-22 Reverse Stock Split of our issued and outstanding common stock for the purpose of regaining compliance with the minimum bid price requirement. Following the Reverse Stock Split, on November 28, 2022, the closing price for our common stock, as reported on the Nasdaq Capital Market, was $2.55 per share.

On November 25, 2022, the Company received a letter from Nasdaq confirming that the Company had regained compliance with Nasdaq Listing Rule 5550(a)(2) that requires companies listed on Nasdaq to maintain a minimum bid price of at least $1.00 per share to ensure continued listing (the “Listing Requirement”). As previously reported, the Company completed a 1-for-22 reverse stock split of its authorized, issued and outstanding shares of Common Stock on November 9, 2022. The Company regained compliance with the Listing Requirement after the closing bid price for its common stock listed on Nasdaq equaled or exceeded $1.00 per share for 10 consecutive business days. The Company will remain in compliance with this Listing Requirement as long as the minimum bid price of its common stock does not fall below $1.00 for 30 consecutive business days. There can be no assurances that the Company will remain in compliance with the Listing Requirement.

Special Meeting of Stockholders

Concurrent with the closing of this Offering, we will call a special meeting of stockholders (the “Special Meeting”), to consider the proposed amendment to the Company’s Articles of Incorporation, as amended (the “Charter”), to approve an amendment to the Charter to increase the authorized number of shares of capital stock from 4,545,455 shares of Common Stock to an amount to be determined by our management, at their discretion.

The approval of the amendment to the Charter to increase the authorized number of shares of capital from 4,545,455 shares of Common Stock to an amount to be determined by our management, at their discretion, requires the affirmative vote of at least a majority of the of the outstanding shares of the common stock of the Company. The holders of Common Stock have the right to cast one (1) vote per share of Common Stock on this proposal.

COVID-19

Our operational and financial performance have been affected by the COVID-19 pandemic. Our clinical trials have experienced delays in patient enrollment, potentially due to prioritization of hospital resources toward the COVID-19 pandemic or concerns among patients about participating in clinical trials during a public health emergency. The COVID-19 pandemic is also affecting the operations of government entities, such as the FDA, as well as contract research organizations, third-party manufacturers, and other third-parties upon whom we rely. The extent of the impact on our operations cannot be ascertained at this time.

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Corporate Information

We were incorporated under the laws of the State of Nevada in February 2008 under the name Netventory Solutions Inc. to pursue the business of inventory management solutions. In March 2011, we completed a merger with our subsidiary to change our name to “OncoSec Medical Incorporated,” and we commenced operations as a biotechnology company upon our acquisition of assets from Inovio related to the use of drug-medical device combination products for the treatment of various cancers. Our principal executive office is located at 24 North Main Street, Pennington, NJ 08534 and the telephone number is (855) 662-6732. Our website address is www.oncosec.com. Information contained on our website is not, and should not be considered, part of this registration statement. We will make available free of charge through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to these reports, as soon as reasonably practicable after we electronically file such materials with, or furnish such materials to, the Securities and Exchange Commission, or SEC. We are not including the information on our website as a part of, nor incorporating it by reference into, this registration statement. Additionally, the SEC maintains a website that contains annual, quarterly, and current reports, proxy statements, and other information that issuers (including us) file electronically with the SEC. The SEC’s website address is http://www.sec.gov/.

In addition, we intend to use our media and investor relations website, SEC filings press releases, public conference calls and webcasts as wells as social media to communicate with our subscribers and the public about the Company, its services and other issues. It is possible that the information we post on social media could be deemed to be material information. Therefore, in light of the SEC’s guidance, we encourage investors, the media and others interested in the Company to review the information we post on the U.S. social media channels listed on our website.

THE OFFERING

Shares of Common Stock outstanding prior to this offering	1,803,848 shares of Common Stock as of November 22, 2022.

Securities offered by us	2,333,334 shares of Common Stock in the aggregate represented by (i) 1,166,667 shares of Common Stock or Pre-Funded Warrants to purchase 1,166,667 shares of Common Stock (sales of Pre-Funded Warrants, if sold, would reduce the number of shares of Common Stock that we are offering on a one-for-one basis), and (ii) Common Warrants to purchase 1,166,667 shares of Common Stock. Each share of Common Stock and/or Pre-funded Warrant will be sold together with one Common Warrant.

Pre-Funded Warrants offered by us	We are offering to certain purchasers whose purchase of shares of Common Stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding shares of Common Stock immediately following the closing of this offering, the opportunity to purchase, if such purchasers so choose, Pre-Funded Warrants, in lieu of shares of Common Stock that would otherwise result in any such purchaser’s beneficial ownership, together with its affiliates and certain related parties, exceeding 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding shares of Common Stock immediately following the consummation of this offering. The purchase price of each Pre-Funded Warrant is equal to the purchase price of the shares of Common Stock in this offering minus $0.0001, the exercise price of each Pre-Funded Warrant. Each Pre-Funded Warrant is immediately and may be exercised at any time until it has been exercised in full. For each Pre-Funded Warrant we sell, the number of shares of Common Stock we are offering will be decreased on a one-for-one basis. This offering also relates to the shares of Common Stock issuable upon exercise of any Pre-Funded Warrants sold in this offering.

Common stock to be outstanding immediately after this offering	2,970,515 shares of Common Stock assuming no sales of Pre-Funded Warrants which, if sold, would reduce the number of shares of Common Stock that we are offering on a one-for-one basis.

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Common Warrants	Each share of Common Stock will be sold together with one Common Warrant. Each Common Warrant has an exercise price per share equal to 100% of the public offering price of shares in this offering; the Common Warrant expires on the fifth anniversary of the initial exercise date. Because we will issue Common Warrant for each share of Common Stock and for each Pre-Funded Warrant sold in this offering, the number of Common Warrants sold in this offering will not change as a result of a change in the mix of shares of Common Stock and Pre-Funded Warrants sold. This offering also relates to the shares of Common Warrants sold in this offering, and the shares of Common Stock issuable upon exercise of any Common Warrants sold in this offering.

Voting Agreement	All purchasers of securities in this Offering, including shares of Common Stock, the Pre-Funded Shares and the Common Warrants will be required to enter into a Voting Agreement wherein you agree to vote all shares of Common Stock beneficially owned in favor of all proposals presented to the stockholders.

Reasonable Best Efforts	We have agreed to issue and sell the securities offered hereby to the purchasers through the placement agent. The placement agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but it will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 81 of this prospectus.

Use of proceeds	We intend to use the net proceeds from this offering for working capital and general corporate purposes, which may include operating expenses, research and development, and future acquisitions. See “Use of Proceeds” on page 43 of this prospectus.

Depositary	Nevada Agency and Transfer Company

Transfer Agent and Registrar	Nevada Agency and Transfer Company

Risk Factors	See “Risk Factors” beginning on page 8 of this prospectus and the other information included in, or incorporated by reference into, this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock and pre-funded warrants.

Reverse Stock Split	On November 9, 2022, we effected a 1- for-22 Reverse Stock Split of our issued and outstanding common stock. As a result of the Reverse Stock Split, each issued and outstanding share of our common stock, and the per share exercise price of and number of shares of our common stock underlying our outstanding equity awards and warrants, was automatically proportionally adjusted based on the 1-for-22 Reverse Stock Split ratio.

Listing

Our shares of Common Stock are listed on The Nasdaq Capital Market under the symbol “ONCS”. We do not intend to apply for a listing of the Pre-Funded Warrants or the Common Warrants on any national securities exchange or other nationally recognized trading system.

The number of shares of our common stock to be outstanding after this offering is based on 1,803,848 shares of our common stock outstanding as of November 22, 2022, and excludes:

●	133,973 shares of common stock issuable upon the exercise of stock options outstanding as of July 31, 2022;

●	2,710 shares of common stock reserved for issuance upon settlement of restricted stock units as of July 31, 2022;

●	77,554 shares of common stock issuable upon the exercise of warrants outstanding as of July 31, 2022;

●	79,484 shares of common stock reserved for the future awards under our 2011 Incentive Plan as of July 31, 2022;

●	87,455 shares of common stock issuable under the Stock Purchase Agreements between the Company and Sirtex and CGP as of July 31, 2022; and

●	1,218 shares of common stock issuable pursuant to the Company’s ESPP as of July 31, 2022.

Unless otherwise indicated, all information in this prospectus reflects or assumes the following:

●	a 1-for-22 reverse stock split of our common stock effected on November 9, 2022;

●	No exercise or forfeiture of the outstanding options or remaining warrants or settlement of restricted stock units after July 31, 2022; and

●	No exercise of any Common Warrants or Pre-Funded warrants in this offering.

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RISK FACTORS

Investing in our common stock or pre-funded warrants involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, or incorporated by reference, including our financial statements and the related notes and the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended July 31, 2022 and our Quarterly Report on Form 10-Q for the quarter ended April 30, 2022, which are incorporated by reference herein in their entirety, before deciding to invest in our common stock or pre-funded warrants. If any of these risks actually occur, our business, prospects, operating results and financial condition could suffer materially. In such event, the trading price of our common stock and value of the pre-funded warrants could decline and you might lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. Certain statements below are forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.

 Risks Related to Our Business

Our majority stockholders may have significant influence over the outcome of matters submitted to our stockholders for approval, which may prevent us from engaging in certain transactions.

As of the date hereof, our two largest shareholders own approximately 51% of the Company’s common stock. As a result, these stockholders may exercise significant influence over all matters requiring stockholder approval, including the appointment of our directors and the approval of significant corporate transactions. This ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination that may be in the best interest of the Company and any other stockholders. This ownership and control may be used to prevent the Company from raising additional funds through the sale of equity which may make it more difficult for the Company to finance its operations.

We have never generated, and may never generate, revenue from our operations.

We have not generated any revenue from our operations since our inception, and we do not anticipate generating meaningful revenue in the near term. During our fiscal year ended July 31, 2022, we incurred a net loss of approximately $34 million, and from inception through July 31, 2022, we have incurred an accumulated deficit of approximately $286 million. We will need significant additional funding to continue our operations and pursue our strategic plans, including continued development of TAVO™-EP. Although we have been and expect to continue to tightly manage our operating expenses, we expect our operating expenses will continue to increase as we further our development activities and pursue FDA approval for one or more of our product candidates.

Because of the numerous risks and uncertainties associated with our product development and planned commercialization efforts, many of which are discussed in these risk factors, we are unable to predict the extent of our future losses or when, or if, we will generate meaningful revenue or become profitable, and it is possible we will never achieve these goals. Our failure to develop our investments in our proprietary technologies and product candidates into revenue-generating operations would have a material adverse effect on our business, results of operations, financial condition, and prospects and could result in our inability to continue operations.

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We have limited working capital and a history of losses, which raises substantial doubt as to whether we will be able to continue as a going concern.

Our auditor’s report on our financial statements for the year ended July 31, 2022, includes an explanatory paragraph related to the existence of substantial doubt about our ability to continue as a going concern. The Company has never generated any cash from its operations and does not expect to generate such cash in the near term. As a result, the Company has suffered recurring losses and requires significant cash resources to execute its business plans. These losses are expected to continue for an extended period of time. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date of filing. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern within one year after the date the financial statements are issued.

Our ability to obtain additional financing will depend on a number of factors, including, among others, our ability to generate positive data from our clinical trials and pre-clinical studies, the condition of the capital markets and the other risks described in these risk factors. If any one of these factors is unfavorable, we may not be able to obtain additional funding, in which case, our business could be jeopardized and we may not be able to continue our operations or pursue our strategic plans. If we are forced to scale down, limit or cease operations, our stockholders could lose all or part of their investment in our Company.

We do not have adequate cash resources to fund our operations into calendar year 2023 and will need to raise additional capital to continue operating our business. If we are unable to secure additional funds, we may be forced to delay, reduce or eliminate our clinical development programs and commercialization efforts or cease all operations.

As of July 31, 2022, we had cash and cash equivalents of approximately $12.3 million. We do not generate any cash from our operations. Based on our cash and cash equivalent balance as of July 31, 2022, our Management is of the opinion that without further fundraising or other increase in our cash and cash equivalents balance, we will not have sufficient resources to enable us to continue our operations. Based upon our current operating plan, we believe that our existing cash and cash equivalents, should enable us to fund our operating expenses and capital expenditure requirements through the fourth calendar quarter of 2022. This estimate does not take into account any additional expenditures that may result from any further strategic transactions to expand and diversify our product candidates, including acquisitions of assets, businesses, new product candidates or strategic alliances or collaborations that we may pursue.

Historically, we have raised the majority of the funding for our business through offerings of our common stock and warrants to purchase our common stock. Due to our need for additional funds in the short-term, we are exploring other ways of funding our operations, including debt financings. In addition, we may seek to engage in one or more strategic alternatives, such as a strategic partnership with one or more parties, the licensing, sale or divestiture of some of our assets or the sale of our Company, but there can be no assurance that we would be able to enter into such a transaction or transactions on a timely basis or on terms favorable to us, or at all.

If we issue equity or convertible debt securities to raise additional funds, our existing stockholders would experience further dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. If we incur debt, our fixed payment obligations, liabilities and leverage relative to our equity capitalization would increase, which could increase the cost of future capital. Further, the terms of any debt securities we issue or borrowings we incur, if available, could impose significant restrictions on our operations, such as limitations on our ability to incur additional debt or issue additional equity or other operating restrictions that could adversely affect our ability to conduct our business, and any such debt could be secured by any or all of our assets pledged as collateral. Additionally, we may incur substantial costs in pursuing future capital, including investment banking, legal and accounting fees, printing and distribution expenses and other costs.

Our ability to raise additional funds in the short-term will depend on financial, economic and market conditions and the willingness of potential investors or lenders to provide funding, all of which are outside of our control, and we may be unable to raise financing in the short-term, or on terms favorable to us, or at all. Furthermore, high volatility in the capital markets has had, and could continue to have, a negative impact on the price of our common stock, and could adversely impact our ability to raise additional funds. If we are unable to obtain sufficient funding, we may be forced to delay, reduce or eliminate our clinical development programs and commercialization efforts or cease all operations, and our stockholders could lose all or part of their investment in our Company.

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If we are unable to raise sufficient capital in the short-term, we will be unable to fund our operations and may be required to evaluate further alternatives, which could include dissolving and liquidating our assets or seeking protection under the bankruptcy laws. A determination to file for bankruptcy could occur at a time that is earlier than when we would otherwise exhaust our cash resources.

We are a clinical-stage company with a limited operating history and no approved products, which makes assessment of our future viability difficult, and may hinder our ability to generate revenue and meet our other objectives.

We are a clinical-stage, pre-commercial, company with only a limited operating history upon which to base an evaluation of our current business and future prospects and how we will respond to competitive, financial or technological challenges. Additionally, although we are investigating licensing and partnering opportunities, no such opportunities have been finalized and, even if completed, we do not expect that these potential opportunities would generate any significant near-term revenue. Our operations to date have been limited to organizing, staffing and financing, applying for patent rights, undertaking clinical trials of TAVO™-EP, and engaging in other research and development activities, including pre-clinical and other clinical studies of our other product candidates. We have not demonstrated an ability to obtain regulatory approval of a product candidate, or conduct the sales and marketing activities necessary for successful product commercialization. Consequently, the revenue-generating potential of our business is unproven and uncertain.

In addition, we have limited insight into trends that may emerge and affect our business or our industry. We will be subject to the risks, uncertainties and difficulties frequently encountered by clinical-stage companies in evolving markets, and we may not be able to successfully address any or all of these risks and uncertainties. Further, errors may be made in predicting and reacting to relevant business or industry trends. The occurrence of any of these risks could cause our business, results of operations, and financial condition to suffer or fail.

We are significantly dependent on the success of our ImmunoPulse® technology platform and our product candidates that utilize this platform, including our lead product candidate TAVO™-EP.

We have invested, and we expect to continue to invest, significant efforts and financial resources in the development of product candidates based on our electroporation technology, including primarily our lead product candidate TAVO™-EP. Our ability to generate meaningful revenue, which may not occur for the foreseeable future, if ever, will depend heavily on the successful development, regulatory approval and commercialization of one or more of these product candidates. However, such regulatory approval and commercialization may never occur. We are working on updated versions of the OMS EP Device to ensure compliance with current regulatory standards as a prerequisite for FDA clearance. We anticipate that we will need to have clinical experience with this device before we seek regulatory approval for our product candidate. If we experience delays in completion of this work or FDA approval in using the updated OMS EP Device in our ongoing clinical trials, it could delay our clinical programs, necessitate enrolling more patients in our ongoing clinical trials, delay the commercialization our product candidate and have a material adverse effect on our business, results of operations, financial condition and prospects.

The success of TAVO™, our OMS EP Device, or any other product candidates based on our electroporation technology will depend on a number of factors, including, among others:

●	our ability to conduct and complete pre-clinical studies and clinical trials, including the time, costs and uncertainties associated with all aspects of these studies and trials;

●	our ability to retain key management and scientific personnel to oversee the approval and adoption of our product candidates;

●	our ability to continue as a going concern;

●	the data we obtain from pre-clinical and clinical testing of the product candidates, including data demonstrating the required level of safety and efficacy of the product candidates (for example, a key factor in determining whether we are able to successfully develop and commercialize TAVO™ in melanoma will be the data we obtain from our KEYNOTE-695 trial, which is our ongoing study of TAVO™-EP in combination with Merck’s approved therapy for melanoma in patients who have shown resistance to, or relapse from, certain other cancer therapies);

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●	the regulatory approval pathway we choose to pursue for our product candidates in the U.S. or any other jurisdiction;

●	our ability to obtain required regulatory approvals for one or more of our product candidates in the U.S. and in other jurisdictions, and the time required to obtain these approvals, if they are ever obtained;

●	the manufacturing arrangements we are able to establish with third-party manufacturers, both for the manufacture of the product candidates for clinical trial use and for the potential commercial manufacture of products, if and when approved;

●	our ability to build an infrastructure capable of supporting product sales, marketing and distribution of any approved products in territories where we pursue commercialization directly;

●	our ability to establish commercial distribution agreements with third-party distributors for any approved products in territories where we do not pursue commercialization directly;

●	the labeling requirements for any product candidates that are approved, including obtaining sufficiently broad labels that would not unduly restrict our ability to market the product;

●	acceptance of our products, if and when approved, by patients and the medical community;

●	the ability of our products, if and when approved, to effectively compete with other cancer treatments;

●	a continued acceptable safety profile for any product candidates that are approved following such approval;

●	our level of success in obtaining and maintaining patent and trade secret protection and otherwise protecting our rights in our intellectual property portfolio;

●	the levels of coverage and reimbursement we are able to secure for any product candidates that receive regulatory approval;

●	our ability to establish a commercially viable price for our products, if and when approved; and

●	delays or unanticipated costs, including those related to any of the foregoing.

If one or more of these factors is unfavorable, we could experience significant delays or we may not be able to successfully commercialize TAVO™ or any of our other product candidates, which would materially harm our business.

We may not be successful in our efforts to identify or discover additional product candidates and may fail to capitalize on programs or product candidates that may present a greater commercial opportunity or for which there is a greater likelihood of success.

The success of our business depends upon our ability to identify, develop and commercialize product candidates based on our programs. If we do not successfully develop and eventually commercialize products, we will face difficulty in obtaining product revenue in future periods, or may never obtain such revenue, resulting in significant harm to our financial position and adverse effects our share price. Research programs to identify new product candidates require substantial technical, financial and human resources.

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Additionally, because we have limited resources, we may forego or delay pursuit of opportunities with certain programs or product candidates or for indications that later prove to have greater commercial potential. Our estimates regarding the potential market for a product candidate could be inaccurate, and our spending on current and future research and development programs may not yield any commercially viable products. If we do not accurately evaluate the commercial potential for a particular product candidate, we may relinquish valuable rights to that product candidate through strategic collaboration, licensing, or other arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate. Alternatively, we may allocate internal resources to a product candidate in a therapeutic area in which it would have been more advantageous to enter into a partnering arrangement.

If any of these events occur, we may be forced to abandon or delay our development efforts with respect to a particular product candidate or fail to develop a potentially successful product candidate, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

It may be difficult to identify and enroll patients due to clinical trial inclusion-exclusion criteria or other factors, which has in the past, and may in the future, lead to delays in enrollment and in generating clinical data for our trials.

Our clinical trials have had, and may have in the future, strict inclusion criteria for patient enrollment. These criteria could present significant obstacles to the timely recruitment and enrollment of a sufficient number of eligible patients into our trials. We may experience slower than expected patient enrollment in our existing or future clinical trials. Any inability to successfully enroll the number of patients meeting the criteria for any of our clinical trials could cause significant delays in the trial and increase the costs associated with the trial, which could materially harm our business and prospects.

Patient enrollment in a clinical trial may be affected by many factors, including:

●	the severity of the disease under investigation;

●	the design of the study protocol;

●	the eligibility criteria for the study;

●	the perceived risks, benefits and convenience of administration of the product candidate being studied;

●	the novel 2019 coronavirus (“COVID-19”);

●	the competitive disease space with many trials for patients to select from;
●	the availability of approved alternate treatments; and

●	the proximity and availability of clinical trial sites to prospective patients.

Business or economic disruptions or global health concerns could seriously harm our development efforts and increase our costs and expenses.

Broad-based business or economic disruptions could adversely affect our ongoing or planned research and development or clinical activities. For example, in December 2019 an outbreak of a novel strain of coronavirus originated in Wuhan, China, and has since spread globally. To date, this outbreak has resulted in extended shutdowns of businesses and has had ripple effects on businesses around the world. The effects of the COVID-19 pandemic are unpredictable. The outbreak may result in additional or more extensive travel restrictions, closures, disruptions of businesses or facilities around the world or lead to social, economic, political or labor instability in the affected areas may impact our suppliers’ or our customers’ operations. Additionally, variants of the disease present additional uncertainty that could lead to further restrictions that may have a negative impact on our operations and the larger economy.

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Global epidemics and pandemics, such as the COVID-19 pandemic, could also negatively affect the hospitals and clinical sites in which we conduct any of our clinical trials, which could have a material adverse effect on our business and our results of operations and financial condition. We cannot presently predict the scope and severity of any potential business shutdowns or disruptions, but if we or any of the third parties with whom we engage, including the suppliers, clinical trial sites, regulators and other third parties with whom we conduct business, were to experience shutdowns or other business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially and negatively impacted.

Certain characteristics of our ImmunoPulse® platform may negatively impact market acceptance of the platform.

Physicians, patients, and third-party payors may be less accepting of product candidates based on our ImmunoPulse® technology platform due to certain characteristics of this platform. For example, these parties may have concerns about the complexity inherent in a combination therapy approach or the clinical application of electroporation technology, which is less prevalent in the U.S. than in certain foreign markets. Moreover, our efforts to educate the medical community and third-party payors about the benefits of any of our technologies and product candidates may require significant resources and may never be successful. As a result, even if any of our product candidates achieve regulatory approval, a lack of acceptance by physicians, third-party payors and patients of the products or underlying technologies could prevent their successful commercialization and could materially limit our revenue potential.

Our business and operations could be adversely affected by the effects of global health epidemics and pandemics, including the ongoing COVID-19 pandemic.

Our operational and financial performance have already been affected by the impact of the COVID-19 pandemic. Our clinical trials have experienced delays in patient enrollment, potentially due to prioritization of hospital resources toward the COVID-19 pandemic, or concerns among patients about participating in clinical trials during a public health emergency. The COVID-19 pandemic continues to impact the operations of government entities, such as the FDA, as well as contract research organizations, third-party manufacturers, and other third-parties upon whom we rely. As a result of previous “shelter-in-place” orders, quarantines or similar orders or restrictions to control the spread of COVID-19, many companies, including our own, implemented work-from-home policies for their employees. The effects of these stay-at-home orders and work-from-home policies may have negatively impacted productivity, resulting in delays in our clinical programs and timelines. These and similar disruptions in our operations, ongoing or in the future, could negatively impact our business, operating results, and financial condition.

The spread of COVID-19 has also led to disruption and volatility in the global capital markets, which increases the cost of, and adversely impacts access to, capital, i.e., increases economic uncertainty. To the extent the COVID-19 pandemic adversely affects our business, financial results, and value of our common stock, it may also affect our ability to access capital and obtain financing, which could in the future negatively affect our liquidity and ability to continue as a going concern.

The global pandemic of COVID-19 continues to evolve rapidly, and the ultimate impact of the COVID-19 pandemic, new variants of the virus, or a similar health epidemic is highly uncertain and subject to change. Despite the development of effect COVID-19 vaccines and other treatments, we still do not yet know the full impact of potential delays or effects on our business, our clinical trials, our ability to access the capital markets, or supply chains or on the global economy as a whole. However, these effects could have a material impact on our operations, and we will continue to monitor the COVID-19 situation closely.

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If the commencement or completion of clinical testing for our product candidates is delayed or prevented, we could experience significantly increased costs and our ability to pursue regulatory approval or generate revenue could be delayed or limited.

Clinical trials are very expensive, time-consuming, unpredictable and difficult to design and implement. Even if we are able to complete our ongoing and currently proposed clinical trials and assuming the results are favorable, clinical trials for product candidates based on our technology are planned to continue for several years and may take significantly longer than expected to complete. Even with the Fast Track designation we received from the FDA for TAVO™-EP in metastatic melanoma in February 2017, additional clinical trials, which can take years to complete, are still required.

Delays in the commencement or completion of clinical testing could significantly affect our product development costs and business plan. We do not know and cannot predict whether any of our ongoing or planned trials or studies will be completed on schedule or at all. We also do not know and cannot predict whether any other pre-clinical studies or clinical trials, including Phase 3 clinical trials to follow completion of our ongoing or any other Phase 2 clinical trials, will be planned or will begin, and in many cases such future trials would be dependent on obtaining favorable results from preceding studies.

The commencement and completion of clinical trials can be delayed or prevented for many reasons, including due to delays or issues related to:

●	obtaining clearance or approval from the FDA or a comparable international regulatory body and other applicable agencies, including the U.S. National Institutes of Health, to commence a clinical trial;

●	reaching agreement on acceptable terms with prospective clinical research organizations, or CROs, clinical investigators and trial sites;

●	the receipt of flawed or erroneous data from third-party vendors that may include CROs, contractors, clinical trial management experts, or clinical investigators;

●	obtaining institutional review board (IRB) and institutional biological committee (IBC), approval to initiate and conduct a clinical trial at a prospective site;

●	identifying, recruiting and training suitable clinical investigators;

●	identifying, recruiting and enrolling subjects to participate in clinical trials, which can pose challenges for a variety of reasons, including competition from other clinical trial programs or approved products for similar indications, requirements for larger than anticipated patient populations, slower than expected enrollment, or higher than predicted rates of patient drop-out or withdrawal;

●	natural disaster, epidemics, pandemics, political crisis (such as terrorism, war, political instability or other conflicts), or other events outside of our control;

●	retaining patients who have initiated a clinical trial but who may be prone to withdraw due to side effects from the therapy, lack of efficacy, personal issues, death or for any other reason, or who are lost to further follow-up; and

●	identifying and maintaining a sufficient supply of necessary products or product candidates, including those produced by third parties, on commercially reasonable terms.

With respect to any clinical trial we plan, the FDA could determine it is not satisfied with our plan or the details of our clinical trial protocols and designs and could put a clinical hold on the proposed trials, or issue a clinical hold after a trial has commenced. Any such determination could delay the commencement or completion of the trials and would be a setback for the commercialization strategy for the product candidate that is the subject of the trial. Additionally, changes in applicable regulatory requirements and guidance may occur, in which case clinical trial protocols may need to be amended to reflect these changes. Any such amendments could require us to resubmit our clinical trial protocols to IRBs or IBCs for re-examination, which could impact the costs, timing and successful completion of a clinical trial. If we experience delays in completion of, or if we terminate, any of our ongoing, planned or future clinical trials, the commercial prospects for our product candidates could be harmed, which could have a material adverse effect on our business, results of operations, financial condition and prospects.

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To the extent we conduct clinical trials of our product candidates in combination with third parties’ products, we will face additional risks relating to these products.

To the extent our commercialization strategy includes the combination of our product candidates with third parties’ products or product candidates, we will likely be required to conduct clinical studies to evaluate the combinations. We have several ongoing and planned combination trials, and these combination studies involve additional risks due to their reliance on circumstances outside our control, such as those relating to the availability and marketability of the third-party product involved in the study. If the marketability of third-party products such as KEYTRUDA® is impacted, or if we are unable to secure and maintain a sufficient supply of such third-party products when needed on commercially reasonable terms, our clinical studies could be delayed or we could be forced to terminate these studies. Such a delay or termination could have a material negative impact on our development strategy, business, results of operations, financial condition, and prospects.

If serious adverse or unacceptable side effects are identified during the development of one or more of our product candidates or any future product candidate, we may need to address any serious safety concerns as part of ongoing or post-marketing surveillance efforts; otherwise we may need to modify, limit or discontinue development efforts related to some of our product candidates.

Establishing the safety of a new product is one of the principal objectives of any clinical trial. Adverse events, including serious adverse events, suspected adverse reactions, and unexpected adverse events, and their proper reporting, form the basis of the critical risk-benefit analysis of investigational drug therapies. If adverse events are identified during the development of one or more of our product candidates or any future product candidates, we may need to address any serious safety concerns as part of ongoing or post-market surveillance efforts. Alternatively, we may need to modify, limit or discontinue the development of these product candidates to more narrow uses or subpopulations in which the adverse events, undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. In the development of new and investigational drug therapies in this industry, many compounds that initially showed promise in early-stage testing have later been associated with adverse events, including serious adverse events that have subsequently prevented further development of the compound. It is not uncommon for adverse events to be encountered during clinical trials. Upon discovery of an adverse event, sponsors are required to investigate this event in order to determine whether there is enough evidence to suggest that there was a reasonable possibility that the drug caused the adverse event.

In the event that adverse events, including serious adverse events, suspected adverse reactions, and unexpected adverse events are identified during any of our clinical trials, these trials could be modified, limited, suspended or terminated. Such adverse events may trigger a notification requirement to the FDA or comparable foreign regulatory authorities, who in turn could order us to cease further clinical investigation or deny approval of one or more of our product candidates or any future product candidates for any or all targeted indications. The FDA could also issue a letter requesting additional data or information prior to making a final decision regarding whether or not to approve a product candidate. The number of requests for additional data or information issued by the FDA in recent years has increased and has resulted in substantial delays in the approval of several new drugs. Adverse events or undesirable side effects caused by one or more of our product candidates or any future product candidates could also result in the inclusion of unfavorable information in our product labeling, such as a black box warning, or denial of regulatory approval by the FDA or other regulatory authorities for any or all targeted indications, and in turn prevent us from commercializing and generating market acceptance and revenues from the sale of that product candidate. Adverse events or side effects could affect patient recruitment or the ability of enrolled patients to complete the trial and could result in potential product liability claims.

No matter how extensive clinical trials and premarket studies may be, the safety profile of a new therapeutic product can only be fully characterized by continuing safety surveillance through a spontaneous adverse event monitoring system and a post-marketing surveillance study. FDA may require post-marketing testing, known as Phase 4 testing, risk evaluation and mitigation strategies, and surveillance to monitor the effects of an approved product or place conditions on an approval that could restrict the distribution or use of the product. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered. It is well understood in the drug development process that drug safety can never be considered an absolute, since the safety profile of a new therapeutic product will continue to evolve as more information is generated, gathered, and assessed over the course of general use.

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Additionally, if one or more of our product candidates or any future product candidates receive marketing approval and we or others later identify undesirable side effects caused by this product, a number of potentially significant negative consequences could result, including:

●	regulatory authorities may require the addition of unfavorable labeling statements, including specific warnings, black box warnings, adverse reactions, precautions, and/or contraindications;

●	regulatory authorities may suspend or withdraw their approval of the product, and/or require it to be removed from the market;

●	we may be required to change the way the product is administered, conduct additional clinical trials or change the labeling of the product; or

●	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of any of our product candidates or any future product candidates, or could substantially increase our commercialization costs and expenses, which in turn could delay or prevent us from generating significant revenues, or any revenues, from its sale.

We rely on third parties to conduct our clinical trials and other studies, and if these third parties do not successfully carry out their duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

We have entered into, and expect to continue to enter into, agreements with third-party CROs to help us manage critical aspects of the clinical trials we sponsor. We rely on these third parties for the execution of certain of our clinical trials and pre-clinical studies, and we only control certain aspects of their activities. We and our CROs are required to comply with the FDA’s regulations for conducting clinical trials and good clinical practice, as well as the guidelines of the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use. We are also required to harmonize standard operating procedures between companies and conduct periodic internal and vendor audits to ensure compliance. Additionally, the FDA and comparable foreign regulators enforce these good clinical practice regulations through periodic inspections of trial sponsors, principal investigators, trial sites, laboratories and other entities involved in the completion of the study protocol and processing of data.

If we or our CROs fail to comply with applicable good clinical practice or other regulations, the data generated in our clinical trials may be deemed unreliable and/or the FDA or comparable foreign regulators may refuse to accept the data, and these regulators may require us to perform additional or repeat clinical trials, which could significantly increase costs and delay the regulatory approval process. Additionally, repeated compliance failures could prompt the FDA or other regulatory authority to suspend or terminate a clinical trial, which could cause significant approval delays and increased costs. Further, if CROs do not otherwise successfully carry out their contractual duties or obligations or meet expected deadlines or if the quality or accuracy of the clinical data they obtain is compromised for any reason, our clinical trials may need to be extended, delayed or terminated or we may not be able to rely on the data produced by the trials.

Moreover, if any of our relationships with third-party CROs terminate before completion of a clinical trial, we may not be able to establish arrangements with alternative CROs on commercially reasonable terms, on a timely basis or at all, which could materially delay or jeopardize the trial. Any such occurrence could delay or prevent us from obtaining regulatory approval for our product candidates or successfully commercializing our product candidates, which could increase our costs, delay or eliminate our prospects for generating revenue, and otherwise materially harm the results of our operations, financial condition and prospects.

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We may be subject to claims that our consultants or independent contractors have wrongfully used or disclosed to us alleged trade secrets of their other clients or former employers.

As is common in the biopharmaceutical industry, we engage the services of consultants to assist in the development of product candidates. Many of these consultants were previously employed at or may have previously been, or are currently providing, consulting services to, other pharmaceutical companies, including our competitors or potential competitors. We may become subject to claims related to whether these consultants have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers or their former or current customers. Litigation may be necessary to defend against these claims. Even if we are successful in defending these claims, litigation could result in substantial costs and be a distraction to Management.

We have participated in, and continue to participate in, clinical trials conducted under an approved investigator-sponsored investigational new drug (IND) application, and we have little or no control over the conduct or timing of, or FDA communications regarding, these trials.

We have engaged sponsor-investigators and continue to engage sponsor-investigators to participate in clinical trials conducted under an approved investigator-sponsored IND application. We also have plans to engage sponsor-investigators in future investigator-sponsored trials under both INDs and Investigational Device Exemptions (“IDEs”), since our product candidates are drug-device combination products. In investigator-initiated trials, the clinical investigator typically designs and implements the study and the investigator or its institution acts as the sponsor of the trial. This sponsor has control over the design, conduct and timing of the trial, and as a result, we have limited or no control over the commencement, conduct and completion of these investigator-initiated trials. In addition, regulations and guidelines imposed by the FDA with respect to INDs and IDEs include a requirement that the sponsor of a clinical trial perform the study in accordance with an approved investigational plan, and provide ongoing communication with the FDA as it pertains to the safety of the drug, device, or treatment being tested. It is the responsibility of the investigator, as the sponsor of the trial, to be the sole point of contact with the FDA for these communications and to exercise all decision-making authority regarding these or other submissions to the FDA about the trial. Consequently, we may have little or no control over the content or timing of these communications, including whether they are timely, accurate or complete. Any failures by the investigator sponsoring these trials could result in reviews, audits, delays or clinical holds by the FDA that could negatively affect the timelines for these trials or jeopardize their completion. As a result, our lack of control over the conduct and timing of, and communications with the FDA regarding, these investigator-sponsored trials expose us to additional risks, many of which are outside of our control and the occurrence of which could severely harm our performance and the commercial prospects for our product candidates.

Regulatory authorities may not approve our product candidates, or any approvals we achieve may be too limited or too late for us to earn meaningful, or any, revenue.

The research, testing, and possible eventual manufacturing, labeling, approval, selling, marketing and distribution of our product candidates are subject to extensive regulation by the FDA and other regulatory authorities in the U.S., as well as comparable regulatory bodies in other countries. These regulatory agencies have the authority to delay approval of or refuse to approve our product candidates for a variety of reasons, including, among others, the occurrence of adverse reactions or a failure to meet safety and efficacy endpoints in our clinical trials or otherwise to the satisfaction of the regulator, disapproval of our or our partners’ trial design, or disagreement with our interpretation of data from pre-clinical studies or clinical trials. As a result, even if our product candidates achieve their endpoints in clinical trials, they still may not be approved by any of these regulatory agencies. Moreover, the requirements to obtain product approvals vary widely from country to country, and the FDA’s approval requirements, review procedures and timelines may not be the same as or even similar to the requirements of a comparable foreign regulator. As a result, even if we obtain regulatory approval for a product candidate in one country, we may be required to undertake additional clinical trials or studies, submit additional information, wait for longer review periods or make other efforts in order to obtain regulatory approvals in other desirable geographic markets, or may not be able to achieve approval in those other desirable geographic markets.

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Although we have seen no systemic drug-related adverse events in our trials and studies to date, if we cannot adequately demonstrate through the clinical trial process that a product candidate we are developing is safe and effective, regulatory approval of that product candidate may never be achieved, which could impair our reputation, increase our costs and delay or prevent us from generating revenue. Importantly, success in pre-clinical testing and early clinical studies does not ensure that later clinical trials will generate adequate data to demonstrate the required level of efficacy and safety of an investigational drug. A number of companies in the pharmaceutical and biotechnology industries, including many with greater resources and experience than we have, have suffered significant setbacks in clinical trials, even after obtaining promising results in Phase 2, and earlier studies. Further, even if a product candidate is approved, it may be approved for fewer or more limited indications than requested, may include substantial safety warnings or the approval may be subject to the performance of significant post-marketing studies. In addition, regulatory agencies may not approve the labeling claims that are necessary or desirable for the successful commercialization of our product candidates. Any limitation, condition or denial of approval could have an adverse effect on our business, reputation and results of operations.

Furthermore, because of the substantial competition we face, even if we are ultimately able to achieve regulatory approval for one or more of our product candidates, delays in such regulatory approval could delay, limit or prevent our ability to successfully commercialize our product candidates if competing products obtain approvals before ours, or with more permissible, or less-restricted, claims and gain market traction against which we are not able to compete. Moreover, we may be forced to reevaluate our development strategies and plans in the face of setbacks or other delays that could jeopardize the value of any regulatory approval that is obtained, which could include abandoning planned clinical trial efforts for a product candidate that we no longer believe has promising value as a commercial product. If we are not able to obtain or maintain required regulatory approvals for our product candidates or if we decide or are forced to abandon our efforts to obtain or maintain these approvals, we would have expended significant costs on assets that may never generate any return. Such an outcome would have a material adverse effect on our business, results of operations and financial condition, as well as on our continued viability as a company.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could harm our business; even if we comply with such laws and regulations, they may result in higher costs for us in the form of higher raw material, energy, freight and compliance costs.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. Although we believe that the safety procedures for handling and disposing of these materials comply with the standards prescribed by these laws and regulations, we cannot eliminate the risk of accidental contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Our failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions. Increased environmental legislation or regulation could also result in higher costs for us in the form of higher raw materials, as well as energy and freight costs. It is possible that certain materials might cease to be permitted to be used in our processes. We could also incur additional compliance costs for monitoring and reporting emissions and for maintaining permits.

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The biotechnology industry is highly competitive, and many of our competitors are significantly larger and more experienced than we are.

The biotechnology industry is intensely competitive. This competitive environment stimulates an ongoing and extensive search for technological innovation and necessitates effective and targeted marketing strategies to communicate the effectiveness, safety and value of products to healthcare professionals in private practice and group practices and payors in managed care organizations, group purchasing organizations, and Medicare and Medicaid services.

We face competition from a number of sources, including large pharmaceutical companies, biotechnology companies, academic institutions, government agencies and private and public research institutions. We compete against all other developers of cancer treatments, including other immunotherapy treatments as well as other types of treatments for the cancer indications on which we are focused. In particular, a number of companies, some of which are large, well-established pharmaceutical companies, have development strategies similar to our current focus. These companies could include, among others, Bristol Myers-Squibb, Iovance Therapeutics, Syndax, Dynavax Technologies, Checkmate Pharmaceuticals and Idera Pharmaceuticals. In addition, we also compete with other clinical-stage biotechnology companies for funding and support from healthcare and other investors and potential collaboration relationships with larger pharmaceutical or other companies, as well as for personnel with expertise in our industry. We are smaller, less experienced and less well-funded than many of our competitors, and we have a shorter and less proven operating history and a less recognizable and established brand name than many of our competitors. In addition, some of our competitors have commercially available products, which provide them with operating revenue and other competitive advantages. Furthermore, recent trends in the biotechnology industry are for large drug companies to acquire smaller outfits and consolidate into a smaller number of very large entities, which further concentrates financial, technical, and market strength and increases competitive pressure in the industry.

Our competitors may obtain regulatory approval of their product candidates more rapidly, or with more or more-extensive claims, than we can or may obtain more robust patent protection or other intellectual property rights to protect their product candidates and technologies, which could limit or prevent us from developing or commercializing our product candidates. If we are able to obtain regulatory approval of one or more of our product candidates, we would face competition from approved products or products under development by larger companies that may address our targeted indications. If we directly compete with these very large entities for the same markets and/or customers, their greater resources, brand recognition, sales and marketing experience and financial strength could prevent us from capturing a share of these markets or customers. Our competitors may also develop products that are more effective, more useful, better tolerated, subject to fewer or less severe side effects, more widely prescribed, less costly or more widely accepted for other reasons than any of our products that might obtain regulatory approvals, and our competitors may also be more successful than us in manufacturing, distributing and otherwise marketing their products.

We expect our product candidates, if approved and commercialized, to compete on the basis of, among other things, product efficacy and safety, time to market, price, coverage and reimbursement by third-party payors, extent of adverse side effects and convenience of treatment procedures. We may not be able to effectively compete in any of these areas, or we may be prevented from being able to compete at all in these areas due to the performance of our products during clinical trials and/or the circumstances of an approval. Presently, we compete with other biotechnology companies for funding and support on the basis of our technology platforms and the potential value of our product candidates based on the factors described above.

If we are unable to compete effectively, our business, results of operations, financial condition, and prospects may be materially adversely affected.

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We may incur liability if our presentations of information regarding our product candidates are determined, or are perceived, to be inconsistent with regulatory requirements or guidelines.

The FDA provides guidelines regarding appropriate presentation of product information and continuing medical and health education activities. Even though we do not have any FDA approved products, these guidelines apply to our current activities with respect to disclosures, presentations or other communications about our product candidates and technologies at healthcare conferences or in other forums. Although we endeavor to follow these guidelines, the FDA, the Office of the Inspector General of the U.S. Department of Health and Human Services, or the Department of Justice could disagree, in which case we could be subject to significant liability, including civil and administrative remedies as well as criminal sanctions. In addition, Management’s attention could be diverted and our reputation could be damaged, any of which could materially harm our business and prospects.

If we and our contract manufacturers fail to produce our systems and product candidates in the volumes and within the timelines we require, or if they fail to comply with applicable regulations, we could face delays in the development and commercialization of our equipment and product candidates.

Currently, we assemble certain components of our OMS EP Device, which is our proprietary delivery mechanism for our TAVO™ product candidate, and we utilize the services of contract manufacturers to manufacture the remaining components of these systems and for the manufacture, testing and storage of all of our supply of our plasmid product candidate for clinical trials or other studies. Except for the facility used to assemble certain components of our electroporation system, we do not own and have no plans to build our own clinical or commercial manufacturing capabilities, and we expect to increase our reliance on third-party manufacturers if and when we commercialize any of our product candidates and systems.

The manufacture of our systems and product supplies requires significant expertise and capital investment, including the use of advanced manufacturing techniques and process controls. Manufacturers often encounter difficulties in production, particularly in scaling up for commercial production if regulatory approvals are obtained. These difficulties include, among others: problems with production costs and yields; quality control issues, including qualification of the equipment, stability of product candidates and compliance with testing requirements; shortages of qualified personnel; and compliance with strictly enforced federal, state and foreign regulations. If we or our manufacturers were to encounter any of these difficulties or our manufacturers otherwise fail to comply with their contractual obligations to us, our ability to provide our electroporation equipment to our partners and product candidates to patients enrolled in our clinical trials, or to commercially launch a product if regulatory approvals are obtained, would be jeopardized. Any delay or interruption in the supply of clinical trial supplies could delay the completion of our clinical trials, increase the costs associated with maintaining our clinical trial programs, and, depending upon the period of delay, require us to commence new trials at significant additional expense or terminate the development program completely.

In addition, all manufacturers of our products must comply with current good manufacturing practices, which are regulated by the FDA through its facilities inspection programs. These practices include requirements regarding, among other things, quality control, quality assurance and the generation and maintenance of records and documentation. We are required by law to establish adequate oversight and control over raw materials, components and finished products furnished by our third-party manufacturers, but we have limited direct control over our manufacturers’ compliance with these regulations and standards. Any failure by our manufacturers, including our non-U.S. contract manufacturers, to comply with these requirements could potentially result in fines and civil penalties, suspension of production, restrictions on imports and exports, suspension or delay in product approval, product seizure or recall or withdrawal of product approval. Additionally, if the safety of any product candidate or approved product is compromised due to our or our manufacturers’ failure to adhere to applicable regulatory requirements or for other reasons, we may not be able to obtain or maintain regulatory approval for or successfully commercialize our products, and we may be held liable for any injuries sustained as a result of the failure. Any of these factors could cause delays in clinical trials, regulatory submissions or approvals, entail significant costs or hinder our ability to effectively commercialize our product candidates. Furthermore, assuming we are successful in receiving approval for and commercializing one or more of our product candidates, if our manufacturers fail to deliver the required commercial quantities on a timely basis, pursuant to provided specifications and at commercially reasonable prices, we may be unable to meet demand for our products and we could lose potential revenue.

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Our business and operations could suffer in the event of cyber-attacks or system failures.

Despite the implementation of security measures, our internal computer systems and those of our current and any future partners, contractors and consultants are vulnerable to damage from cyber-attacks, computer viruses, ransomware, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. System failures, accidents or security breaches could cause material disruptions to our commercialization activities, clinical and other development programs, financial and disclosure controls and other reporting functions and the administrative aspects of our business, in addition to possibly requiring substantial expenditures of capital and other resources to remedy. Further, any loss of clinical trial data from completed or future clinical trials as a result of such a disruption could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the lost data. Moreover, to the extent any such disruption results in the loss of or damage to our data or applications or inappropriate disclosure of confidential or proprietary information, we could incur significant liabilities. The occurrence of any of these circumstances could cause our operations and our performance to suffer.

We may be unable to acquire or develop new product candidates or technologies, or we may never be able to commercialize any product candidates or technologies we do successfully acquire or develop.

As part of our business strategy, we plan to expand our clinical pipeline and build our portfolio of product candidates through the development, acquisition or licensing of assets or businesses, product candidates or approved products. The process of identifying, planning, negotiating, implementing and integrating an acquisition or license of a new business, product candidate or approved product can be lengthy and complex and can involve numerous difficulties, including difficulties related to:

●	identifying new potential product candidates or promising technologies;

●	competing with other companies for the acquisition or license, including many of our competitors with substantially greater financial, marketing and sales resources;

●	negotiating the terms of the acquisition or license, at which we have relatively little experience;

●	accurately judging the value or worth of a potential acquisition or in-license candidate;

●	paying for an acquisition or license, including the consideration to acquire or license a business, technology or asset (which could include cash and/or issuance of equity or debt securities);

●	acquisition and integration efforts could disrupt our business and divert the time and attention of Management and other internal personnel from existing operations;

●	any integration failures could result in the loss or impairment of relationships with employees, consultants, suppliers and other vendors and partners;

●	exposure to unknown or contingent liabilities based on an acquired company’s operations or assets;

●	acquisition and integration efforts and costs could reduce available liquidity and other resources to pursue other acquisitions or strategic transactions;

●	challenges establishing appropriate controls and procedures for any acquisition by us of a private company;

●	failing to recoup our investment of time, capital and other resources into a proposed acquisition or license, as a result of failing to complete the transaction or, for transactions that are completed, failing to realize the anticipated benefits of acquired or licensed business or asset; and

●	challenges developing and commercializing any product candidates or technologies that we are successful in acquiring or licensing, which is subject to all of the risks described throughout these risk factors regarding the development of our current product candidates.

As a result of these and other difficulties, any efforts to acquire or develop new product candidates, technologies or businesses may not produce commercially successful products or otherwise result in meaningful revenue or profitability for our business. As a result, the pursuit of these activities could have a material adverse effect on our business, results of operations, financial condition and prospects.

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Any collaboration arrangements we may establish may not be successful, which could adversely affect our ability to develop and commercialize our product candidates.

We may seek collaboration arrangements for the development or commercialization of our current and any future product candidates. To the extent we pursue collaboration arrangements, we would face significant risks in connection with establishing and maintaining the arrangements, including, among others:

●	we could be subject to intense competition in seeking appropriate collaborators;

●	collaboration arrangements are complex, costly and time-consuming to negotiate, document and implement, and they could require our payment to the collaborator of cash or other consideration, including issuances of equity or debt securities, in order to establish the relationship;

●	we may be unsuccessful in establishing and implementing any collaboration we desire to pursue, or the terms of the arrangement may not be favorable to us;

●	collaborations often would require that we relinquish some or all of the control over the future success of the product candidate to the third-party collaborator;

●	the success of any collaboration arrangements we may establish would depend heavily on the efforts and activities of our collaborators, who would likely have significant discretion in determining the efforts and resources they would apply to these collaborations;

●	disagreements between collaborators regarding clinical development and commercialization matters can be difficult to resolve and can lead to delays in the development process or commercialization of the applicable product candidate and, in some cases, termination of the arrangement; and

●	any termination of a collaboration arrangement that we are able to establish could adversely affect our performance, particularly to the extent we become reliant upon the collaboration for revenue or important commercialization processes or efforts.

In addition, collaboration arrangements may also include our pursuit of combination trials to develop and commercialize our product candidates as combination products, such as our KEYNOTE-695 and KEYNOTE-890 studies with Merck’s KEYTRUDA®. To the extent we continue to pursue these or any other similar collaborative arrangement, we will face certain additional risks and uncertainties in development, as drug/device combination products are particularly complex, expensive and time-consuming to develop due to the number of variables involved in the final product design, including ease of patient and doctor use, establishing clinical efficacy, reliability and cost of manufacturing, regulatory approval requirements and standards and other important factors. Additionally, combination products face continued risk and uncertainty post-development in connection with manufacturing and supply regarding the establishment of a reliable commercial supply chain.

The occurrence of any of these risks with respect to any collaboration arrangements we pursue or establish could materially adversely affect our performance, financial condition and reputation.

We may not be successful in executing our sales and marketing strategy for the commercialization of any of our product candidates, should they be approved, in which case we may not be able to generate significant, or any, revenue.

If one or more of our product candidates are approved, our commercialization strategy may include the establishment of our own sales, marketing and distribution capabilities to market products to our target markets. Developing these capabilities would require significant expenditures on personnel and infrastructure. Moreover, we have no experience with these activities. While we currently expect that any approved products would be marketed for a limited patient population, we might not be able to create an effective sales force to address even a niche market. In addition, some of our product candidates could require, if approved, a large sales force to call on and educate physicians and patients. We could decide in the future to pursue collaborations with one or more pharmaceutical companies to sell, market and distribute any approved products, but we may not be able to establish any such arrangement when desired, on acceptable terms or at all. Further, any such collaboration we do establish may not be effective in generating meaningful revenue to us.

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We may be unsuccessful in implementing the commercialization strategies we have planned. Further, we have not proven our ability to succeed in the biotechnology industry and are not certain that our commercialization strategies, even if implemented as we envision, would lead to significant revenue. If we are unable to successfully implement our commercialization plans and drive adoption by patients and physicians of any product candidates that obtain regulatory approval, then we will not generate meaningful, or any, revenue, which would have a material adverse effect on our business, results of operations, financial condition and prospects.

If any product candidate that receives regulatory approval does not achieve broad market acceptance, our revenue potential may be limited.

The commercial success of any product candidate that obtains marketing approval from the FDA or comparable foreign regulatory authorities will depend on the acceptance of these products by physicians, patients, third-party payors and the medical community. The degree of market acceptance of any product candidate that receives regulatory approval will depend on a number of factors, including:

●	our ability to provide acceptable evidence of safety and efficacy;

●	acceptance by physicians and patients of the product as a safe and effective treatment;

●	the prevalence and severity of adverse effects;

●	limitations or warnings contained in a product’s FDA-approved or other regulator-approved labeling;

●	the clinical indications for which the product is approved;

●	the availability and perceived advantages of alternative treatments;

●	any negative publicity related to the product or any competing product;

●	the effectiveness of our or any current or future collaborators’ sales, marketing and distribution strategies;

●	pricing and cost effectiveness;

●	our ability to obtain adequate third-party payor coverage or reimbursement; and

●	the willingness of patients to pay out-of-pocket in the absence of adequate third-party payor coverage and reimbursement.

Failures with respect to any one of these factors could severely limit the commercial potential of any product candidate that obtains regulatory approval, which could materially adversely affect our performance and prospects.

We may not be able to establish adequate coverage and reimbursement by third-party payors for any product candidate that achieves regulatory approvals, which could severely limit our market potential, performance and prospects.

Cost containment has become a significant trend in the U.S. healthcare industry. Third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for certain products and procedures. Increasingly, third-party payors are challenging the prices charged for medical products and treatments and require that companies provide them with predetermined discounts from list prices. In addition, recent trends in U.S. politics suggest that the U.S. healthcare insurance framework may experience significant changes in the near term. For all of these and other reasons, coverage and reimbursement at adequate or commercially viable levels may not be available for any product candidate that achieves regulatory approval. If coverage and reimbursement is not available or is not available at an adequate level for any approved product, the demand for or price of the product could be materially negatively affected, which could severely limit our revenue potential and prospects.

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In addition, the regulations that govern marketing approvals, pricing, coverage and reimbursement for new therapeutic products vary widely from country to country. Some countries require approval of the sale price of a product before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some foreign markets, pricing of prescription pharmaceuticals remains subject to continuing government control even after initial approval is granted. As a result, even if we obtain regulatory approval for a product candidate in a particular country, we could be subject to continuing pricing regulations that could delay our commercial launch of the product or negatively impact the revenue potential for the product in that country.

Future growth, including growth in international operations, could strain our resources, and if we are unable to manage any growth we may experience, we may not be able to successfully implement our business plans.

In late 2016, we established a subsidiary corporation in Australia in preparation for planned clinical trials in that country. In addition, our business plan includes continued growth of our operations, including, among other things, growth in our workforce, expansion of our clinical trial efforts within and outside of the U.S., and expansion of our portfolio of product candidates. This growth could place an additional strain on our Management, administrative, operational and financial infrastructure, and will require that we incur significant additional costs and hire and train additional personnel to support our expanding operations. Further, we must maintain and continue to improve our operational, financial and management controls and reporting systems and procedures, which can be more challenging during periods of expansion. As a result, our future success will depend in part on the ability of Management to effectively manage any of this growth we may experience. If we fail to successfully manage any growth we may experience, we may be unable to execute on our business plan.

In connection with any geographic expansion we may pursue, international operations would involve substantial additional risks, including, among others:

●	difficulties complying with the U.S. Foreign Corrupt Practices Act and other applicable anti-bribery laws, such as the United Kingdom Bribery Act 2010, and similar antibribery and anticorruption laws in other jurisdictions;

●	difficulties complying with foreign laws, regulations, standards and regulatory guidance governing the collection, use, disclosure, retention, security and transfer of personal data, including the European Union General Data Privacy Regulation, which introduces strict requirements for processing personal data of individuals within the European Union;

●	difficulties maintaining compliance with the varied and potentially conflicting laws and regulations of multiple jurisdictions that may be applicable to our business, many of which may be unfamiliar to us;

●	difficulties in managing foreign operations;

●	financial risks, such as longer payment cycles, difficulty in enforcing contracts and collecting accounts receivable, and exposure to foreign currency exchange rate fluctuations;

●	complexities associated with managing multiple payor-reimbursement regimes or self-pay systems;

●	more complexity in our regulatory and accounting compliance;

●	differing or changing obligations regarding taxes, duties or other fees;

●	limited intellectual property protection in some jurisdictions;

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●	risks associated with currency exchange and convertibility, including vulnerability to appreciation and depreciation of foreign currencies against the U.S. dollar;

●	uncertainty related to developing legal and regulatory systems and standards for economic and business activities in some jurisdictions;

●	trade restrictions or barriers, including tariffs or other charges and import-export regulations, which are subject to uncertainty, and the trade policies of the current administration regarding existing and proposed trade agreements and the ability to import goods into the U.S.;

●	changes in applicable laws or policies;

●	possible failure by us or our distributors to obtain appropriate licenses or regulatory approvals for the sale or use of our product candidates, if approved, in various countries; and

●	business interruptions resulting from geopolitical actions, economic instability, or the impact of and response to natural disasters, including, but not limited to, the effects of climate change, wars and terrorism, political unrest, outbreak of disease, earthquakes, boycotts, curtailment of trade, and other business restrictions.

The occurrence of any of these risks could limit our ability to pursue international expansion, increase our costs or expose us to fines or other legal sanctions, any of which could negatively impact our business, reputation and financial condition.

If we are unable to successfully recruit and retain qualified personnel, we may not be able to maintain or grow our business.

In order to successfully implement and manage our business plans, we depend on, among other things, successfully recruiting and retaining qualified executives, managers, scientists and other employees with relevant experience in life sciences and the biotechnology industry. Competition for qualified individuals is intense, particularly in our industry, due to the many larger and more established life science and biotechnology companies that compete with us for talent. We may also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we heavily rely on consultants and advisors, including scientific, clinical and regulatory advisors, to assist us in formulating our research and development and commercialization strategies. Our consultants and advisors may be employed by others or may have commitments under consulting or advisory contracts with other entities that may limit their availability to support us. If we are not able to retain existing personnel, consultants and/or advisors, and find, attract and retain new qualified personnel, consultants and/or advisors on acceptable terms and in a timely manner to coincide with our needs, we may not be able to successfully maintain or grow our operations and our business and prospects could suffer.

Additionally, although we have employment agreements with each of our executive officers, these agreements are terminable by them at will. The loss of the services of any one or more members of our current senior management team could, among other things, disrupt or divert our focus from pursuing our business plans while we seek to recruit other executives, impact the perceptions of our existing and prospective employees, partners and investors regarding our business and prospects, cause us to incur substantial costs in connection with managing transitions and recruiting suitable replacements and, if the departing personnel are crucial to any of our clinical or other development programs, delay or prevent the development and commercialization of the affected product candidates. These risks would be amplified if we are not able to recruit suitable replacements for any departing personnel on acceptable terms and in a timely manner. The occurrence of any of these or other potential consequences could cause significant harm to our business.

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Recent changes in the Company’s executive management team and Board of Directors may be disruptive to, or cause uncertainty in, its business, results of operations and the price of the Company’s common stock.

On June 24, 2021, Daniel J. O’Connor stepped down from his positions as Chief Executive Officer, President and Director of the Company, and the Company’s Board of Directors appointed Brian A. Leuthner, formerly Chief Operating Officer, as the Company’s interim Chief Executive Officer. The Company’s Board of Directors commenced a search to recruit a permanent successor with the assistance of an executive search firm. Subsequently, on August 13, 2021, Mr. Brian A. Leuthner stepped down from his role as interim Chief Executive Officer of the Company. Also on August 13, 2021, the Company’s Board of Directors formed a temporary Leadership Committee consisting of three board members Dr. Margaret Dalesandro, Dr. Yuhang Zhao and Dr. Herbert Kim Lyerly to lead all development efforts, with a focus on the Company’s lead asset, TAVO™, until a permanent Chief Executive Officer is hired. Subsequently, upon Dr. Dalesandro’s and Dr. Zhao’s resignation from the Board of Directors on December 13, 2021 and December 15, 2021, respectively, the Board of Directors appointed Dr. Linda Shi and Mr. Kevin Smith to serve on the Leadership Committee. On February 17, 2022, the Board of Directors approved the appointment of George Chi, CFA, CPA as the Company’s Chief Financial Officer and on April 28, 2022, approved the appointment of Robert H. Arch, Ph.D., as the Company’s President and Chief Executive Officer, after which the Leadership Committee was dissolved. Effective October 15, 2022 the Company’s Board of Directors elected Robert H. Arch, as a non-independent director of the Board. Changes in the Company’s executive management team and to the Board of Directors, may be disruptive to, or cause uncertainty in, the Company’s business, and any additional changes to the executive management team or the Board of Directors could have a negative impact on the Company’s ability to manage and grow its business effectively. Any such disruption or uncertainty or difficulty in efficiently and effectively filling key roles could have a material adverse impact on the Company’s results of operations and the price of the Company’s common stock.

Extensive industry regulation has had, and will continue to have, a significant impact on our business, especially our product development, manufacturing and distribution capabilities.

Biotechnology companies are subject to extensive, complex, costly and evolving government regulation relating to the ability to market and sell any drug or medical device. In the U.S., these regulations are principally administered and enforced by the FDA and, to a lesser extent, by the U.S. Drug Enforcement Agency (“DEA”), and comparable state government agencies, and outside the U.S., these types of regulations are typically administered by various regulatory agencies comparable to the FDA in foreign countries where products or product candidates are researched, tested, manufactured and/or marketed.

The Food, Drug, and Cosmetic Act (“FDCA”), the Controlled Substances Act, and other federal statutes and regulations, as well as similar state and foreign statutes and regulations, govern or influence, among other things, the research, development, design, verification, validation, clinical testing, manufacture, storage, record-keeping, approval, labeling, promotion, marketing, distribution, post-approval monitoring and reporting, sampling, import and export of product candidates such as ours. Under these regulations, we and our contract manufacturers may become subject to periodic inspection of our facilities, quality control and other procedures, and operations and/or product candidate testing by the FDA, DEA and other authorities during and after the approval process for a product candidate, to confirm compliance with all applicable regulations, including current good manufacturing practices and other applicable requirements. Further, even if regulatory approval of a product candidate is obtained, such approval would, in the U.S. at least, impose limitations on the indicated uses for which the product may be marketed, and these limitations could materially limit a product’s market and revenue potential. Additionally, we would be subject to pervasive and continuing regulation by the FDA and/or comparable foreign regulators with respect to any approved product. Moreover, we could be required to conduct potentially costly post-approval studies or surveillance programs to monitor the effect of any approved products, and the FDA and comparable foreign regulators have the authority to stop or limit further marketing of a product or impose more stringent labeling restrictions based on the results of these post-approval tests and programs or in the event of any unexpected or serious health or safety concern regarding any approved product.

Possible penalties or other consequences for failure to comply with these regulatory requirements include, among others, observations, notices, citations and/or warning letters that could force us to modify our clinical programs or other activities; clinical holds on our ongoing clinical programs; adverse publicity from the FDA or others; the FDA’s suspension of its review of pending applications; fines; product recalls or seizures; injunctions; total or partial suspension of production and/or distribution; labeling changes; withdrawal of previously granted product approvals; enforcement actions; restrictions on imports and exports; injunctions and civil or criminal prosecution. Any such sanctions, if imposed, could have a material adverse effect on our business, operating results and financial condition.

Moreover, the regulations, policies and guidance of the FDA or other regulatory agencies could change and new or additional statutes or regulations could be enacted or promulgated. If changes or new laws are more stringent or impose additional, different, or more challenging requirements, our costs of compliance could increase, regulatory approval of our product candidates could be delayed or jeopardized, or post-approval activities for any product candidates that obtain regulatory approval could be further restricted or regulated. If we are not able to achieve and maintain regulatory compliance, we may not be permitted to market any of our product candidates, which would materially adversely affect our prospects to generate revenue.

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If we fail to comply with applicable healthcare laws and regulations, we could face substantial penalties and our business, operations, prospects and financial condition could be adversely affected.

The healthcare industry is heavily regulated, constantly evolving and subject to significant change and fluctuation. The U.S. federal and state healthcare laws and regulations that impact our business include, among others:

●	the laws and regulations administered and enforced by the FDA and other state and federal regulatory agencies, including the FDCA, Controlled Substances Act and other federal statutes and regulations, discussed above;

●	the federal Anti-Kickback Statute, which generally prohibits, among other things, soliciting, receiving or providing remuneration to induce the referral of an individual for an item or service or the purchasing or ordering of an item or service for which payment may be made under federal healthcare programs, such as the Medicare and Medicaid programs;

●	the federal false claims laws, which generally prohibit, among other things, knowingly presenting or causing to be presented claims for payment from Medicare, Medicaid or other third-party payors that are false or fraudulent;

●	the Affordable Care Act, which, in general and among other things, expands the government’s investigative and enforcement authority, including requiring pharmaceutical companies to record and disclose to government agencies any transfers of value to doctors and teaching hospitals, and increases the penalties for fraud and abuse, including amendments to the federal False Claims Act and the Anti-Kickback Statute to make it easier to file lawsuits under these statutes;

●	HIPAA and HITECH, which, in general and among other things, establish comprehensive federal standards with respect to the privacy, security and transmission of individually identifiable health information and impose requirements for the use of standardized electronic transactions with respect to transmission of such information;

●	the FCPA and other applicable anti-bribery laws; and

●	state law equivalents of each of these federal laws, such as anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payor, including commercial insurers, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not be preempted by applicable federal laws, thus complicating compliance efforts.

Additionally, the healthcare compliance environment is continuously changing at the federal level and with some states mandating implementation of compliance programs, compliance with industry ethics codes, registration requirements for sales personnel, spending limits and reporting to state governments of gifts, compensation and other remuneration to physicians. This shifting regulatory environment, as well as our obligation to comply with different reporting and other compliance requirements, in multiple jurisdictions, including foreign laws and regulations comparable to the U.S. laws and regulations described above, to the extent we continue to pursue operations in foreign countries, such as our clinical activities in Australia, or if we seek to sell any product that obtains regulatory approval in a foreign country, increases the possibility that we may violate one or more of these laws. In addition, these conditions may also adversely affect our ability to obtain regulatory approval for any of our product candidates, the availability of capital, our ability to generate meaningful or any revenue and, if any of our product candidates achieve regulatory approval, our ability to establish a price we believe is fair for the approved product. Further, even though we do not and will not control referrals of healthcare services or bill directly to third-party payors, certain federal and state healthcare laws and regulations pertaining to fraud and abuse and patients’ rights would be applicable to our business, if any of our product candidates obtain regulatory approval and become commercially available.

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All of these laws impose penalties or other consequences for non-compliance, some of which may be severe. If we or our operations are found to be in violation of any of these laws or any other governmental regulations that apply to us, the consequences could include, but are not limited to, fines or other monetary damages, orders forcing us to curtail or restructure our operations, injunctions and civil or criminal prosecution. Any such penalties could adversely affect our ability to operate our business and pursue our strategic plans. Additionally, any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert Management’s attention from the operation of our business. Moreover, achieving and sustaining compliance with the various U.S. federal and state and foreign laws and regulations that apply to our business could prove costly. The occurrence of any of these risks could cause our performance and financial condition to materially suffer.

We are subject to new legislation and regulatory proposals that may affect costs for compliance and adversely affect revenue.

Congress has closely monitored drug pricing and health care spending in the U.S. Many members of Congress have prioritized policies targeting drug prices and health care spending and are committed to lowering spending in federal government programs. Legislative efforts to reduce health care spending within federal programs may affect overall health care spending in the U.S. The Prescription Drug Pricing Reduction Act, or PDPRA, which was introduced in Congress in 2019, and again in 2020, proposed to, among other things, penalize pharmaceutical manufacturers for raising prices on drugs covered by Medicare Parts B and D faster than the rate of inflation, cap out-of-pocket expenses for Medicare Part D beneficiaries, and several changes to how drugs are reimbursed in Medicare Part B. A similar drug pricing bill, the Elijah E. Cummings Lower Drug Costs Now Act, proposes to enable direct price negotiations by the federal government for certain drugs (with the maximum price paid by Medicare capped based on an international index), requires manufacturers to offer these negotiated prices to other payers, and restricts manufacturers from raising prices on drugs covered by Medicare Parts B and D. This Act passed in the House of Representatives when it was introduced in 2019, and it has been introduced again in the 2021 term. In September 2021, provisions from this Act were included in budget reconciliation recommendations from several House committees. These recommendations include a provision advanced by the Ways and Means Committee that would limit federal tax credits associated with the clinical study of certain drugs intended for use in certain rare diseases. If passed, this law could increase the costs associated with clinical development and regulatory approval of our product candidates. More recently, on August 16, 2022, President Joseph Biden signed the Inflation Reduction Act of 2022 into law. The Inflation Reduction Act, among other things, amends the longstanding “non-interference” clause under Medicare Part D and now permits the U.S. Department of Health and Human Services to negotiate prescription drug prices with companies for a small number of brand name drugs or biologics without generic or biosimilar competitors starting in 2026 for such products covered under Medicare Part D and in 2028 for products covered under Medicare Part B. Further, the House and Senate Judiciary Committees have also focused heavily on patent and exclusivity reform for prescription drugs. While we cannot predict what proposals may ultimately become law, elements under consideration could significantly change health care spending in which the U.S. biotechnology and pharmaceutical markets operate.

President Joseph Biden, like his predecessor, has prioritized drug pricing and price transparency in the health care industry. On July 9, 2021, President Biden signed an Executive Order (“EO”) directing federal agencies to develop and implement policies to lower drug prices. The EO expresses the Biden Administration’s support for a range of drug policy proposals, including Medicare drug pricing negotiation, inflationary rebates, and drug importation from foreign countries, including Canada. Under the previous Administration, the Department of Health and Human Services (“HHS”) proposed or enacted several drug pricing measures, including finalization of a regulation that would prohibit rebates from drug manufacturers to payors (referred to as the Rebate Rule). The Rebate Rule’s implementation was delayed by courts, and Congress may prevent its implementation through legislation. Legislative or regulatory changes to the framework of permissible rebates could impact our ability to negotiate with payers to obtain coverage and reimbursement, which may ultimately impact our ability to market our products.

On June 24, 2019, President Donald Trump signed an EO directing federal agencies to improve price transparency. Since then, under both the Trump and Biden Administrations, HHS has proposed and implemented regulations to improve price transparency in both provider and payor industries. These transparency measures may shift bargaining power among various stakeholders within the U.S. drug supply chain and could ultimately impact drug pricing and health care costs generally.

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Further, the Centers for Medicare & Medicaid Services (“CMS”), within HHS, has significant regulatory authority to promulgate regulations and impose other compliance requirements that may increase our compliance costs and impact our ability to attain profitability and market our products. CMS sets coverage and reimbursement rates for Medicare and oversees the implementation of Medicaid at the state level. CMS could modify or impose coverage restrictions or modify reimbursement rates on any of our products in a manner that could adversely impact our business. For example, on January 8, 2021, CMS approved Tennessee’s Medicaid section 1115 demonstration application, granting the state the unprecedented ability to implement a closed drug formulary without foregoing the state’s entitlement to rebates under the Medicaid Drug Rebate Program. Implementation of a closed formulary could mean that our products could be excluded from coverage under Medicaid. Further, CMS has implemented regulations that encourage the implementation of value-based payment models for drugs within the Medicaid program. Such payment mechanisms, if implemented, could lead to reduced payment for any of our products.

Within CMS, the Center for Medicare and Medicaid Innovation (“CMMI”), as established by the Affordable Care Act, has broad authority to design, implement, and test new health care payment models that could potentially lower health care spending while maintaining quality or increase quality without increasing spending. CMMI has considered implementing models that could have a significant adverse effect on our business. For example, on November 27, 2020, CMMI finalized a mandatory Medicare Part B drug payment model that would have aligned payment for drugs with international reference prices, entitled the Most Favored Nation (“MFN”) Model. The MFN Model was enjoined by a Federal court on December 28, 2020 for failure to comply with rulemaking procedural requirements. The Biden Administration has withdrawn the MFN Model, but it is unclear whether the Administration will propose and implement the same or a similar model in future rulemaking, and we cannot predict how future regulatory actions by CMMI or any other component of CMS may impact our business.

In addition to significant uncertainty with respect to legislation and regulation at the federal level, similar developments by state governments may impact our business. State legislative and regulatory developments could impact drug development, manufacturing, pricing, marketing, distribution, coverage, or payment. Jurisdictional and preemption issues between federal and state laws and regulations are complex and increase the costs of compliance. Further, similar legislative and regulatory uncertainties may arise in foreign drug markets, some of which are heavily regulated. We cannot predict how developments at the state level may impact our business.

Any product for which we obtain marketing approval could be subject to restrictions or withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with products, when and if any of them is approved.

Any product for which we might obtain marketing approval, along with the manufacturing processes and facilities, post-approval data, labeling, advertising and promotional activities for such product, will be subject to continual requirements of and review by the FDA and comparable regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration requirements, compliance with industry standards and regulatory requirements (e.g., current Good Manufacturing Practices (“cGMPs”) and good documentation practices) relating to quality control, quality assurance and corresponding maintenance of records and documents, adherence to requirements regarding the distribution of samples to physicians and recordkeeping, and compliance with requirements regarding company presentations and interactions with healthcare professionals. Even if we obtain regulatory approval of a product, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for costly post-marketing testing, studies, and surveillance to monitor the safety or efficacy of the product. We also may be subject to certain state laws, including registration requirements covering the marketing, promotion, and distribution of products. Later discovery of previously unknown problems with products, manufacturers or manufacturing processes, or failure to comply with legal and regulatory requirements, may result in actions such as:

●	restrictions on product manufacturing, distribution or use;

●	restrictions on the labeling, marketing, or promotion of a product;

●	requirements to conduct post-marketing studies or clinical trials;

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●	inspectional observations or warning letters from regulatory authorities;

●	withdrawal of the products from the market;

●	refusal to approve pending applications or supplements to approved applications that we submit;

●	voluntary or mandatory recall;

●	fines;

●	suspension or withdrawal of marketing or regulatory approvals;

●	refusal to permit the import or export of products;

●	product seizure or detentions;

●	injunctions or the imposition of civil or criminal penalties; and

●	adverse publicity.

If we or our respective suppliers, third-party contractors, clinical investigators or collaborators are slow to adapt, or are unable to adapt, to changes in existing regulatory requirements or adoption of new regulatory requirements or policies, we or our respective collaborators may experience one or more of the actions above, resulting in decreased revenue from milestones, product sales or royalties.

Europe has enacted a new data privacy regulation, the General Data Protection Regulation, a violation of which could subject us to significant fines.

In May 2018, a new privacy regime, the General Data Protection Regulation, or GDPR, took effect across all member states of the European Economic Area. The new regime increases our obligations with respect to clinical trials conducted in the member states by expanding the definition of personal data to include coded data, and requiring changes to informed consent practices and more detailed notices for clinical trial subjects and investigators. In addition, it increases the scrutiny that clinical trial sites located in the member states should apply to transfers of personal data from such sites to countries that are considered to lack an adequate level of data protection, such as the U.S. The regime imposes substantial fines for breaches of data protection requirements, which can be up to four percent of global revenues or 20 million Euros, whichever is greater, and it also confers a private right of action on data subjects for breaches of data protection requirements. Compliance with these directives is a rigorous and time-intensive process that may increase our cost of doing business, and the failure to comply with these laws could subject us to significant fines.

Our employees, consultants, or third-party partners may engage in misconduct or other improper activities, including but not necessarily limited to noncompliance with regulatory standards and requirements or internal procedures, policies or agreements to which such employees, consultants and partners are subject, any of which could have a material adverse effect on our business.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees, consultants, or third party partners could include intentional failures to comply with FDA regulations, to provide accurate information to the FDA, to comply with manufacturing standards, including those we have established, to comply with federal and state healthcare fraud and abuse laws and regulations, to report financial information or data accurately, to comply with internal procedures, policies or agreements to which such employees, consultants or partners are subject, or to disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing, promotion, sales commission, customer incentive programs and other business arrangements. Employee, consultant, or third-party misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. The precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant fines or other sanctions.

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We receive a large amount of proprietary information from potential or existing licensors of intellectual property and potential acquisition target companies, all pursuant to confidentiality agreements. The confidentiality and proprietary invention assignment agreements that we have in place with each of our employees and consultants prohibit the unauthorized disclosure of such information, but such employees or consultants may nonetheless disclose such information through negligence or willful misconduct. Any such unauthorized disclosures could subject us to monetary damages and/or injunctive or equitable relief. The notes, analyses and memoranda that we have generated based off such information are also valuable to our businesses, and the unauthorized disclosure or misappropriation of such materials by our employees and consultants could significantly harm our strategic initiatives, especially if such disclosures are made to our competitor companies.

We face potential product liability exposure, and if successful claims are brought against us, we could incur substantial liability.

The clinical use of our product candidates and, if any of our product candidates achieves regulatory approval, any future commercial use of the approved products, exposes us to the risk of product liability claims. Any side effects, manufacturing defects, misuse, or abuse associated with our product candidates or any approved products could result in injury to a patient or even death. In addition, a liability claim could be brought against us even if our product candidates or any approved products merely appear to have caused an injury. These product liability claims could be brought against us by consumers, healthcare providers, pharmaceutical companies or others that come into contact with our product candidates or any approved products.

Regardless of merit or potential outcome, product liability claims against us could result in, among other effects, the inability to continue clinical testing of our product candidates or, for any approved products, commercialization of the products, impairment of our business reputation, withdrawal of clinical trial participants and distraction of Management’s attention from our primary business activities. In addition, if we cannot successfully defend against product liability claims, we could incur substantial liabilities, including liabilities that may be beyond the scope or limits of any applicable insurance policies we may have in place. Any of these outcomes could severely harm our business, financial condition and prospects.

We may not be able to realize value from, or otherwise preserve and utilize, our net operating loss carryforwards and certain other tax attributes.

If a corporation undergoes an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, the corporation’s net operating loss carryforwards and certain other tax attributes arising prior to the ownership change are subject to limitations on use after the ownership change. In general, an ownership change occurs if there is a cumulative change in the corporation’s equity ownership by certain stockholders that exceeds 50% over a rolling three-year period. Similar rules may apply under state tax laws. If we experience such an ownership change, our net operating loss carryforwards generated prior to the ownership change would be subject to annual limitations that could reduce, eliminate or defer the utilization of these losses.

Moreover, the recognition and measurement of net operating loss carryforwards may include estimates and judgments by Management, and the Internal Revenue Service could, upon audit or other investigation, disagree with the amount of net operating loss carryforwards or the determination of whether an ownership change has occurred. Additionally, legislative or regulatory changes or judicial decisions could further negatively impact the ability to use any tax benefits associated with net operating loss carryforwards. Any inability to use net operating loss carryforwards to reduce our U.S. federal or state income tax liability could materially harm our financial condition and results of operations.

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Risks Related to Our Intellectual Property

Our business depends in large part on our ability to protect our proprietary rights and technologies, and we may be unsuccessful in these efforts.

We believe our success and ability to compete depends in large part on obtaining and maintaining patent, trademark and trade secret protection of our product candidates and their respective components and underlying technologies, including devices, formulations, manufacturing methods and methods of treatment, as well as successfully defending our intellectual property rights against third-party challenges. Our ability to stop third parties from making, using or selling products that infringe on our intellectual property rights depends on the extent to which we have secured and properly safeguarded these rights under valid and enforceable patents or trade secrets.

Although we previously owned patents protecting our OMS EP Devices, our primary U.S. and foreign patents providing such protection expired in 2017 and 2018, and the final foreign patents expired in late 2019. As a result, we may have limited ability to enforce these rights against third parties to prevent them from making or selling competing products that rely upon the protected technology, which could harm our competitive position and prospects. In addition to these proprietary rights that expired between 2017 and 2019, we also own or have exclusively licensed certain patents and applications that cover our current clinical methods. These patents/patent applications will expire between 2024 and 2041. These method patents protect the use of a product for a specified method under certain defined parameters. These types of method patents do not prevent a competitor from making and marketing a product that is identical or similar to the protected product under parameters that are outside the scope of the patented method claims. Moreover, even if competitors do not actively promote such a product for the indications protected by the method patent, physicians could prescribe the products for these methods on an off-label basis. Although such off-label prescriptions may infringe or contribute to the infringement of method-of-use patents, the practice is common and such infringement is difficult to detect, prevent or prosecute. Furthermore, our licensed patents expiring between 2024 and 2032 may not have as broad a scope as our patents that expired between 2017 and 2019, which in turn may limit our remedies against competitors making and marketing a product that is identical or similar to ours.

To the extent our existing patents or pending or planned patent applications expire before we are able to commercialize product depending on the technology or do not otherwise provide sufficient protection, we could be subject to substantially increased competition and our business and ability to commercialize or license our technology or product candidates could be materially adversely affected.

Even if we secure patents that cover our proprietary technology, our efforts to protect our intellectual property rights with patents may prove inadequate. For instance, the breadth of claims in a patent application is often restricted during patent prosecution, resulting in granted claims with a more limited scope than the claims in the original application. Additionally, pending or future patent applications may not result in issued patents. Laws and regulations for the prosecution of patents are continuously evolving, and the U.S. Supreme Court has, in the past several years, revised certain tests regarding both the grant and review of patents that could make it more difficult to obtain issued patents. Also, any patents that are granted could be subject to post-grant proceedings that could limit their scope or enforceability, and claims that are amended during post-grant proceedings may not be broad enough to provide meaningful protection. Moreover, any patents that are issued to us or any future collaborators may be circumvented or invalidated by third-party efforts, may expire before or shortly after obtaining necessary regulatory approvals, or may not provide sufficient proprietary protection or competitive advantage for other reasons. Such challenges could include third-party pre-issuance submissions of prior art to the PTO, or opposition, derivation, reexamination, inter parties review, or post-grant review or interference proceedings challenging our patent rights or the patent rights of others. The cost of these proceedings could be substantial, and it is possible that our efforts to establish priority or validity of the invention would be unsuccessful, resulting in a material adverse effect on our U.S. patent position. An adverse determination in any such submission, patent office trial, proceeding or litigation could reduce the scope of, render unenforceable, or invalidate, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates. Further, obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements. These risks may be amplified in some foreign jurisdictions, where patent protection may not be as strong or as effective as it is in the U.S.

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Our reliance on unpatented proprietary rights, including trade secrets and know-how, may also pose significant risks. For instance, it can be difficult to protect these rights and they may lose their value if they are independently developed by a third party or if their secrecy is lost. Although we have taken measures to protect these rights, including establishing confidentiality agreements with employees, consultants and other third parties, these measures may not sufficiently safeguard our unpatented proprietary rights and may not provide adequate remedies in the event of unauthorized use or disclosure of the confidential information. Despite these efforts, any of these parties may breach the agreements and may unintentionally or willfully disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the U.S. are less willing or unwilling to protect trade secrets. Moreover, if any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent such parties, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.

If we are unable to secure patent protection for our patentable technologies, if any of our issued patents are limited or found to be invalid or unenforceable, or if we are otherwise unable to adequately protect our patented or unpatented proprietary rights, our business and prospects could be materially negatively affected.

Our in-licensed intellectual property may not provide us with sufficient rights and may not prevent competitors from pursuing similar technology.

In addition to our owned proprietary rights, we have also exclusively licensed certain patents and patent applications that cover our current and future clinical platforms. These patents will expire between 2024 and 2032. These method patents protect the use of a product for a specified method under certain defined parameters. This type of patent does not prevent a competitor from making and marketing a product that is identical or similar to the protected product under parameters that are outside the scope of the patented method claims. Moreover, even if competitors do not actively promote such a product for the indications protected by the method patent, physicians could prescribe the products for these methods on an off-label basis. Although such off-label prescriptions may infringe or contribute to the infringement of method-of-use patents, the practice is common and such infringement is difficult to detect, prevent or prosecute.

We entered into a license agreement with Gaeta Therapeutics in May 2019. Under the license, we obtained exclusive worldwide rights to Gaeta Therapeutics’ portfolio of patents and applications covering the combination use of IL-12 protein or DNA and various checkpoint inhibitor therapies, including anti-CTLA-4 and anti-PD-1 compounds, in key global markets. Although we do not currently rely on the intellectual property we have licensed from Gaeta, our product candidates could in the future utilize this intellectual property. The in-licensing of this portfolio provides patent protection on our current clinical methods in certain countries until at least 2032 and also gives us the potential to block others utilizing IL-12 in combination with various checkpoint inhibitors, which may not be part of our current clinical platform.

If we are not able to maintain our existing in-licenses or if we are not able to establish new in-licenses for any other third-party rights we need, we could become subject to significant costs or royalty or other fees to establish alternative license arrangements, if such licenses are available when needed, on acceptable terms or at all, or we could be forced to develop modifications to the affected product candidates or technologies to avoid reliance on the third-party rights, if such modifications are possible. If there is any conflict, dispute, disagreement or issue of non-performance between us and the respective licensing partner regarding the rights or obligations under the license agreements, including any conflict, dispute or disagreement arising from a failure to satisfy payment obligations under such agreements, the ability to develop and commercialize the affected product candidate may be adversely affected. Any inability to secure and maintain adequate rights to any third-party technologies necessary for the development of our product candidates could severely limit our continued research and development activities, our efforts to obtain product approvals and, if such approvals are obtained, our ability to commercialize the approved products, any of which would materially adversely impact our business and prospects.

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We may become involved in litigation or other proceedings in our efforts to protect our patent and other intellectual property rights, which could require significant time and costs and would be subject to unpredictable outcomes.

We may become aware of activities by third parties, including our competitors, that infringe our issued patents or other intellectual property rights. If we choose to file a lawsuit against a potentially infringing third party to try to enforce our patents or other intellectual property rights, the third party may seek a ruling that the patents are invalid and/or should not be enforced. Such a ruling could severely limit our ability to protect our rights from use by third parties. Further, patent law is a constantly evolving body of law, and changes can affect our rights and our ability to execute on our strategy and our financial results. In the past several years, the U.S. Supreme Court has revised certain tests regarding assessing the validity of patents, which could result in the invalidation of issued patents and/or their claims based on the application of the current patent validity standards. As a result, in the event of any patent infringement litigation or other proceedings involving our patents, our patents could be subject to challenge and subsequent invalidation or significant narrowing of claim scope under the current standards. Moreover, even if the validity of our patents is upheld in a patent infringement lawsuit, a court could refuse to stop a third party’s activities on the grounds that the activities do not infringe the specific claims of our patents. Further, even if we were successful in stopping the infringing activity, patent infringement lawsuits are expensive and could consume significant time, Management attention, capital and other resources. Any claims we assert against accused infringers could provoke these parties to assert counterclaims against us alleging that we infringe their patents; or provoke those parties to petition the U.S. Patent and Trademark Office, to institute inter partes review against the asserted patents, which may lead to a finding that all or some of the claims of the patent are invalid.

These risks of third parties’ infringement of our intellectual property rights may increase if we engage in discussions, collaborations or other strategic arrangements with third parties. Also, new challenges could arise if and to the extent we pursue engagements with third parties located outside the U.S. These factors could increase the risks and costs associated with building and protecting our intellectual property portfolio and could adversely affect our performance and our business prospects. Despite efforts to protect our proprietary information during such discussions, third parties may unintentionally or willfully disclose or convert our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches.

Third parties may claim that we infringe their proprietary rights, which could prevent us from pursuing our clinical and other studies and other research and development activities.

The validity and infringement of patents or proprietary rights of third parties has been the subject of substantial litigation in the biotechnology industry. In the course of our research and development activities, we could become subject to legal claims that we, our activities or our product candidates or technologies infringe the rights of others. This type of patent infringement litigation is costly and time-consuming and diverts the attention of Management and technical personnel. In addition, if we or our product candidates or technologies are found to infringe the rights of others, we could lose our ability to continue our development programs or could be forced to pay monetary damages. Although the parties to patent and intellectual property disputes in the biotechnology industry have often settled their disputes by establishing licenses or similar arrangements, the costs associated with these arrangements may be substantial and could include ongoing royalties. Furthermore, any such licenses may not be available when needed, on commercially reasonable terms or at all. These risks may be amplified due to our small size and limited experience and resources relative to many of our competitors. As a result, any claims of infringement against us, adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could materially delay, hinder or restrict our development efforts or prevent us from continuing to pursue our operational and strategic plans, which could have a material adverse effect on our business, prospects and results of operations.

Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the U.S. and other jurisdictions are typically not published until 18 months after a first filing, or in some cases not at all. Therefore, we cannot know with certainty whether we or our licensors were the first to make the inventions claimed in patents or pending patent applications that we own or licensed, or that we or our licensors were the first to file for patent protection of such inventions. In the event that a third party has also filed a U.S. patent application relating to our product candidates or a similar invention, depending upon the priority dates claimed by the competing parties, we may have to participate in interference proceedings declared by the PTO to determine priority of invention in the U.S. The costs of these proceedings could be substantial, and it is possible that our efforts to establish priority of invention would be unsuccessful, resulting in a material adverse effect on our U.S. patent position. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain.

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Risks Related to Our Growth Strategy

If we acquire, enter into joint ventures with or obtain a controlling interest in companies in the future, it could adversely affect our operating results and the value of our Common Stock thereby diluting stockholder value and disrupting our business.

As part of our growth strategy, we might acquire, enter into joint ventures with, or obtain a significant ownership stake in other companies. Acquisitions of, joint ventures with and investments in other companies involve numerous risks, including, but not necessarily limited to:

●	risk of entering new markets in which we have little to no experience;

●	diversion of financial and managerial resources from existing operations;

●	successfully negotiating a proposed acquisition or investment timely and at a price or on terms and conditions favorable to us;

●	the impact of regulatory reviews on a proposed acquisition or investment;

●	the outcome of any legal proceedings that may be instituted with respect to the proposed acquisitions or investment;

●	with respect to an acquisition, difficulties in integrating operations, technologies, services and personnel; and

●	potential inability to maintain relationships with customers of the companies we may acquire or invest in.

If we fail to properly evaluate potential acquisitions, joint ventures or investments, we might not achieve the anticipated benefits of any such transaction, we might incur costs in excess of what we anticipate, and Management resources and attention might be diverted from other necessary or valuable activities.

If we cannot continue to fund our research and development programs, we may be required to reduce product development, which will adversely impact our growth strategy.

Our research and development programs will require substantial additional capital to conduct research, preclinical testing and human studies, establish pilot scale and commercial scale manufacturing processes and facilities, and establish and develop quality control, regulatory, marketing, sales and administrative capabilities to support these programs. We expect to fund our research and development activities from a combination of cash generated from royalties and milestones from our partners in various past, ongoing and future collaborations and additional equity or debt financings from third parties. These financings could depress our stock price. If additional funds are required to support our operations and such funds cannot be obtained on favorable terms, we may not be able to develop products, which will adversely impact our growth strategy. For example, in October 2022, due to our financial position we made the strategic decision to decrease all clinical activity outside of our melanoma clinical pipeline, including trials and studies involving TNBC and SCCHN.

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Risks Related to Our Common Stock

The price and trading volume of our common stock may be subject to extreme volatility, and stockholders could lose all or part of their investment in our Company.

The trading volume and market price of our common stock has experienced, and is likely to continue to experience, significant volatility. This volatility could negatively impact our ability to raise additional capital or utilize equity as consideration in any acquisition transactions we may seek to pursue, and could make it more difficult for existing stockholders to sell their shares of our common stock at a price they consider acceptable or at all. This volatility is caused by a variety of factors, including, among the other risks described in these risk factors:

●	adverse research and development or clinical trial results;

●	our liquidity and ability to obtain additional capital, including the market’s reaction to any capital-raising transaction we may pursue;

●	declining working capital to fund operations, or other signs of financial uncertainty;

●	any negative announcement by the FDA or comparable regulatory bodies outside the U.S., including that it has denied any request to approve any of our product candidates for commercialization;

●	conducting open-ended clinical trials, which could lead to results (either positive or negative) being available to the public prior to a formal announcement;

●	market assessments of any strategic transaction or collaboration arrangement we may pursue;

●	potential negative market reaction to the terms or volume of any issuance of shares of our common stock or other securities to new investors pursuant to strategic or capital-raising transactions or to employees, directors or other service providers;

●	sales of substantial amounts of our common stock, or the perception that substantial amounts of our common stock may be sold, by stockholders in the public market;

●	issuance of new or updated research or reports by securities analysts or changed recommendations for our common stock;

●	significant advances made by competitors that adversely affect our competitive position;

●	the loss of key management and scientific personnel and the inability to attract and retain additional highly-skilled personnel; and

●	general market and economic conditions, including factors not directly related to our operating performance or the operating performance of our competitors, such as increased uncertainty in the U.S. healthcare regulatory environment following the results of the 2020 U.S. presidential election.

In addition, the stock market in general, and the market for stock of companies in the life sciences and biotechnology industries in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of specific companies. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against a company. This type of litigation, if instituted against us, could result in substantial costs and a diversion of our Management’s attention and resources.

If we issue additional equity securities in the future, our existing stockholders would be diluted.

Our articles of incorporation authorize the issuance of up to 4,545,455 shares of our common stock. In addition to capital-raising activities, on which we have historically relied for cash to fund our operations, other possible business and financial uses for our authorized common stock include, among others, stock splits, acquiring other businesses or assets in exchange for shares of our common stock, issuing shares of our common stock to collaborators in connection with strategic alliances, issuing common stock to vendors for services performed, attracting and retaining employees with equity compensation or other transactions and corporate purposes that our Board of Directors deems to be in the best interest of our Company. Additionally, issuances of common stock could be used for anti-takeover purposes or to delay or prevent changes in control or management of our Company. Any future issuances of our common stock may be consummated on terms that are not favorable, may not enhance stockholder value and may adversely affect the trading price of our common stock. Further, any such issuance will reduce the book value per share of our common stock and reduce the proportionate ownership and voting power of our existing stockholders.

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We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of your stock.

We have never paid dividends on our common stock and do not anticipate paying any dividends for the foreseeable future. You should not rely on an investment in our stock if you require dividend income. Further, you will only realize income on an investment in our stock in the event you sell or otherwise dispose of your shares at a price higher than the price you paid for your shares. Such a gain would result only from an increase in the market price of our common stock, which is uncertain and unpredictable.

If outstanding options or warrants to purchase shares of our common stock are exercised or outstanding restricted stock units vest and settle, our existing stockholders would be diluted.

As of July 31, 2022, we had outstanding (i) options to purchase approximately 0.1 million shares of our common stock, (ii) warrants to purchase approximately 0.1 million shares of our common stock, and (iii) approximately 0.003 million restricted stock units. In addition, as of July 31, 2022, there were approximately 0.1 million shares reserved for future issuance under our stock incentive and stock purchase plans. The exercise of options and warrants, the vesting and settlement of restricted stock units or the issuance of additional equity awards under our stock incentive and stock purchase plans could have an adverse effect on the market for our common stock, including the price that any stockholder could obtain for its shares. Further, our existing stockholders could experience significant dilution in the net tangible book value of their investment upon the issuance of additional shares of our common stock through the exercise of derivative securities that are currently outstanding or that we may issue in the future.

Sales of common stock by our stockholders, or the perception that such sales may occur, could depress the market price of our common stock.

The market price of our common stock could decline as a result of sales by, or the perceived possibility of sales by, our existing stockholders. Since March 2011, we have completed a number of offerings of our common stock and warrants. Future sales of common stock by significant stockholders, including by those who acquired their shares in our prior equity offerings, or the perception that such sales may occur, could depress the price of our common stock.

If our stock price trades below $1.00, our common stock may be subject to delisting from The Nasdaq Stock Market, which would materially reduce the liquidity of our common stock and have an adverse effect on our market price.

On June 2, 2022, we received Notice (the “Notice”) from Nasdaq that the Company is not in compliance with Nasdaq Listing Rule 5550(a)(2), as the minimum bid price of our common stock has been below $1.00 per share for 30 consecutive business days. The Notice has no immediate effect on the listing of our common stock, which will continue to trade at this time on the Nasdaq Capital Market under the symbol “ONCS.”

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have a period of 180 calendar days, or until November 29, 2022, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of our common stock must meet or exceed $1.00 per share for at least ten consecutive business days during this 180 calendar day period. In the event we do not regain compliance by November 29, 2022, we may be eligible for an additional 180 calendar day grace period if the Company meets the continued listing requirement for market value of publicly held shares ($1 million) and all other initial listing standards for the Nasdaq Capital Market, with the exception of the minimum bid price, and we provide written notice to Nasdaq of our intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. If we do not regain compliance within the allotted compliance period(s), Nasdaq will provide notice that our common stock will be subject to delisting from the Nasdaq Capital Market. In that event, we may appeal such delisting determination to a hearings panel.

As disclosed herein, on November 9, 2022, we effected a 1-for-22 Reverse Stock Split of our issued and outstanding common stock for the purpose of regaining compliance with the minimum bid price requirement. Following the Reverse Stock Split, on November 28, 2022, the closing price for our common stock, as reported on the Nasdaq Capital Market, was $2.55 per share.

On November 25, 2022, the Company received a letter from Nasdaq confirming that the Company had regained compliance with Nasdaq Listing Rule 5550(a)(2) that requires companies listed on Nasdaq to maintain a minimum bid price of at least $1.00 per share to ensure continued listing (the “Listing Requirement”). As previously reported, the Company completed a 1-for-22 reverse stock split of its authorized, issued and outstanding shares of Common Stock on November 9, 2022. The Company regained compliance with the Listing Requirement after the closing bid price for its common stock listed on Nasdaq equaled or exceeded $1.00 per share for 10 consecutive business days. The Company will remain in compliance with this Listing Requirement as long as the minimum bid price of its common stock does not fall below $1.00 for 30 consecutive business days. There can be no assurances that the Company will remain in compliance with the Listing Requirement.

Despite the implementation of the Reverse Stock Split, and the regained compliance, there is a risk that our common stock may trade below $1.00 in the future and we could be delisted from Nasdaq, which would adversely impact liquidity of our common stock, potentially result in even lower bid prices for our common stock, and make it more difficult for us to obtain financing through the sale of our common stock.

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General Risk Factors

Our business, financial position, results of operations and liquidity needs could be materially negatively affected by market fluctuations and economic downturn.

Our results of operations could be materially negatively affected by economic conditions generally, both in the U.S. and elsewhere around the world. Continuing concerns over COVID-19, inflation, energy costs, geopolitical issues, including acts of war, the availability and cost of credit, the U.S. mortgage market and residential real estate market in the U.S. have contributed to increased volatility and diminished expectations for the economy and the markets going forward. These factors, combined with volatile oil prices, declining business and consumer confidence, have precipitated fears of a possible economic recession. Domestic and international equity markets continue to experience heightened volatility and turmoil. These events and the continuing market upheavals may have an adverse effect on us. In the event of a continuing market downturn, our results of operations could be adversely affected by those factors in many ways, including making it more difficult for us to raise funds if necessary, and our stock price may further decline.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results and stockholders and the investment community could lose confidence in our financial reporting, which could harm our business.

Our Management is responsible for establishing and maintaining adequate internal control over financial reporting. Although Management has determined that our internal control over financial reporting was effective as of July 31, 2022, our controls over financial processes and reporting may not continue to be effective, or we may identify significant deficiencies or material weaknesses in our internal controls in the future. Any failure to maintain effective internal control over financial reporting, including failures to implement new or improved controls as needed in a timely and effective manner or remediate any significant deficiency or material weakness that is identified in the future, could cause noncompliance with our public reporting obligations, an inability to produce reliable financial reports or material misstatements in our financial statements or other public disclosures. If any of these circumstances were to occur, investors could lose confidence in our financial and other reported information, our reputation could otherwise be harmed, the investment of our stockholders in our company could be negatively affected and the costs to us of raising additional capital could materially increase, any of which could harm our business and prospects.

Maintaining compliance with our reporting and other obligations as a public company could strain our resources and distract Management.

As a public company, we experience significant demands that are not applicable to private companies. For example, the Sarbanes-Oxley Act of 2002 and related and other rules implemented by the SEC and the Nasdaq Capital Market, which maintains the securities exchange on which our common stock is listed for trading, impose a number of requirements on public companies, including with respect to corporate governance practices, periodic reporting and other disclosure requirements and financial and disclosure controls and procedures. Further, the SEC and other regulators have continued to adopt new rules and make changes to existing regulations that require our compliance, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the corporate governance and executive compensation-related disclosure requirements of this legislation.

Maintaining compliance with the rules and regulations applicable to public companies involves significant legal, accounting and financial costs. Additionally, if we grow as anticipated, we may need to hire additional personnel and implement new and more sophisticated financial and accounting systems and procedures to continue to meet our public company obligations. Our Management and other personnel devote substantial attention to maintaining our compliance with these obligations, which diverts attention from other aspects of our business. Any failure to comply with these public company requirements could have a material adverse effect on our business and prospects and could materially harm our stockholders’ investment in our Company.

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Risks Related to This Offering

Resales of our shares of Common Stock in the public market by our shareholders as a result of this offering may cause the market price of our shares of Common Stock to fall.

We are registering 1,166,667 shares of Common Stock, as well as up to 2,333,334 shares of Common Stock, in the aggregate, issuable upon the exercise of the Pre-Funded Warrants or the Common Warrants offered under this prospectus. Sales of substantial amounts of our shares of Common Stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our shares of Common Stock. The issuance of new shares of Common Stock could result in resales of our shares of Common Stock by our current shareholders concerned about the potential ownership dilution of their holdings. Furthermore, in the future, we may issue additional shares of Common Stock or other equity or debt securities exercisable or convertible into shares of Common Stock. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

This offering may cause the trading price of our shares of Common Stock to decrease.

The price per share, together with the number of shares of Common Stock we propose to issue and ultimately will issue if this offering is completed, may result in an immediate decrease in the market price of our shares. This decrease may continue after the completion of this offering.

You will experience immediate and substantial dilution in the net tangible book value per share of the shares of Common Stock you purchase.

Because the price per share being offered is substantially higher than the net tangible book value per share of Common Stock, you will suffer substantial dilution in the net tangible book value of the shares of Common Stock you purchase in this offering. With a public offering price of $3.00, if you purchase shares of Common Stock in this offering, you will experience an immediate dilution of approximately $0.08 per share in the net tangible book value of the shares of Common Stock as of July 31, 2022. In addition, if previously issued options or warrants to acquire shares of Common Stock are exercised at prices below the offering price, you will experience further dilution. See “Dilution” for a more detailed discussion of the dilution you may incur in connection with this offering.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of Common Stock or other securities convertible into or exchangeable for our shares of Common Stock that could result in further dilution to investors purchasing our shares in this offering or result in downward pressure on the price of our shares of Common Stock. We may sell shares of Common Stock or other securities in any other offering at prices that are higher or lower than the prices paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders.

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

We have not designated any portion of the net proceeds from this offering to be used for any particular purpose. Accordingly, our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for our company. Our management’s judgment may not result in positive returns on your investment and you will not have the opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

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This is a reasonable best efforts offering, in which no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering, and there can be no assurance that the offering contemplated hereby will ultimately be consummated. Even if we sell securities offered hereby, because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount is not presently determinable and may be substantially less than the maximum amount set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

We will need to raise additional funding to fund our working capital needs or consummate potential future acquisitions. Additional financing may not be available on acceptable terms, or at all. Failure to obtain additional capital may force us to limit or terminate our operations.

Even if we sell all securities offered hereby, the expected net proceeds of this offering may not be sufficient for us to fund the working capital needs of our business or potential strategic acquisitions we may pursue in the future. We may continue to seek funds through equity or debt financings, collaborative or other arrangements with corporate sources, or through other sources of financing. Additional funding may not be available to us on acceptable terms, or at all. Any failure to raise capital as and when needed could have a negative impact on our financial condition and on our ability to pursue our business plans and strategies.

There is no public market for the Pre-Funded Warrants or the Common Warrants being offered in this offering.

There is no established public trading market for the Pre-Funded Warrants or the Common Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants or the Common Warrants on any securities exchange or nationally recognized trading system. Without an active market, the liquidity of the Pre-Funded Warrants or the Common Warrants will be limited.

Holders of the Pre-Funded Warrants or the Common Warrants will have no rights as holders of Common Stock until such warrants are exercised.

Until you acquire shares of Common Stock upon exercise of your Pre-Funded Warrants or the Common Warrants, you will have no rights with respect to the shares of Common Stock issuable upon exercise of your Common Warrants. Upon exercise of your Pre-Funded Warrants or the Common Warrants, you will be entitled to exercise the rights of a holder of shares only as to matters for which the record date occurs after the exercise date.

The Pre-Funded Warrants are speculative in nature.

The Pre-Funded Warrants offered hereby do not confer any rights of ownership of our shares of Common Stock on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of Common Stock at a fixed price. Specifically, commencing on the date of issuance, holders of the Pre-Funded Warrants may acquire shares of Common Stock issuable upon exercise of such warrants at an exercise price of $0.0001 per share of Common Stock. Moreover, following this offering, the market value of the Pre-Funded Warrants is uncertain, and there can be no assurance that the market value of the Pre-Funded Warrants will equal or exceed their public offering price.

The Common Warrants may not have any value.

Each Common Warrant has an exercise price per share equal to the public offering price of shares of Common Stock in this offering and expires on the fifth anniversary of its initial exercise date. In the event the market price per our shares of Common Stock does not exceed the exercise price of the Common Warrants during the period when the warrants are exercisable, the Common Warrants may not have any value.

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Provisions of the Common Warrants offered by this prospectus could discourage an acquisition of us by a third party.

Certain provisions of the Common Warrants offered by this prospectus could make it more difficult or expensive for a third party to acquire us. The Common Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Common Warrants. Further, the Common Warrants provide that, in the event of certain transactions constituting “fundamental transactions,” with some exception, holders of such warrants will have the right, at their option, to require us to redeem such Common Warrants at a price described in such warrants. These and other provisions of the Common Warrants offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements, contains forward-looking statements. These statements include all matters that are not related to present facts or current conditions or that are not historical facts, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth. The words “anticipate,” “believe,” “could,” “continue,” “should,” “predict,” “estimate,” “expect,” “intend,” “may,” “plan,” “potentially,” “will,” “may,” “would,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and healthcare, regulatory and scientific developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, they may not be predictive of results or developments in future periods.

Some of the factors that we believe could cause actual results to differ from those anticipated or predicted include:

●	our limited working capital and history of losses, which raises substantial doubt as to whether we will be able to continue as a going concern;

●	the success and timing of our clinical trials, including safety and efficacy of our product candidates, patient accrual, unexpected or expected safety events, and the usability of data generated from our trials;

●	the ability to achieve the clinical and operational objectives set by Management and the Board;

●	our ability to successfully file and obtain timely marketing approval from the U.S. Food and Drug Administration (“FDA”), or comparable foreign regulatory agency for one or more Biologics License Applications (“BLAs”), or New Drug Applications (“NDAs”);

●	our ability to obtain and maintain marketing approval from regulatory agencies for our products in the U.S. and foreign countries;

●	our ability to adhere to ongoing compliance requirements of all health authorities, in the U.S. and foreign countries;

●	our ability to obtain and maintain adequate reimbursement for our products;

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●	our ability to obtain the desired labeling of our products under any regulatory approval we might receive;

●	our plans to develop and commercialize our products;

●	the successful development and implementation of sales and marketing campaigns;

●	the loss of key scientific or management personnel;

●	the size and growth of the potential markets for our product candidates and our ability to serve those markets;

●	our ability to successfully compete in the potential markets for our product candidates, if commercialized;

●	regulatory developments in the United States and foreign countries;

●	the rate and degree of market acceptance of any of our product candidates;

●	new products, product candidates or new uses for existing products or technologies introduced or announced by our competitors and the timing of these introductions or announcements;

●	market conditions in the pharmaceutical and biotechnology sectors;

●	our available cash and investments;

●	the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing;

●	our ability to obtain additional funding;

●	our ability to obtain and maintain intellectual property protection for our product candidates;

●	our ability to maintain license agreements for our licensed product candidates;

●	the success and timing of our preclinical studies, including those intended to support an Investigational New Drug, or IND, application;

●	the ability of our product candidates to successfully perform and advance in clinical trials;

●	our continued compliance with the listing requirements of the Nasdaq Capital Market;

●	our ability to obtain and maintain authorization from regulatory authorities for use of our product candidates for initiation and conduct of clinical trials;

●	our ability to manufacture and supply our products, gain access to products we plan to use in combination studies and the performance of and reliance on third-party manufacturers and suppliers;

●	the performance of our clinical research organizations, clinical trial sponsors, and clinical trial investigators; and

●	our ability to successfully implement our strategy.

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These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus and the documents incorporated by reference. Other sections of this prospectus may include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements.

We have included important factors in the cautionary statements included in this prospectus, particularly those described or incorporated by reference in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. No forward-looking statement is a guarantee of future performance.

You should read this prospectus and the documents that we reference and incorporate by reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements in this prospectus, and the documents incorporated by reference, represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

INDUSTRY AND MARKET DATA

This prospectus and the documents incorporated by reference include statistical and other industry and market data that we obtained from our own internal estimates and research, as well as from industry publications and research, surveys and studies conducted by us and third parties. Industry publications, studies, and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source. The industry in which we operate is subject to a high degree of uncertainty and risks due to various factors, including those described in the section titled “Risk Factors.”

Unless the context indicates otherwise, all references to OncoSec, our Company, we, us and our in this registration statement refer to OncoSec Medical Incorporated and its subsidiary.

We own registered trademark rights in the United States to ImmunoPulse®, and we have filed applications in the United States and in certain foreign jurisdictions to register trademark rights to ImmunoPulse and OncoSec. Other service marks, trademarks or trade names used in this registration statement are the property of their respective owners. We do not use the ® or ™ symbol in each instance in which one of our registered or common law trademarks appears in this registration statement, but this should not be construed as any indication that we will not assert our rights thereto to the fullest extent permissible under applicable law.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $2,908,856 after deducting the placement agent fee and estimated offering expenses payable by us and excluding the proceeds, if any, from the subsequent exercise of the Common Warrants. We intend to use the net proceeds from this offering for working capital and general corporate purposes, which may include operating expenses, research and development, and pending and future acquisitions. We have not determined the amount of net proceeds to be used specifically for any of such purposes.

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DIVIDEND POLICY

We have never paid cash dividends on our common stock. Moreover, we do not anticipate paying periodic cash dividends on our common stock for the foreseeable future. We intend to use all available cash and liquid assets in the operation and growth of our business. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions and on such other factors as our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and investments and capitalization as of November 9, 2022:

●	on an actual basis;

●	an as adjusted basis, to give effect to the sale of shares of Common Stock in this offering at the public offering price of $3.00 per share (assuming the sale of the maximum offering amount), and after deducting commissions and estimated offering expenses payable by us.

You should read this table in conjunction with our consolidated financial statements included elsewhere in this prospectus and the sections of this prospectus titled “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	July 31, 2022 Actual	Adjusted
Cash, cash equivalents	$12,299,740	$15,208,596
Debt	$936,558	$936,558
Stockholders’ equity:
Common stock, $0.0001 par value per share, 4,545,455 shares authorized; 1,790,051 shares issued and outstanding, actual, 2,957,491 shares issued and outstanding, pro forma	179	295
Additional paid-in capital	288,236,945	291,145,684
Warrants issued and outstanding – 77,554	3,591,734	3,591,734
Accumulated other comprehensive income (loss)	247,211	247,211
Accumulated deficit	(285,957,665)	(285,957,665)
Total stockholders’ equity	6,118,404	8,648,731
Total capitalization	$7,054,962	$9,585,289

The number of shares of our common stock to be outstanding after this offering is based on 1,790,824 shares of our common stock outstanding as of November 9, 2022, excludes any common shares underlying either the Pre-Funded Warrants or Common Warrants and excludes:

●	133,973 shares of common stock issuable upon the exercise of stock options outstanding as of July 31, 2022;

●	2,710 shares of common stock reserved for issuance upon settlement of restricted stock units as of July 31, 2022;

●	77,554 shares of common stock issuable upon the exercise of warrants outstanding as of July 31, 2022;

●	79,484 shares of common stock reserved for the future awards under our 2011 Incentive Plan as of July 31, 2022;

●	87,455 shares of common stock issuable under the Stock Purchase Agreements between the Company and Sirtex and CGP as of July 31, 2022; and

●	1,218 shares of common stock issuable pursuant to the Company’s ESPP as of July 31, 2022.

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DILUTION

If you invest in our shares of Common Stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share and our as adjusted net tangible book value per share after the completion of this offering. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of July 31, 2022. Our net tangible book value as of July 31, 2022 was approximately $5.7 million, or $3.21 per share of our common stock.

After giving effect to the sale of shares of Common Stock in this offering at the public offering price of $3.00 per share (assuming the sale of the maximum offering amount), and after deducting commissions and other estimated offering expenses payable by us, our as adjusted net tangible book value as of July 31, 2022 would have been approximately $8.6 million, or $2.92 per share. This amount represents an immediate decrease in the net tangible book value of $0.29 per share to our existing shareholders and an immediate decrease in net tangible book value of $0.08 per share to new investors purchasing shares in this offering.

The following table illustrates this dilution on a per share basis:

Public offering price per share		$3.00
Historical net tangible book value (deficit) per share as of July 31, 2022	$3.21
Dilution in as adjusted net tangible book value per share attributable to new investors purchasing common stock in this offering	0.29
As adjusted net tangible book value per share, after giving effect to this offering		2.92
Decrease per share to new investors purchasing common stock in this offering		$0.08

The information above is based on 1,790,824 shares of Common Stock outstanding as of November 9, 2022, and unless otherwise indicated, all information in this prospectus excludes common shares underlying the Pre-Funded Warrants and the Common Warrants as well as the following:

●	133,973 shares of common stock issuable upon the exercise of stock options outstanding as of July 31, 2022;

●	2,710 shares of common stock reserved for issuance upon settlement of restricted stock units as of July 31, 2022;

●	77,554 shares of common stock issuable upon the exercise of warrants outstanding as of July 31, 2022;

●	79,484 shares of common stock reserved for the future awards under our 2011 Incentive Plan as of July 31, 2022;

●	87,455 shares of common stock issuable under the Stock Purchase Agreements between the Company and Sirtex and CGP as of July 31, 2022; and

●	1,218 shares of common stock issuable pursuant to the Company’s ESPP as of July 31, 2022.

To the extent that these excluded options and warrants have been or will be exercised, investors purchasing securities in this offering will experience further dilution.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context indicates otherwise, all references to “OncoSec,” “the Company,” “we,” “us” and “our” in this Registration Statement on Form S-1 refer to OncoSec Medical Incorporated and its consolidated subsidiary.

This discussion and analysis of our financial condition and results of operations is not a complete description of our business or the risks associated with an investment in our common stock. As a result, this discussion and analysis should be read together with our consolidated financial statements and related notes included in our Annual Report on Form 10-K, as well as the other disclosures in this prospectus and in the other documents we file from time to time with the Securities and Exchange Commission, or SEC.

This discussion and analysis and the other disclosures in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements relate to future events or circumstances or our future performance and are based on our current assumptions, expectations and beliefs about future developments and their potential effect on our business. All statements in this prospectus that are not statements of historical fact could be forward-looking statements. The forward-looking statements in this discussion and analysis and elsewhere in this prospectus include statements about, among other things, the status, progress and results of our clinical programs and our expectations regarding our liquidity and performance, including our expense levels, and the potential impact of the COVID-19 pandemic. Forward-looking statements are only predictions and are not guarantees of future performance, and they are subject to known and unknown risks, uncertainties and other factors, including the risks described under the heading “Risk Factors” in Part I, Item IA of our Annual Report on Form 10-K, in this prospectus and similar discussions contained in the other documents we file from time to time with the SEC. In light of these risks, uncertainties and other factors, the forward-looking events and circumstances described in this prospectus may not occur and our results, levels of activity, performance or achievements could differ materially from those expressed in or implied by any forward-looking statements we make. As a result, you should not place undue reliance on any of our forward-looking statements. Forward-looking statements speak only as of the date they are made, and unless required to by law, we undertake no obligation to update or revise any forward-looking statement for any reason, including to reflect new information, future developments, actual results or changes in our expectations. Unless otherwise stated herein, all share and per share numbers relating to the Company’s common shares prior to the effectiveness of the Reverse Stock Split have been adjusted to give effect to the Reverse Stock Split.

Overview

We are a late-stage immuno-oncology company focused on designing, developing and commercializing innovative, proprietary, intra-tumoral DNA-based therapeutics to stimulate and to augment anti-tumor immune responses for the treatment of cancers. Our core technology platform ImmunoPulse® is a drug-device therapeutic modality platform comprised of proprietary intratumoral electroporation (“EP”) delivery devices (the “OMS EP Device”) and a proprietary DNA plasmid delivery and application method that triggers transient expression of target protein in cells. The OMS EP Device is designed to promote cellular uptake of plasmid DNA-encoded drugs directly into a solid tumor and promote an immunological response against the cancer. The OMS EP Device can be adapted to treat different tumor types, and consists of an electrical pulse generator paired with disposable applicators. Our lead product candidate is a DNA-encoded interleukin-12 (“IL-12”) called tavokinogene telseplasmid (“TAVO™”). The OMS EP Device is used to deliver TAVO™ intratumorally, with the aim of reversing the immunosuppressive microenvironment in the treated tumor. The activation of the appropriate inflammatory response can drive a systemic anti-tumor response against untreated tumors in other parts of the body. In 2017, we received Fast Track Designation and Orphan Drug Designation from the U.S. Food and Drug Administration (“FDA”) for TAVO™ in metastatic melanoma, which could qualify TAVO™ for expedited FDA review, a rolling Biologics License Application review and certain other benefits.

Our current focus is to pursue our study of TAVO™-EP in combination with KEYTRUDA® (pembrolizumab) in melanoma.

Performance Outlook

As a result of recent cash runway and working capital limitations, we expect to use our available working capital in the near term primarily for the advancement of our existing and planned clinical melanoma programs, including delivery of the KEYNOTE-695 trial results. In order to preserve our existing working capital, we have decreased clinical work on our other clinical trials and studies, including those involving triple negative breast cancer. We anticipate our spending on clinical programs and the development of our next-generation OMS EP Device will continue throughout our current fiscal year. Our spending on research and development programs will be prioritized to support development of TAVO™-EP in melanoma, based on our current focus on the KEYNOTE-695 trial. Due to ongoing restructuring efforts, we expect our cash-based general and administrative expenses to remain relatively flat in the near term, as we seek to continue to leverage internal resources and automate processes to decrease our outside services expenses. See “Results of Operations” below for more information.

Restructuring Plan

As previously disclosed, on October 2, 2022, our Board of Directors authorized a restructuring plan (the “Restructuring Plan”) that is designed to prioritize clinical activities in melanoma to reduce operating expenses while advancing our lead product candidate, TAVO™ EP, toward near-term data milestones in connection with the KEYNOTE-695 clinical trial. As part of the Restructuring Plan, we restructured our internal operations and reduced our workforce by approximately 45%, or approximately 18 employees.

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We currently estimate that we will incur charges of approximately $750,000 to $800,000 in connection with the Restructuring Plan, consisting primarily of cash expenditures for employee transition, notice period and severance payments, retention bonus payments, and related costs as well as non-cash expenses related to vesting of share-based awards. We expect that the majority of the restructuring charges will be incurred in the fourth calendar quarter of 2022 and first calendar quarter of 2023, and that the execution of the Restructuring Plan will be substantially complete by the second calendar quarter of 2023.

The charges that we expect to incur in connection with the Restructuring Plan are estimates and subject to a number of assumptions, and actual results may differ materially. The foregoing estimated amounts do not include any non-cash charges associated with stock-based compensation. We expect to operationalize additional cost reduction actions that will include other incremental cost reduction actions unrelated to workforce reductions.

COVID-19

Our operational and financial performance have been affected by the COVID-19 pandemic. Our clinical trials have experienced delays in patient enrollment, potentially due to prioritization of hospital resources toward the COVID-19 pandemic or concerns among patients about participating in clinical trials during a public health emergency. The COVID-19 pandemic is also affecting the operations of government entities, such as the FDA, as well as contract research organizations, third-party manufacturers, and other third-parties upon whom we rely. The extent of the impact on our operations cannot be ascertained at this time.

Results of Operations for the Year Ended July 31, 2022 Compared to the Year Ended July 31, 2021

The financial data for the years ended July 31, 2022 and July 31, 2021 is presented in the following table and the results of these two periods are included in the discussion thereafter.

	July 31, 2022	July 31, 2021	$ Change	% Change
Revenue	$-	$-	$-	-
Expenses
Research and development	25,821,543	34,097,641	(8,276,098)	(24)
General and administrative	11,190,519	14,282,417	(3,091,898)	(22)
Loss from operations	(37,012,062)	(48,380,058)	11,367,996	(23)
Other income (loss), net	28,857	(704)	29,561	(4,199)
Interest expense	(20,925)	(15,857)	(5,068)	32
Gain on extinguishment of debt	-	960,790	(960,790)	(100)
Foreign currency exchange loss	(509,652)	(144,085)	(365,567)	254
Loss before income taxes	(37,513,782)	(47,579,914)	10,066,132	(21)
Income tax benefit	(3,334,148)	(2,412,183)	(921,965)	38
Net loss	$(34,179,634)	$(45,167,731)	$10,988,097	(24)

Revenue

We have not generated any revenue since our inception, and we do not anticipate generating any revenue in the near term.

Research and Development Expenses

Our research and development expenses decreased by approximately $8.3 million, from $34.1 million during the year ended July 31, 2021, to $25.8 million during the year ended July 31, 2022. This decrease was primarily due to the following approximate decreases: (i) a $6.3 million decreases in clinical trial-related costs to support our various clinical studies and costs for discovery research and product development, (ii) a $1.6 million decreases in stock-based compensation expense for employees and consultants, and (iii) a $0.4 million decrease in payroll and related benefits expenses, primarily due to decreased headcount.

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General and Administrative

Our general and administrative expenses decreased by approximately $3.1 million, from $14.3 million during the year ended July 31, 2021, to $11.2 million during the year ended July 31, 2022. This decrease was largely due to the following: (i) a $2.4 million decrease in stock-based compensation expense for employees and consultants, (ii) a $1.6 million decrease in payroll and related benefits expenses primarily due to a severance payment of $1.8 million to the former CEO of the Company in the prior period, and (iii) a $0.6 million decrease in consulting costs, primarily related to business development and public relations. The decrease was offset by: (i) a $0.7 million increase in legal expenses, primarily related to $1 million in insurance recoveries received in connection with prior litigation with Alpha Holdings, Inc. in the prior period, and (ii) a $0.6 million increase in insurance costs related to increased D&O insurance premiums.

Gain on Extinguishment of Debt

Gain on Extinguishment of Debt decreased by approximately $1.0 million from $1.0 million for the year ended July 31, 2021, to $0 for the year ended July 31, 2022. During the year ended July 31, 2021, the loan issued to the Company under the Small Business Administration’s Paycheck Protection Program (“PPP”) under Division A. Title I of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was forgiven, which resulted in a gain on extinguishment of debt of approximately $1.0 million.

Foreign Currency Exchange Loss

Foreign currency exchange loss, increased by approximately $0.4 million from a loss of $0.1 million for the year ended July 31, 2021 to a loss of $0.5 million for the year ended July 31, 2022. The increase was primarily due to unrealized foreign currency transaction losses recognized in connection with our Australian subsidiary’s intercompany loan.

Income Tax benefit

In April 2022, we received $3.3 million in net proceeds from the sale of our net operating losses (“NOL”) under the State of New Jersey NOL Transfer Program. In June 2021, the Company received $2.4 million in net proceeds from the sale of its New Jersey NOL under the State of New Jersey NOL Transfer Program.

Liquidity and Capital Resources

Working Capital

The following table and subsequent discussion summarize our working capital as of each of the periods presented:

	At July 31, 2022	At July 31, 2021
Current assets	$15,232,471	$49,179,424
Current liabilities	6,633,328	7,961,916
Working capital	$8,599,143	$41,217,508

Current Assets

Current assets as of July 31, 2022 decreased by $34.0 million to $15.2 million, from $49.2 million as of July 31, 2021. This decrease was primarily related to the decrease of cash in the amount of $33.7 million and the decrease of prepaid insurance in the amount of $0.3 million. The decrease in cash was due to cash used to support our operations during the year ended July 31, 2022. The decrease in prepaid insurance was due to decreased D&O insurance premiums upon renewal of D&O insurance in July 2022.

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Current Liabilities

Current liabilities as of July 31, 2022 decreased by $1.4 million to $6.6 million, from $8.0 million as of July 31, 2021. This decrease was primarily due to a decrease in accounts payable and accrued expenses pertaining to our legal costs and our manufacturing and clinical research activities.

Cash Flow

Cash Used in Operating Activities

Net cash used in operating activities for the year ended July 31, 2022 was $32.1 million, as compared to $41.8 million for the year ended July 31, 2021. The $9.7 million decrease in cash used in operating activities was primarily attributable to a decrease in cash used to support our operating activities, including but not limited to, our clinical trials, a decrease in research and development activities and general working capital requirements.

Cash Used in Investing Activities

Net cash used in investing activities for year ended July 31, 2022 was $0.2 million, as compared to $0.8 million for the year ended July 31, 2021. During the year ended July 31, 2022, the Company purchased property and equipment for future use in its clinical trials and other research and development efforts. During the year ended July 31, 2021, the Company licensed generator technology and purchased property and equipment for use in its clinical trials and other research and development efforts.

Cash Provided by (Used in) Financing Activities

Net cash used in financing activities was $1.2 million for the year ended July 31, 2022, as compared to $68.2 million provided by financing activities for the year ended July 31, 2021. Net cash used in financing activities during the year ended July 31, 2022 was primarily attributable to principal payments on notes payable. Net cash provided by financing activities during the year ended July 31, 2021 was primarily attributable to $52.6 million net proceeds received from public offerings of securities in August 2020 and January 2021, $5.0 million received from the co-promotion agreement with Sirtex Medical US Holdings, Inc. (“Sirtex”), $5.4 million received from warrant and option exercises and $5.8 million from the purchase of shares pursuant to participation rights set forth under the Grand Decade Developments Limited, a direct, wholly-owned subsidiary of Grand Pharmaceutical Group Limited (formerly China Grand Pharmaceutical & Healthcare Holdings Ltd.) (“CGP”) and Sirtex stockholders agreements originally entered into on October 10, 2019.

Uses of Cash and Cash Requirements

Our primary uses of cash have been to finance clinical and research and development activities focused on the identification and discovery of new potential product candidates, the development of innovative and proprietary medical approaches for the treatment of cancer, and the design and advancement of pre-clinical and clinical trials and studies related to our pipeline of product candidates. We also use our capital resources on general and administrative activities and building and strengthening our corporate infrastructure, programs and procedures to enable compliance with applicable federal, state and local laws and regulations.

Our primary objectives for the next 12 months are to continue the advancement of our KEYNOTE-695 trial and to continue our research and development activities for our next-generation EP device. In addition, we expect to pursue capital-raising transactions, which could include equity or debt financings, in the near term to fund our existing and planned operations and acquire and develop additional assets and technology consistent with our business objectives as opportunities arise.

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Going Concern and Management’s Plans

We have sustained losses in all reporting periods since inception, with an accumulated deficit of approximately $286 million as of July 31, 2022. These losses are expected to continue for an extended period of time. Further, we have never generated any cash from our operations and do not expect to generate such cash in the near term. The aforementioned factors raise substantial doubt about our ability to continue as a going concern within one year from the issuance date of the consolidated financial statements. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should we be unable to continue as a going concern within one year after the date the consolidated financial statements are issued.

As of October 17, 2022, we had cash and cash equivalents of $6.7 million. Since inception, cash flows from financing activities have been the primary source of the Company’s liquidity. Based on our current cash levels, we believe our cash resources are insufficient to meet our anticipated needs for the 12 months following the date the consolidated financial statements are issued.

We will need to raise additional capital to continue operating our business and fund our planned operations, including research and development, clinical trials and, if regulatory approval is obtained, commercialization of its product candidates. In addition, we will require additional financing if we desire to in-license or acquire new assets, research and develop new compounds or new technologies and pursue related patent protection, or obtain any other intellectual property rights or other assets. There is no assurance that additional financing will be available to us when needed, that Management will be able to obtain financing on terms acceptable to us, or whether we will become profitable and generate positive operating cash flow. The source, timing and availability of any future financing will depend principally upon market conditions, and, more specifically, on the progress of our clinical development programs. Similarly, if our common stock is delisted from the Nasdaq Capital Market, it may limit our ability to raise additional funds. See “Nasdaq Deficiency Notice” below. The ongoing COVID-19 pandemic has also caused volatility in the global financial markets and threatened a slowdown in the global economy, which may negatively affect our ability to raise additional capital on attractive terms or at all. If we are unable to raise sufficient additional funds when needed, on favorable terms or at all, we will not be able to continue the development of our product candidates as currently planned or at all, will need to reevaluate our planned operations and may need to delay, scale back or eliminate some or all of our development programs, reduce expenses or cease operations, any of which would have a significant negative impact on our prospects and financial condition.

Sources of Capital

We have not generated any revenue since our inception, and we do not anticipate generating revenue in the near term. Historically, we have raised the majority of the funding for our business through offerings of our common stock and warrants to purchase our common stock. If we issue equity or convertible debt securities to raise additional funds, our existing stockholders would experience further dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. If we incur debt, our fixed payment obligations, liabilities and leverage relative to our equity capitalization would increase, which could increase the cost of future capital. Further, the terms of any debt securities we issue or borrowings we incur, if available, could impose significant restrictions on our operations, such as limitations on our ability to incur additional debt or issue additional equity or other operating restrictions that could adversely affect our ability to conduct our business, and any such debt could be secured by any or all of our assets pledged as collateral. Additionally, we may incur substantial costs in pursuing future capital, including investment banking, legal and accounting fees, printing and distribution expenses and other costs.

Nasdaq Deficiency Notice

On June 2, 2022, we received notice (the “Notice”) from the Nasdaq Stock Market LLC (“Nasdaq”) that the Company is not in compliance with Nasdaq Listing Rule 5550(a)(2), as the minimum bid price of our common stock had been below $1.00 per share for 30 consecutive business days as of the date of the Notice. The Notice had no immediate effect on the listing of our common stock, which continues to trade at this time on the Nasdaq Capital Market under the symbol “ONCS.”

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In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have a period of 180 calendar days, or until November 29, 2022, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of our common stock must meet or exceed $1.00 per share for at least ten consecutive business days during this 180 calendar day period. In the event we do not regain compliance by November 29, 2022, we may be eligible for an additional 180 calendar day grace period if the Company meets the continued listing requirement for market value of publicly held shares ($1 million) and all other initial listing standards for the Nasdaq Capital Market, with the exception of the minimum bid price, and we provide written notice to Nasdaq of our intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. If we do not regain compliance within the allotted compliance period(s), Nasdaq will provide notice that our common stock will be subject to delisting from the Nasdaq Capital Market. In that event, we may appeal such delisting determination to a hearings panel.

We are currently evaluating our alternatives to resolve the listing deficiency including, but not limited to, conducting a reverse stock split. To the extent that we are unable to resolve the listing deficiency, there is a risk that our common stock may be delisted from Nasdaq, which would adversely impact liquidity of our common stock and potentially result in even lower bid prices for our common stock.

On November 29, 2021, we notified Nasdaq that Robert E. Ward had resigned as a member of the Board of Directors and the Company’s Audit Committee, as disclosed on our Current Report filed on Form 8-K on November 30, 2021. After giving effect to Mr. Ward’s resignation, the Company’s Audit Committee no longer consisted of three independent members as required by Nasdaq Listing Rule 5605(c)(2)(A).

On December 8, 2021, we received a letter from Nasdaq noting that we no longer complied with the requirement of Listing Rule 5605. The letter also acknowledged that the Listing Rules provide a cure period in order for us to regain compliance until the earlier of our next annual meeting of stockholders or November 23, 2022.

On June 9, 2022, the Board of Directors appointed Mr. Joon Kim, an incumbent independent director, to the Audit Committee. On June 13, 2022, Nasdaq confirmed that we had regained compliance under Listing Rule 5605.

On November 25, 2022, the Company received a letter from Nasdaq confirming that the Company had regained compliance with Nasdaq Listing Rule 5550(a)(2) that requires companies listed on Nasdaq to maintain a minimum bid price of at least $1.00 per share to ensure continued listing (the “Listing Requirement”). As previously reported, the Company completed a 1-for-22 reverse stock split of its authorized, issued and outstanding shares of Common Stock on November 9, 2022. The Company regained compliance with the Listing Requirement after the closing bid price for its common stock listed on Nasdaq equaled or exceeded $1.00 per share for 10 consecutive business days. The Company will remain in compliance with this Listing Requirement as long as the minimum bid price of its common stock does not fall below $1.00 for 30 consecutive business days. There can be no assurances that the Company will remain in compliance with the Listing Requirement.

Critical Accounting Policies

Use of Estimates

The accompanying consolidated financial statements have been prepared in conformity with U.S. GAAP, which requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant accounting estimates related to our ability to continue as a going concern and certain calculations related to that determination. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. On an ongoing basis, we review our estimates to ensure that they appropriately reflect changes in the business or as new information becomes available. Actual results may differ from these estimates.

Research and Development Expenses

Research and development expenses consist of costs incurred for internal projects, as well as partner-funded collaborative research and development activities. These costs include direct and research-related overhead expenses, which include salaries, stock-based compensation and other personnel-related expenses, facility costs, supplies, depreciation of facilities and laboratory equipment, as well as research consultants and the cost of funding research at universities and other research institutions, and are expensed as incurred. Costs to acquire technologies that are utilized in research and development that have no alternative future use, are expensed when incurred. In accordance with Accounting Standards Codification (“ASC”) 730-20, we account for upfront, non-refundable research and development payments received from a related party as a long-term liability as there has not been a substantive and genuine transfer of risk and there is a presumption that we are obligated to repay the related party.

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Equity-Based Awards

We grant equity-based awards (typically stock options or restricted stock units) under our stock-based compensation plan and occasionally outside of our stock-based compensation plan, with terms generally similar to the terms under our stock-based compensation plan. We estimate the fair value of stock option awards using the Black-Scholes option valuation model. For employees, directors and consultants, the fair value of the award is measured on the grant date. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. The Black-Scholes option valuation model requires the input of subjective assumptions, including price volatility of the underlying stock, risk-free interest rate, dividend yield, and expected life of the option. We estimate the fair value of restricted stock unit awards based on the closing price of the Company’s common stock on the date of grant.

Leases

We determine if an arrangement is a lease at inception. Operating lease right of use (“ROU”) assets represent our right to use an underlying asset during the lease term, and operating lease liabilities represent our obligation to make lease payments arising from the lease. Operating leases are included in ROU assets, current operating lease liabilities, and long-term operating lease liabilities on our consolidated balance sheets.

Lease ROU assets and lease liabilities are initially recognized based on the present value of the future minimum lease payments over the lease term at commencement date calculated using our incremental borrowing rate applicable to the lease asset, unless the implicit rate is readily determinable. ROU assets also include any lease payments made at or before lease commencement and exclude any lease incentives received. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Leases with a term of 12 months or less are not recognized on the consolidated balance sheets. Our leases do not contain any residual value guarantees. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. We account for lease and non-lease components as a single lease component for all its leases.

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Recent Accounting Pronouncements

Information regarding recent accounting pronouncements is contained in Note 2 to our consolidated financial statements included in this registration statement.

BUSINESS

OVERVIEW

We are a late-stage immuno-oncology company focused on designing, developing and commercializing innovative, proprietary, intra-tumoral DNA-based therapeutics delivered by electroporation (“EP”) to stimulate and augment anti-tumor immune responses for the treatment of cancers. Our core technology, ImmunoPulse®, is a drug-device therapeutic modality platform comprised of a proprietary OncoSec Medical System EP device (the “OMS EP Device”) and a proprietary DNA plasmid delivery and application method that enables transient expression of recombinant therapeutic molecules in cells. The OMS EP Device is designed to promote cellular uptake of plasmid DNA injected directly into solid tumors to allow subsequent expression of the encoded therapeutic protein. Our OMS EP Device can be adapted to treat different tumor types, and consists of an electrical pulse generator paired with disposable applicators. Our lead product candidate is a plasmid encoding interleukin-12 (“IL-12”) called tavokinogene telseplasmid (“TAVO™”). The OMS EP Device is used to deliver TAVO™ into cells in tumor lesions, with the aim of reversing the immunosuppressive microenvironment in the treated tumor and eliciting systemic tumor-specific immune responses in cancer patients. Activation of an appropriate anti-tumor inflammatory response in the treated lesion can drive the immune system to mount a systemic anti-tumor response against untreated tumors in other parts of the body. In 2017, we received Fast Track Designation and Orphan Drug Designation from the U.S. Food and Drug Administration (“FDA”) for TAVO™ in metastatic melanoma, which could qualify TAVO™-EP for expedited FDA review, a rolling Biologics License Application (“BLA”) review and certain other benefits to achieve faster registration of a therapeutic product.

Development Programs

Our current focus is to continue development of TAVO™-EP in combination with KEYTRUDA® (pembrolizumab) in melanoma.

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Our KEYNOTE-695 clinical trial, testing TAVO™-EP in combination with KEYTRUDA® (pembrolizumab), is a registration-directed, Phase 2b open-label, single-arm, multicenter trial in approximately 100 patients with relapsed or refractory metastatic melanoma after treatment with anti-PD-1 checkpoint inhibitor (nivolumab or pembrolizumab), conducted in the United States, Canada, Australia and Europe. In May 2017, we entered into a clinical trial collaboration and supply agreement with a subsidiary of Merck & Co., Inc. (“Merck”) in connection with the KEYNOTE-695 clinical trial. Pursuant to the terms of the agreement, each company will bear its own costs related to manufacturing and supply of its product, as well as be responsible for its own internal costs. OncoSec is the sponsor of the KEYNOTE-695 trial and we are responsible for external costs. The KEYNOTE-695 trial completed enrollment of the primary cohort (105 patients) in December 2020. In December 2020, the protocol was amended to include an additional cohort, consisting of patients who were exposed to treatment with ipilimumab and progressed on prior anti-PD-1 checkpoint inhibitor. The amendment also enabled enrollment of approximately 25 additional patients to be treated with an updated version of the OMS EP Device (i.e., GenPulseTM generator and Series 3 Applicator). Database lock for the 105 patients enrolled in Cohort 1 is November 2022 and the final data analyses of the primary and secondary endpoints are expected to be available during the first quarter of 2023 and fourth quarter of 2022, respectively.

In August 2020, we supported commencement of an investigator-initiated Phase 2 trial (Phase 2 IIT) conducted by the H. Lee Moffitt Cancer Center and Research Institute and the University of South Florida Morsani College of Medicine to evaluate TAVO™-EP as neoadjuvant treatment (administered before surgery) in combination with intravenous OPDIVO® (nivolumab) in up to 33 patients with operable locally/regionally advanced melanoma. This Phase 2 IIT has been designed to evaluate whether the addition of TAVO™-EP can increase the published anti-tumor response observed with monotherapy OPDIVO®, an anti-PD-1 checkpoint inhibitor, in patients with locally/regionally advanced melanoma prior to surgical resection of tumors. This Phase 2 IIT began enrolling patients in December of 2020. Enrollment for this trial is expected to be completed in 2023. Preliminary data from this Phase 2 IIT will be presented at an international medical conference, the Society for Immunotherapy of Cancer (SITC), in 2022.

In May 2018, we entered into a second clinical trial collaboration and supply agreement with Merck with respect to a KEYNOTE-890, Phase 2 trial of TAVO™-EP in combination with KEYTRUDA®. In Cohort 1 of this trial we evaluated the safety and efficacy of the combination in patients with inoperable locally advanced or metastatic triple negative breast cancer (“TNBC”), who have previously failed at least one systemic chemotherapy or immunotherapy. Pursuant to the terms of the agreement, both companies will bear their own costs related to manufacturing and supply of their product, as well as be responsible for their own internal costs. OncoSec is the sponsor of the KEYNOTE-890 trial and responsible for external costs. Enrollment of Cohort 1 was completed (26 patients) in December 2020. Interim data for Cohort 1 was initially presented at the San Antonio Breast Cancer Symposium (“SABCS”) in December 2019; an update on this cohort was presented at the SABCS in December 2021. In June 2020, we amended our second clinical trial collaboration and supply agreement to include KEYNOTE-890, Cohort 2, for the frontline treatment of patients with inoperable locally advanced or metastatic TNBC with the combination of TAVO-EP, KEYTRUDA, and chemotherapy. Enrollment of Cohort 2 (target 40 patients) began in January 2021. Due to slow enrollment and competing trials by other sponsors in front-line TNBC, recruitment on KEYNOTE-890 Cohort 2 has been halted as of October 2022.

In May 2019, we supported commencement of an investigator-initiated Phase 1 clinical trial (Phase 1 IIT) conducted by the University of California San Francisco (“UCSF”) Helen Diller Family Comprehensive Cancer Center. This Phase 1 IIT enrolls patients with Squamous Cell Carcinoma of the Head & Neck and is a single-arm open-label clinical trial in which 68 evaluable patients will receive TAVO™-EP, KEYTRUDA® and epacadostat. Recruitment on this Phase 1 IIT was halted for strategic reasons in June 2021.

Technology Platform

Our ImmunoPulse® platform is based on the concept of delivering macromolecules, including but not necessarily limited to plasmid DNA, into cells for local expression and activity via electroporation by an electric field that is generated by our OMS EP Device. The clinical lead molecule TAVO™ is a plasmid encoding human IL-12. Our most advanced device is the GenPulse 2.0 with our Series 3 Applicator. Clinical trials with TAVO™-EP have been conducted with predecessor OMS EP Devices. While seeking regulatory approval of GenPulse 2.0, we are also exploring other device strategies for use in future programs. We are developing our next-generation EP device and applicator, including advancements toward prototypes, and intend to pursue discovery research to identify other product candidates that, similar to IL-12, can be encoded into plasmid-DNA and delivered using our proprietary delivery and application method, intratumorally using EP once our financial position allows such expanded discovery research. For example, we intend to develop proprietary technology to potentially treat liver, lung, bladder, pancreatic and other difficult to treat visceral lesions through the direct delivery of plasmid encoded therapeutics with the Visceral Lesion Applicator (“VLA”). We also intend to continue to pursue potential new trials and studies related to TAVO™, in various tumor types.

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In November 2020, we obtained an exclusive license to the Cliniporator® electroporation gene electrotransfer platform from IGEA Clinical Biophysics. This platform has been used for electrochemotherapy in and outside of Europe in over 200 major oncological centers to treat cutaneous metastatic cancer nodules, including melanoma. The license encompasses a broad field of use for gene delivery in oncology, including use for our VLA development efforts.

The VLA is intended and may be designed to work with low voltage EP generators, including but not limited to Cliniporator® and our proprietary APOLLOTM EP generator, and is expected to enable transfection of immunologically relevant genes into cells located in visceral primary or metastatic tumor lesions. In early 2020, we presented preclinical data pertaining to visceral delivery of plasmid-based therapeutics as two poster presentations, one at the Society for Interventional Oncology and one at the Society for Interventional Radiology. Additionally, we have successfully completed several animal studies to test the VLA and improve its design. We expect to bring a VLA into the clinic in 2023. However, this timeline is under evaluation and may extend. We believe that the flexibility of our proprietary plasmid-DNA technology may allow the Company to deliver other immunologically relevant molecules into the tumor microenvironment in addition to the delivery of TAVO™.

Cancer Immunotherapy Treatments: Background

Many traditional modalities for treating cancer, such as chemotherapy, provide limited survival benefits and are frequently associated with significant side effects. Immunotherapy, which has received significant attention in recent years, focuses on modulating the immune system to eradicate cancer cells. Systemic delivery of cytokines that regulate the immune system, such as interleukin-2 (IL-2), interleukin-10 (IL-10), or interleukin-12 (IL-12), has shown indications of efficacy but also mechanism-based toxicity.

The development of monoclonal antibody therapeutics, which target and block critical “immune checkpoint” proteins such as cytotoxic T-lymphocyte-associated protein-4 (CTLA-4), program cell-death-1 (PD-1) or programmed death-ligand-1 (PD-L1), has been successful at augmenting anti-tumor immunity with more easily controlled toxicity than systemic cytokines. To date, several agents have been approved for the treatment of multiple cancers, e.g., anti-PD-1 (pembrolizumab, Keytruda®). Although these new immuno-oncology agents have shown clinical benefits for patients with solid tumors across multiple cancer types, a majority of patients do not respond (primary refractory) or will eventually relapse. One hypothesis for lack of efficacy of immune checkpoint inhibitors in primary refractory patients is that the tumor lacks a sufficient immune milieu, i.e., is deficient of infiltrating immune cells (immune desert) or infiltrating immune cells have impaired anti-tumor effector function (exhausted, immune excluded). Thus, novel therapeutic approaches that can alter the tumor immune environment directly are an area of intense research.

The TAVO™ EP therapeutic approach was developed to allow safe delivery of a powerful and well characterized cytokine, IL-12, encoded on a plasmid into cells in the tumor microenvironment and, thereby, achieving local expression. Local IL-12 expression curtails systemic toxicity and achieves activation of immune effector cells in the tumor microenvironment, which ultimately can result in systemic immune surveillance.

RECENT DEVELOPMENTS

Reverse Stock Split

On November 9, 2022, we effected a 1-for-22 Reverse Stock Split of our issued and outstanding common stock. As a result of the Reverse Stock Split, each issued and outstanding share of our common stock, and the per share exercise price of and number of shares of our common stock underlying our outstanding equity awards and warrants, was automatically proportionally adjusted based on the 1-for-22 Reverse Stock Split ratio. The number of authorized shares were also proportionately adjusted, but the par value of $0.0001 was unaffected.

Restructuring Plan

As previously disclosed, on October 2, 2022, our Board of Directors authorized a restructuring plan (the “Restructuring Plan”) that is designed to prioritize clinical activities in melanoma to reduce operating expenses while advancing our lead product candidate, TAVO™ EP, toward near-term data milestones in connection with the KEYNOTE-695 clinical trial. As part of the Restructuring Plan, we restructured our internal operations and reduced our workforce by approximately 45%, or approximately 18 employees.

We currently estimate that we will incur charges of approximately $750,000 to $800,000 in connection with the Restructuring Plan, consisting primarily of cash expenditures for employee transition, notice period and severance payments, retention bonus payments, and related costs as well as non-cash expenses related to vesting of share-based awards. We expect that the majority of the restructuring charges will be incurred in the fourth calendar quarter of 2022 and first calendar quarter of 2023, and that the execution of the Restructuring Plan will be substantially complete by the second calendar quarter of 2023.

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The charges that we expect to incur in connection with the Restructuring Plan are estimates and subject to a number of assumptions, and actual results may differ materially. The foregoing estimated amounts do not include any non-cash charges associated with stock-based compensation. We expect to operationalize additional cost reduction actions that will include other incremental cost reduction actions unrelated to workforce reductions.

Nasdaq Compliance

As previously disclosed, on June 2, 2022, we received notice (the “Notice”) from the Nasdaq Stock Market LLC (“Nasdaq”) that we were not in compliance with Nasdaq Listing Rule 5550(a)(2), as the minimum bid price of our common stock had been below $1.00 per share for 30 consecutive business days. The Notice had no immediate effect on the listing of our common stock, which continues to trade at this time on the Nasdaq Capital Market under the symbol “ONCS.”

On November 25, 2022, the Company received a letter from Nasdaq confirming that the Company had regained compliance with Nasdaq Listing Rule 5550(a)(2) that requires companies listed on Nasdaq to maintain a minimum bid price of at least $1.00 per share to ensure continued listing (the “Listing Requirement”). As previously reported, the Company completed a 1-for-22 reverse stock split of its authorized, issued and outstanding shares of Common Stock on November 9, 2022. The Company regained compliance with the Listing Requirement after the closing bid price for its common stock listed on Nasdaq equaled or exceeded $1.00 per share for 10 consecutive business days. The Company will remain in compliance with this Listing Requirement as long as the minimum bid price of its common stock does not fall below $1.00 for 30 consecutive business days. There can be no assurances that the Company will remain in compliance with the Listing Requirement.

We continue to monitor the closing bid price of our common stock and are considering options to resolve our noncompliance with the minimum bid price requirement, including by conducting a reverse stock split.

COVID-19

Our operational and financial performance have been affected by the COVID-19 pandemic. Our clinical trials have experienced delays in patient enrollment, potentially due to prioritization of hospital resources toward the COVID-19 pandemic or concerns among patients about participating in clinical trials during a public health emergency. The COVID-19 pandemic is also affecting the operations of government entities, such as the FDA, as well as contract research organizations, third-party manufacturers, and other third-parties upon whom we rely. The extent of the impact on our operations cannot be ascertained at this time.

CLINICAL PROGRAMS

Our Lead Product Candidate: TAVO™

TAVO™-EP is a drug-device combination. The therapeutic modality consists of a DNA plasmid called tavokinogene telseplasmid (TAVO™) that encodes the potent immune-stimulatory cytokine IL-12. TAVO™ is injected directly into tumor lesions and, using our proprietary OMS EP Device, transfected into local cells. Our clinical data indicates that the in vivo gene transfer of plasmid DNA-encoded IL-12 using EP is well-tolerated. Anti-tumor activity has been observed as early as after a single cycle of treatment. Importantly, regression in distant, non-injected/non-electroporated lesions has also been observed (“abscopal effect”) in different solid cancers.

On November 15, 2022, we announced early clinical data from an investigator-sponsored trial (“IST”) conducted by Dr. Ahmad Tarhini at the H. Lee Moffit Cancer Center & Research Institute. This IST is evaluating TAVO™, OncoSec’s proprietary interleukin 12 (IL-12) encoding plasmid delivered by intratumoral electroporation (TAVO™-EP), in combination with intravenous nivolumab. Interim data were presented as a poster (abstract #617) at the 37th Annual Meeting of the Society of Immunotherapy of Cancer (SITC) in Boston, Massachusetts on November 10th. The poster entitled, “Neoadjuvant Immunotherapy with intratumoral tavokinogene telseplasmid (TAVO™) plus electroporation (EP) in combination with intravenous nivolumab in patients with operable locoregionally advanced melanoma”, is available on OncoSec’s website.

The trial enrolled patients with high-risk operable locoregional advanced stage IIIB-D or stage IVA melanoma. By the time of data cutoff, 10 of 12 patients had completed the neoadjuvant phase of up to three, 4-week cycles of TAVO™-EP on days 1 and 8 (with an optional third treatment on day 15) concurrently with 480 mg nivolumab administered every 4 weeks. Following the neoadjuvant treatment period, surgery was performed and adjuvant nivolumab was continued for up to 1 year. A preoperative overall response rate (ORR) by RECIST v1.1 was observed in 7 of 10 patients (70%) consisting of 4 patients with complete response (CR) and 3 patients with partial response (PR). Two patients had stable disease (SD) and 1 patient showed progressive disease (PD). One patient with a RECIST v1.1 PR declined surgery due to significant response after neoadjuvant treatment. At time of surgery, 8 of 9 (88.9%) evaluated patients had a major pathologic response (pMR; ≤10% viable tumor cells in the analyzed surgical specimen), 6 of 9 patients (66.7%) had a pathological CR (pCR). No disease recurrence has been observed at a median follow up of 7 months from the date of surgery.

Tumor-relevant immune biomarkers, analyzed pre-treatment for 6 patients, included CD8+ tumor infiltrating lymphocytes (TILs), PD-L1 expression levels and tumor inflammation signature (TIS) in the tumor lesions. This analysis identified four patients with low CD8+ TIL, low PD-L1 and low TIS; a biomarker signature that is negative predictive for response to immunotherapy. Of note, all four of these patients achieved pCR. Among the 12 patients with safety data, there were no grade 4/5 treatment-related adverse events; 1 patient experienced a grade 3 event of hyponatremia. Overall, the combination treatment was well tolerated, and no patient discontinued neoadjuvant treatment due to toxicity. Patients continue to enroll.

OUR CLINICAL PIPELINE

Melanoma

Melanoma is a deadly skin cancer with rapidly rising incidences both in the U.S. and globally. The National Cancer Institute (“NCI”) Surveillance, Epidemiology and End Results (“SEER”) Program estimates that 96,480 new melanoma cases were diagnosed in 2019, representing 5.5% of all new cancer cases in the U.S. Overall, the five-year survival rate for melanoma, regardless of disease stage, is high (92.2%); however, according to SEER 2019, for patients who present with metastatic disease and receive systemic treatment, the five-year survival rate is considerably lower at less than 25%. Despite recent advances in therapy, advanced metastatic melanoma continues to present a major and increasing burden with significant morbidity and mortality.

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KEYNOTE-695 Study (ongoing)

The KEYNOTE-695 clinical trial is a Phase 2b, open-label, single-arm, multi-center trial of TAVO™ EP in combination with an intravenous anti-PD-1 antibody, Merck’s KEYTRUDA®, in patients with unresectable locally advanced or metastatic melanoma and confirmed progression on immediate prior anti-PD-1 therapy. The KEYNOTE-695 trial completed enrollment of the original cohort (105 patients) in December of 2020; approximately half of the cohort was enrolled during the COVID-19 pandemic.

KEYNOTE-695 enrollment criteria with respect to anti-PD-1 checkpoint inhibitor failure is highly restrictive. In order to be considered an anti-PD-1 checkpoint inhibitor failure, all patients must have histologically or cytologically confirmed diagnosis of unresectable melanoma (Stage III or IV) with progressive locally advanced or metastatic diseases, be refractory/relapsed to anti-PD-1 monoclonal antibodies, namely KEYTRUDA® (pembrolizumab) or OPDIVO® (nivolumab), as either monotherapy or in combination with other approved checkpoint inhibitors or targeted therapies according to their approved label. Patients must have relapsed as documented by confirmed disease progression within 12 weeks of the last dose of anti-PD-1 monoclonal antibody administration. Patients can have no intervening therapies between failure of anti-PD-1 therapy and the TAVO™ / KEYTRUDA® combination treatment with the exception of approved BRAF (proto-oncogene B-Raf)/MEK (Mitogen-activated protein kinase kinase) inhibitor combinations. Patients that are BRAF/MEK inhibitor eligible may have received BRAF/MEK inhibitor treatment. The primary endpoint of the study is to assess the objective response rate (“ORR”) based on RECIST v1.1 by blinded independent central review (BICR). Database lock for the 105 patients enrolled in Cohort 1 is November 2022 and the final data analyses of the primary and secondary endpoints are expected to be available during the first quarter of 2023 and fourth quarter of 2022, respectively.

KEYNOTE-695 is a registration-directed clinical trial. In order to be eligible for accelerated approval, the TAVO™-EP / KEYTRUDA® combination must treat a serious condition and provide a meaningful advantage over available therapies. Prior to the commencement of the trial, we reviewed the patient inclusion and progression criteria, and other trial requirements with FDA. In light of this review, we strictly defined the patient population to be enrolled in KEYNOTE-695 to include only those patients who have definitively progressed on prior anti-PD-1 checkpoint therapy.

In July 2021, we entered into a clinical trial collaboration and supply agreement with Merck with respect to a Phase 3 study of TAVOTM in combination with KEYTRUDA® to evaluate the safety and efficacy of the combination in patients with Stage III or IV unresectable, metastatic melanoma, and who are refractory to prior checkpoint therapy. This study is referred to as KEYNOTE-C87. Pursuant to the terms of the agreement, both companies will bear their own costs related to manufacturing and supply of their product, as well as be responsible for their own internal costs. We are the study sponsor and are responsible for external costs. The trial is designed to be a global Phase 3 randomized clinical trial and is intended to support accelerated approval by the U.S. FDA and/or serve as a pivotal study to support a full licensure.

In November 2022, we announced data from the Phase 2 KEYNOTE-695 clinical trial. The last patient started treatment in December 2020, and clinical database lock occurred in October 2022.The key secondary endpoint of KEYNOTE-695 was met. Investigator assessment of overall response rate (ORR) per RECIST v1.1, from 101 efficacy evaluable patients, with at least one post-baseline tumor assessment, showed a confirmed ORR of 18.8% (95% confidence interval: 11.7, 22.8), which exceeds the pre-specified clinically meaningful ORR of ≥17% (95% CI: 10.2, 25.8).

Three patients achieved a complete response (CR) and 16 patients had a partial response (PR). Of note, 2 patients with CR had discontinued treatment with immediate prior nivolumab/ipilimumab. The disease control rate (CR + PR + stable disease) was 40.6%. The investigator-assessed durable response rate of ≥24 weeks was 15.8%, the median duration of response had not been reached. The median overall survival was 22.7 months (95% CI: 14.4, 35.5) after a median follow-up period of 33.4 months. The trial enrolled and collected safety data on 105 patients who had received at least 12 weeks of anti-PD-1 treatment and had confirmed disease progression. The combination therapy was generally well tolerated with no Grade 4/5 treatment-related adverse events (TRAEs). Grade 3 TRAEs were observed in 4.8% of patients. Top-line results of the primary endpoint of the KEYNOTE-695 trial, ORR by blinded, independent central review (BICR) based on RECIST v1.1, are expected to be announced in the first quarter of 2023.

OMS-102 (completed)

OMS-102 was an open-label, multi-center, Phase 2 trial of TAVO™-EP and KEYTRUDA® (pembrolizumab) in patients with advanced, metastatic melanoma. In August 2015, we enrolled the first patient in our Phase 2 investigator-sponsored clinical trial led by the clinicians at UCSF. Huntsman Cancer Institute in Utah was the second clinical site. The primary endpoint of this trial was to assess the anti-tumor efficacy of the combination of TAVO™-EP and KEYTRUDA® in patients with stage III/IV metastatic melanoma whose tumors are characterized by low frequency of CD8+/PD-1+/CTLA-4+ TILs (tumor infiltrating lymphocytes). The primary endpoint of the study was best overall response rate by RECIST of the combination regimen. Recent data suggests that patients whose tumors are lacking TILs or CD8+ T-cells at the tumor margin or generally have a low frequency of CD8+/PD-L1+/CTLA-4+ TILs are unlikely to respond to anti-PD-1 therapies such as KEYTRUDA®, while tumors with a frequency of CTLA-4+/PD-L1+/CD8+ T-cells >20% in the tumor are likely to have a clinical benefit. Therapies, such as TAVO™, that promote TIL generation and PD-L1 positivity play an important role in potentially augmenting the clinical efficacy of the anti-PD1/PD-L1 agents.

Initial data of the OMS-102 trial were presented in February 2017 at ASCO-SITC and the trial stopped enrolling patients in September 2017, allowing us to progress on to the KEYNOTE-695 trial. The study for an oral presentation at SITC 2017, and the final data were published in Clinical Cancer Research in May 2020. The overall response rate in 22 evaluated patients was 41%, with 36% complete responses. These results suggest that the combination of TAVO and KEYTRUDA has efficacy in this low TIL metastatic melanoma patient population. Furthermore, the combination therapy was well tolerated. Data from this trial was published in Clinical Cancer Research in May 2020.

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OMS-100 (completed)

OMS-100 was an open-label Phase 2 trial of TAVO™-EP monotherapy in patients with stage III/IV metastatic melanoma. The study was selected for an oral presentation at the Melanoma Bridge Conference in 2018, and final data from this trial were published in the Annals of Oncology in March 2020. Among 28 evaluable patients treated with up to 4 cycles of TAVO-EP on days 1, 5 and 8 of each 12-week cycle, the response rate was 35.7%, and among all evaluable patients, including those treated on alternative dosing schedules, the response rate was 29.8%. The results of this study demonstrated that multiple treatment cycles of TAVO™ were well tolerated, with no treatment-limiting toxicities. The majority of adverse events were localized to the treatment site and Grade-1 or -2 in severity.

Following this trial, a retrospective analysis of the patients who went on to receive an anti-PD-1/PD-L1 therapy was conducted. Results from this retrospective analysis suggested that TAVO™ primes and enhances response rates to PD-1/PD-L1 blockade. Specifically, of the 29 patients who completed TAVO™ treatment, 14 subsequently received an anti-PD-1/PD-L1 treatment. Overall, five of these 14 patients (36%) experienced a complete response and four patients experienced a partial response (29%), for an overall response rate of 65% (75% without intervening therapies). Two patients experienced stable disease (14%) and three patients experienced progressive disease (21%). We believe this retrospective sequential data could suggest combinatorial potential of an immune-priming effect with TAVO™ prior to anti-PD-1/PD-L1 therapy. Data from this retrospective analysis formed the clinical rationale for conducting OMS-102.

Phase 2 Investigator-Initiated Melanoma Neoadjuvant Trial

In August 2020, we supported commencement of an investigator-initiated Phase 2 trial conducted by the H. Lee Moffitt Cancer Center and Research Institute and the University of South Florida Morsani College of Medicine to evaluate TAVO™ as neoadjuvant treatment (administered before surgery) in combination with intravenous OPDIVO® (nivolumab) in up to 33 patients with operable locally/regionally advanced melanoma. This trial has been designed to evaluate whether the addition of TAVO™ can increase the published anti-tumor response observed with monotherapy OPDIVO®, an anti-PD-1 checkpoint inhibitor, in patients with locally/regionally advanced melanoma prior to surgical resection of tumors. This trial began enrolling patients in December 2020. Using a Simon’s 2-stage design the trial has met the pre-specified efficacy criteria to pass Stage 1 and has proceeded enrollment on to Stage 2 in up to 33 patients. Enrollment for this trial is expected to be completed in 2023. Preliminary data from this trial will be presented at an international medical conference, the Society for Immunotherapy of Cancer (SITC) Annual Meeting, in November 2022.

Triple Negative Breast Cancer (TNBC)

Breast cancer was the most common cancer diagnosed among U.S. women and was the second leading cause of cancer-related deaths in 2021. Worldwide, approximately 170,000 new cases of TNBC are diagnosed each year, with TNBC representing one of the four main molecular subtypes of invasive breast cancer, accounting for approximately 10-20% of all breast cancer, according to breastcancer.org. According to the American Cancer Society, for patients who present with Stage 4 metastatic breast cancer, the five-year survival rate is considerably lower at approximately 22%.

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TNBC frequently affects younger women (under 40 years old) and is characterized by higher relapse rates than estrogen receptor positive breast cancers. TNBC is also associated with an increased risk of recurrence, both locally and in distant sites including the lungs and brain. Advanced TNBC remains a significant area of unmet medical need. Chemotherapy is the current standard-of-care treatment in the adjuvant, neoadjuvant, and metastatic settings. Due to the loss of hormone receptors on the tumor cell, patients with TNBC do not benefit from hormonal therapy or treatments targeting the oncogenic HER2 pathway. The standard of care for TNBC patients with recurrent and/or metastatic disease is cytotoxic chemotherapy, leading to a median survival of approximately 13 months from the time of recurrence or diagnosis of distant metastases.

During October of 2022, we decreased all clinical activity outside of our melanoma clinical pipeline, including trials and studies involving TNBC.

KEYNOTE-890 study (halted)

KEYNOTE-890 is a Phase 2, open-label, single-arm, multi-center trial of TAVO™-EP in combination with an intravenous anti-PD-1 antibody, Merck’s pembrolizumab (KEYTRUDA®), in patients with histologically confirmed diagnosis of inoperable locally advanced or metastatic TNBC who have received at least one prior line of approved systemic chemotherapy or immunotherapy. Cohort 1 of this study was enrolling patients who had experienced at least one prior treatment option including chemotherapy and immunotherapy. Cohort 2 was enrolling treatment-naïve patients in front-line TNBC with the study treatment regimen of TAVO™-EP in combination with KEYTRUDA and chemotherapy.

KEYNOTE-890, Cohort 1 completed enrollment in early 2020. Enrollment in Cohort 2 began in the first quarter of 2021. Interim data for Cohort 1 was initially presented at the San Antonio Breast Cancer Symposium (“SABCS”) in December 2019, and an update on this cohort was presented at the SABCS in December 2021. Enrollment of Cohort 2 (target 40 patients) began in January 2021. Due to slow enrollment and competing studies in front-line TNBC, recruitment on Cohort 2 has been halted as of October 2022. We have deferred further development of TAVO™ for the treatment of TNBC in order to focus our efforts and our resources on our ongoing development of TAVO™ in melanoma.

OMS-140 (enrollment completed)

OMS-140 is a Phase 2, monotherapy trial in patients with advanced or metastatic TNBC. The trial was conducted at Stanford University and was designed to assess safety and efficacy of TAVO™ by evaluating whether TAVO™ promotes tumor immunogenicity by driving a pro-inflammatory cascade that leads to increases in cytotoxic tumor infiltrating lymphocytes (“TILs”). The presence and number of TILs is thought to be a key requirement for promoting the anti-tumor activity of anti-PD-1. By driving cytotoxic immune cells into the tumor, TAVO™ could be used in combination with checkpoint blockade therapies, which have reported some, but limited, activity in TNBC.

The primary objective of the trial is to evaluate the potential of TAVO™ to promote a pro-inflammatory molecular and histological signature, and the secondary objectives include the evaluation of safety and tolerability, evaluation of local ablation effect (% of necrosis), and description of other evidence of anti-tumor activity. The trial was subsequently amended to also capture the post-TAVO™ treatments and outcomes.

Preliminary data was presented at the SABCS annual meeting in 2018 and enrollment in this trial (n=10) is now complete. The clinical observations from this study prompted us to conduct KEYNOTE-890.

Duke University

We have an ongoing research collaboration with Duke University’s Center for Applied Therapeutics (“Duke University”) to evaluate TAVO™ in combination or sequenced with a HER2-plasmid vaccine administered with our APOLLO™ EP generator in preclinical studies. The research is led by Herbert Kim Lyerly, M.D., George Barth Geller Professor, Professor of Immunology, Surgery and Pathology at Duke University School of Medicine and a director on our board of directors. This work, showing that intratumoral plasmid IL12 expands CD8+ T cells and induces a CXCR3 gene signature (CXCR3-GS) in tumors that sensitizes TNBC patients to anti-PD-1 therapy, was recently reported in a peer reviewed journal.

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In this study, Duke investigators used mouse models of TNBC, to evaluate immune activation in response to administration of intratumoral IL-12 plasmid followed by electroporation (tavokinogene telseplasmid; TAVO™). Collaborators at Stanford further presented a single-arm, prospective clinical trial of TAVO™-EP monotherapy in patients with treatment refractory, advanced TNBC (OMS-140). Single-cell RNA sequencing of mouse tumors identified a CXCR3-GS following TAVO™-EP treatment associated with enhanced antigen presentation, T cell infiltration and expansion, and PD-1/PD-L1 expression. Assessment of tissue from patients before and after treatment confirmed the enrichment of this CXCR3-GS in tumors from patients with enhanced CD8+ T cell infiltration following treatment. One patient, previously unresponsive to anti-PD-L1 therapy, but who exhibited an increased CXCR3-GS after TAVO™ treatment, went on to receive additional anti-PD-1 therapy as their immediate next treatment after OMS-140, and demonstrated a significant clinical response. These data suggest that a safe, effective intratumoral IL-12 therapy can enhance antigen presentation and CD8 T cell recruitment, which contribute to the antitumor efficacy. They identify a TAVO™-EP treatment-related gene signature associated with improved outcomes and conversion of nonresponsive tumors, potentially even beyond TNBC.

Squamous Cell Carcinoma Head & Neck Cancer (SCCHN)

Head and neck cancer represent approximately 4% of all cancers in the U.S., and it is estimated over 65,000 patients will develop head and neck cancer this year with over 14,000 deaths.

During October of 2022, we decreased all clinical activity outside of our melanoma clinical pipeline, including trials and studies involving SCCHN.

OMS-131 (closed)

OMS-131 is an investigator-initiated Phase 2 clinical trial conducted by the UCSF Helen Diller Family Comprehensive Cancer Center. OMS-131, also referred to as the “TRIFECTA” trial, was initiated after clinical observations from a 2017 pilot study of TAVO™ in head and neck cancer patients demonstrated clinical and biological results including evidence of synergy between TAVO™ and PD-1 antibodies in the disease. Recruitment for this study was halted for strategic reasons in June 2021. We have deferred further development of TAVO™-EP for the treatment of head and neck cancer in order to focus our efforts and our resources on our ongoing development of TAVO™-EP in melanoma.

Our OMS Electroporation Device

The effectiveness of DNA-based therapeutics is dependent upon their uptake into cells by crossing the cell membrane. In the 1970s, it was discovered that the brief application of high-intensity, pulsed electric fields to cells resulted in a temporary and reversible increase in the permeability of the cell membrane, a mechanism known as EP.

The transient, reversible nature of the permeabilization of cell membranes by electroporation (EP) and the resulting increase in intracellular delivery of therapeutic agents is the underlying basis of our therapeutic approach. Our EP delivery system consists of an electrical pulse a generator, paired with disposable applicators facilitating electroporation. The extent of membrane permeabilization depends on various electrical, physical, chemical, and biological parameters, but EP delivery has been demonstrated to promote cellular uptake of chemical molecules such as chemotherapeutic drugs (e.g., bleomycin and cisplatin), and other therapeutic agents including nucleic acids (DNA and RNA).

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Multiple viral and non-viral delivery modalities have been developed to deliver nucleic acids into cells, however, many of these methods have faced challenges related to the safe and efficient expression of the DNA-encoded biologic into the intended target cells. For example, viral mediated delivery technologies appear to be efficient at transfecting cells, but they have suffered from significant safety issues related to the immunogenicity of the viral vector, shedding of the virus, and potential integration of the viral DNA into the host genome. Other non-viral delivery methods have employed the use of nanotechnology to coat the DNA with lipids. Although these lipid nanoparticle technologies have been used extensively in the clinic to deliver DNA-encoded biologic agents, few particles have been developed with the ability to specifically target cancer cells; instead, many of these particles naturally target the liver, which can function as a sink for the therapeutic agent or lead to potential liver toxicities.

EP has also been used extensively in the clinic to deliver DNA and other therapeutic agents. EP has not shown the same safety concerns that limit the use of other drug delivery modalities. In fact, the use of EP to deliver bleomycin intratumorally has been approved for use in Europe and is being used for cancers such as basal cell carcinoma across many European countries, including the United Kingdom.

Our OMS EP Device is designed to create favorable conditions to deliver plasmid DNA encoding immunotherapeutic cytokines into cells of the tumor microenvironment. The cytokine-encoding plasmid is injected directly into tumor lesions and taken up by cells after local exposure to electric pulses produced by the pulse generator and the needle-electrode.

Our lead product candidate, TAVO™, consists of a plasmid construct encoding the pro-inflammatory cytokine IL-12 that is injected into the tumor and delivered into the tumor cells through in vivo electroporation using our OMS EP Device. Once our financial position allows such expanded research efforts, we may also continue researching other DNA-encoded, immunologically-active molecules, with an aim of developing additional immunotherapeutic drugs that, when delivered using our OMS EP Device, may be capable of breaking the immune system’s tolerance to cancer.

Visceral Lesion Applicator (VLA)

Ongoing efforts aim to develop our next-generation intratumoral delivery device and applicators. We have made advancements toward prototypes, pursuing discovery research to identify other product candidates that, in addition to IL-12, can be encoded into propriety plasmid-DNA, delivered intratumorally. While our current focus is on melanoma, we may continue developing a new, propriety technology to potentially treat liver, lung, bladder, pancreatic and other difficult to treat visceral lesions through the direct delivery of plasmid-based therapeutics, such as IL-12, with a new VLA once our financial position allows us to do so.

The VLA is intended and may be designed to work with low voltage EP generators. We have successfully completed several pre-clinical animal studies and presented data in posters at the 2020 Society for Interventional Oncology meeting, where it was awarded “Best Technology Scientific Abstract”, and the 2020 Society for Interventional Radiology meeting. The Company expected to bring a VLA into the clinic in 2023. However, this timeline is under evaluation and may extend beyond 2023. Moving forward, we see significant opportunity to leverage this innovative technology to secure new partnerships that may allow us to expand our capabilities, help cancer patients with unmet clinical needs, and drive shareholder value.

COMMERCIALIZATION

Strategy

Our primary focus is to pursue our study of TAVO™-EP in combination with KEYTRUDA® (pembrolizumab) in melanoma, including our planned and ongoing clinical trials discussed under “Clinical Programs” above and potentially other trials we may pursue in the future.

As a part of our commercialization strategy, we also regularly assess and evaluate potential collaboration opportunities to identify novel therapeutic modalities for EP delivery as well as rational combinations for TAVO™-EP with existing and emerging cancer therapeutics, e.g., monoclonal antibody therapies and other large and small molecule drugs. For instance, we may seek to collaborate with pharmaceutical or biotechnology companies to provide us with access to complementary proprietary technologies and/or greater resources. In addition, we may seek to expand the applications of our technologies through strategic collaborations or other opportunities, such as in-licensing or strategic acquisitions, and we may seek to out-license our intellectual property to other companies to leverage our technologies for applications that we may not choose to internally and independently develop.

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Manufacturing and Supply

Currently, we assemble and store certain components of our OMS EP Device system, which is our proprietary delivery mechanism for our TAVO™ product candidate, and we utilize the services of qualified contract manufacturers to produce the remaining components of this system and for the manufacturing, testing, packaging and storage of our plasmid product candidate for clinical trials or other studies. Manufacturing of our systems and product supplies requires significant expertise and capital investment, including the use of advanced manufacturing techniques and process controls. Currently, we do not own and have no plans to build our own clinical or commercial Good Manufacturing Practice (“GMP”) manufacturing capabilities for any device, drug substance or drug product. We expect to increase our reliance on third-party manufacturers but may also consider alternative manufacturing strategies.

We rely upon a small number of suppliers and manufacturers for our clinical activities. For manufacturing and distributing we use external parties, which collectively account for approximately 90% of clinical materials and EP systems support and materials. We believe there are alternate sources of raw material supply and finished goods manufacturing to satisfy our requirements, although transitioning to other vendors, if necessary, could result in delay or additional costs. In addition, for combination trials, we typically rely exclusively on one supplier of the non-company-owned product used in the trial, such as our reliance upon Merck for the supply of KEYTRUDA® in the KEYNOTE-695 and KEYNOTE-890 studies.

We are ISO 13485:2016 certified and comply with all appropriate standards and authorities for the assembly, manufacturing and activities we conduct, and we have established an audited quality management system for these activities. In addition, all contract manufacturers that we use must comply with various requirements enforced by the FDA through its facilities inspection programs. See “Regulation” below for more information.

COMPETITION

The biotechnology industry is intensely competitive. This competitive environment stimulates an ongoing and extensive search for technological innovation and necessitates effective and targeted marketing strategies to communicate the effectiveness, safety and value of products to healthcare professionals in private practice and group practices and payors in managed care organizations, group purchasing organizations, and Medicare and Medicaid services.

We face competition from a number of sources, including large pharmaceutical companies, biotechnology companies, academic institutions, government agencies and private and public research institutions. We compete against other developers of cancer treatments, including immunotherapy treatments as well as other types of treatments for cancer indications on which we are focused. In particular, a number of companies, including large pharmaceutical companies, have development strategies similar to our current focus. These companies could include, among others, Bristol Myers-Squibb, Iovance Therapeutics, Syndax, Dynavax Technologies, Checkmate, Immunomedics and Idera Pharmaceuticals. In addition, we also compete with other clinical-stage biotechnology companies for funding and support from healthcare and other investors and potential collaboration relationships with larger pharmaceutical or other companies, as well as for personnel with expertise in our industry. We are smaller and less well-funded than many of our competitors, and we have a shorter and less proven operating history and a less recognizable and established brand name than many of our competitors. In addition, some of our competitors have commercially available products, which provide them with operating revenue and other competitive advantages.

Our competitors may obtain regulatory approval of their product candidates more rapidly than we can or may obtain more robust patent protection or other intellectual property rights to protect their product candidates and technologies, which could limit or prevent us from developing or commercializing our product candidates. If we are able to obtain regulatory approval of one or more of our product candidates, we will face competition from approved products or products under development by other companies that may address our targeted indications. If we directly compete with large entities for the same markets and/or customers, their greater resources, brand recognition, sales and marketing experience and financial strength could prevent us from capturing a share of these markets or customers. Our competitors may also develop products that are more effective, more useful, better tolerated, subject to fewer or less severe side effects, more widely prescribed, less costly or more widely accepted for other reasons than any of our products that obtain regulatory approvals, and our competitors may also be more successful than us in manufacturing, distributing and otherwise marketing their products.

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We expect our product candidates, if approved and commercialized, to compete on the basis of, among other things, product efficacy and safety, time to market, price, coverage and reimbursement by third-party payors, extent of adverse side effects and convenience of treatment procedures. We may not be able to effectively compete in any of these areas. Presently, we compete with other biotechnology companies for funding and support on the basis of our technology platforms and the potential value of our product candidates based on the factors described above.

INTELLECTUAL PROPERTY

We believe our success and ability to compete depends in large part on our ability to protect our proprietary rights and technologies, including obtaining and maintaining patent, trademark and trade secret protection of our product candidates and their respective components and underlying technologies, including devices, formulations, manufacturing methods and methods of treatment, and appropriately safeguarding unpatented proprietary rights, including trade secrets and know-how. As of October 2022, we owned 74 issued patents (6 U.S. and 68 foreign) and 93 pending patent applications (14 U.S. and 79 foreign). We are currently prosecuting pending patent applications in various jurisdictions. We have issued patents in the U.S., Europe, Hong Kong and Japan with claims directed to cytokine-based intratumoral immunotherapies in combination with a checkpoint inhibitor. These patents expire in 2036. U.S. Patent 11,318,305, with claims directed to electroporation systems and devices having adaptive control features, was issued on May 3, 2022, and is expected to expire in 2037. Japanese Patent 7079729, directed to our next generation IL-12 expression vector was issued on May 25, 2022, and expires in 2036. In addition, we have licensed intellectual property rights that allow us to use certain EP technology to deliver DNA-based cytokines as an immunotherapy, as well as catheter-based delivery devices. From these in-licensed portfolios, we have access to 91 issued U.S. and foreign issued patents (7 from USF, 26 from Gaeta Therapeutics, and 58 from Inovio Pharmaceuticals, Inc. (Inovio)) and 13 U.S. and foreign pending patent applications (1 from USF, 3 from Gaeta Therapeutics, and 9 from Inovio). We expect to continue to file additional patent applications, if and when appropriate, as our research and development efforts continue. The majority of the patents in our portfolio, including owned and in-licensed patents and fundamental patents directed toward our proprietary technology, expire between 2023 and 2041. We have previously obtained patent protection through an asset purchase agreement with Inovio covering our original clinical electroporation device. The primary patents providing protection of this original device have expired. However, the Company has recently filed applications, in 2019-2021, on our next generation electroporation devices and applicator handles and our next generation DNA-based cancer immunotherapeutics and will continue to file patent applications this year.

In addition, we have entered into a cross-license agreement for certain electroporation technology with Inovio, including patent protection for some of our clinical electroporation devices (some of which, as noted above, have recently expired or will soon expire). Under the terms of the agreement, Inovio has granted us a non-exclusive, worldwide license under certain of its electroporation patents, and in exchange, we have granted to Inovio an exclusive license to certain of our purchased technology in a limited field of use.

REGULATION

Commercialization Approval for our Product Candidates

Biotechnology companies are subject to extensive, complex, costly and evolving government regulation relating to the ability to market and sell any therapeutic or medical device. In the United States, these regulations are principally enforced by the FDA and state government agencies. Outside the United States, these regulations are typically administered by various health authorities comparable to the FDA in countries where products or product candidates are researched, tested, manufactured and/or marketed.

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United States

General

In the United States, the federal Food, Drug and Cosmetic Act, or FDCA, other state statutes and regulations, many of which are administered and enforced by the FDA, govern or influence, among other things, the research, development, verification, validation, clinical testing, manufacturing, storage, record-keeping, approval, labeling, promotion, marketing, distribution, post-approval monitoring and reporting, sampling, import and export of product candidates such as ours. Under these regulations, we and our contract manufacturers may be subject to periodic inspection of our facilities, quality controls and other procedures, and operations and/or the testing of our product candidates during and after the approval process for a product candidate, to confirm compliance with all applicable regulations, including current good manufacturing practices (“cGMPs”) and other applicable requirements.

Possible penalties or other consequences for failure to comply with these regulatory requirements include, among others, observations, notices, citations and/or warning letters that could force us to modify our clinical programs or other activities; clinical holds on our ongoing clinical programs; adverse publicity from the FDA or others; the FDA’s suspension of its review of pending applications; fines; product recalls or seizures; total or partial suspension of production and/or distribution; labeling changes; withdrawal of previously granted product approvals; enforcement actions; injunctions and civil or criminal prosecution. Any such sanctions, if imposed, could have a material adverse effect on our business, operating results and financial condition.

Approval Process

Before any new drug, device or dosage form, including a new use of a previously approved drug or biologic, can be marketed in the United States, FDA approval is required. The process required by the FDA before a product may be marketed in the United States generally involves, among other things:

●	completion of non-clinical testing;

●	completion of chemistry, manufacturing, and control testing, commonly known as CMC;

●	submission to the FDA of an investigational new drug application (“IND”) for human clinical testing, which must be accepted and effective before human clinical trials may begin in the United States;

●	performance of adequate human clinical trials in accordance with good clinical practices to establish the safety and efficacy of the proposed product for each intended use;

●	for a stand-alone medical device, submission to the FDA of a premarket approval application (“PMA”) or 510(k) premarket notification, which the FDA must review and approve; and

●	for a therapeutic, submission to the FDA of a NDA or BLA which the FDA must review and approve.

The pre-clinical and clinical testing and approval process can take many years and requires substantial time, effort and financial resources. The receipt and timing of approval, if any, is uncertain. The results of pre-clinical tests, together with certain manufacturing information, analytical data and a proposed clinical trial protocol and other information, are submitted as part of an IND to the FDA. Once an IND is in effect, the protocol for each clinical trial to be conducted under the IND must be submitted to the FDA, which may or may not allow the trial to proceed. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development.

Clinical trials involve the administration of the investigational new drugs or biologics to human subjects under the supervision of qualified investigators in accordance with good clinical practice requirements. For purposes of a NDA or BLA submission and approval, human clinical trials are typically conducted in the following sequential phases, which may overlap or be combined:

●	Phase 1: The product candidate is initially introduced to healthy human subjects or patients and tested for safety, dose tolerance, absorption, metabolism, distribution and excretion and, if possible, to gain an early indication of its safety, tolerability and effectiveness.

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●	Phase 2: The product candidate is administered to a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted indications, and to determine dose tolerance and optimal dosage. Multiple Phase 2 clinical trials may be conducted.

●	Phase 3: The product candidate is administered in an expanded patient population at multiple, geographically-dispersed clinical trial sites, to obtain additional evidence of clinical efficacy and safety and to establish the overall risk-benefit relationship of the product candidate.

●	Phase 4: In some cases, the FDA may condition approval of a NDA or BLA for a product candidate on the sponsor’s agreement to conduct additional post-approval clinical trials to further assess the safety and efficacy of the drug or biologic.

The results of product development, pre-clinical studies and clinical trials are submitted to the FDA as part of a NDA or BLA requesting approval to market the product. NDAs or BLAs must also contain extensive information relating to the product’s pharmacology, chemistry, manufacture, controls, and proposed labeling, among other things.

Once the NDA or BLA submission has been accepted, the FDA begins an in-depth substantive review. Pursuant to the FDA’s performance goals, NDA and BLA standard reviews are to be completed within 10 months, subject to extensions by the FDA. Before approving a NDA or BLA, the FDA often inspects the facility or facilities where the product is manufactured and will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with good manufacturing practices. Additionally, the FDA will typically inspect one or more clinical sites to assure compliance with good clinical practices before approving a NDA or BLA. If the FDA determines that a NDA or BLA is not approvable, then the FDA may outline the deficiencies and often will request that additional information be provided or additional clinical trials be completed. Notwithstanding the submission of any requested additional testing or information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

Further, even if regulatory approval of a product candidate is obtained, such approval would specify the indicated uses for which the product may be marketed. Additionally, we would be subject to pervasive and continuing regulation by the FDA with respect to any approved product, including requirements related to, among other things, drug or device listing, record-keeping, periodic reporting, product sampling and distribution, manufacturing practices, labeling, advertising, promotion, and reporting of adverse events associated with any approved products. Moreover, we could be required to conduct post-approval studies, such as Phase 4 clinical trials, or surveillance programs to monitor the safety of any approved products. FDA has the authority to stop or limit further marketing of a product or impose more stringent labeling restrictions based on the results of these post-approval programs or in the event of any unexpected or serious health or safety concern regarding any approved product.

Non-U.S. Regulation

If we pursue research and/or commercialization activities for our product candidates outside the United States, we would need to obtain necessary approvals from the regulatory authorities comparable to the FDA in applicable jurisdictions before we could commence clinical trials or marketing of our product candidates in these jurisdictions. In addition, we would become subject to a variety of foreign regulations regarding safety and efficacy of our product candidates and governing, among other things, clinical trials, commercial activities, manufacture and distribution of our product candidates. The requirements to obtain product approvals vary widely from country to country, and the FDA’s approval requirements, review procedures and timelines may not be the same as or even similar to the requirements or a comparable foreign regulator. As a result, even if we obtain regulatory approval for a product candidate in one country, we may be required to undertake additional clinical trials or studies, submit additional information, wait for longer review periods or make other efforts in order to obtain regulatory approvals in other desirable geographic markets.

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Healthcare Laws and Regulations

The healthcare industry is heavily regulated, constantly evolving and subject to significant change and fluctuation. The U.S. federal and state healthcare laws and regulations that currently impact our business include, among others:

●	the laws and regulations administered and enforced by the FDA, including the FDCA, and other federal statutes and regulations, discussed above;

●	the federal Patient Protection and Affordable Care Act as amended by the Health Care and Education Reconciliation Act, referred to collectively as the Affordable Care Act, which, in general and among other things, expands the government’s investigative and enforcement authority, including requiring pharmaceutical companies to record and disclose to government agencies any transfers of value to doctors and teaching hospitals, and increases the penalties for fraud and abuse, including amendments to the federal False Claims Act and the Anti-Kickback Statute to make it easier to bring suits under these statutes;

●	the federal Anti-Kickback Statute, which generally prohibits, among other things, soliciting, receiving or providing remuneration to induce the referral of an individual for an item or service or the purchasing or ordering of an item or service for which payment may be made under federal healthcare programs, such as the Medicare and Medicaid programs;

●	the federal false claims laws, which generally prohibit, among other things, knowingly presenting or causing to be presented claims for payment from Medicare, Medicaid or other third-party payors that are false or fraudulent;

●	the federal Health Insurance Portability and Accountability Act of 1986, or HIPAA, as amended by the federal Health Information Technology for Economic and Clinical Health Act, or HITECH, which, in general and among other things, establish comprehensive federal standards with respect to the privacy, security and transmission of individually identifiable health information and impose requirements for the use of standardized electronic transactions with respect to transmission of such information; and

●	analogous state and foreign laws and regulations, such as anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payor, including commercial insurers, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not be preempted by applicable federal laws, thus complicating compliance efforts.

Additionally, the healthcare compliance environment is continuously changing at the federal level and with some states mandating implementation of compliance programs, compliance with industry ethics codes, spending limits and reporting to state governments of gifts, compensation and other remuneration to physicians. Further, to the extent we continue to pursue operations in foreign countries, such as our clinical activities in Australia, or in Canada, or if we seek to sell any product that obtains regulatory approval in a foreign country, we would be subject to different reporting and other compliance requirements in multiple jurisdictions, including foreign laws and regulations comparable to the U.S. laws and regulations described above.

All of these laws impose penalties for non-compliance, some of which may be severe. If we or our operations are found to be in violation of any of these laws or any other governmental regulations that apply to us, we may be subject to civil or criminal penalties, fines or other monetary damages or orders forcing us to curtail or restructure our operations.

Other Regulatory Requirements and Environmental Matters

We are or may become subject to various laws and regulations regarding laboratory practices and the experimental use of animals, as well as environmental laws and regulations governing, among other things, any use and disposal by us of hazardous or potentially hazardous substances in connection with our research. In each of these areas, the FDA and other government agencies have broad regulatory and enforcement powers, including, among other things, the ability to levy fines and civil penalties, suspend or delay issuance of approvals, seize or recall products and withdraw approvals.

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In addition, to the extent we continue to pursue operations in foreign jurisdictions, we will be subject to anti-bribery laws in the United States and applicable foreign jurisdictions, including the U.S. Foreign Corrupt Practices Act, or FCPA, and comparable foreign laws. Further, we are subject to a variety of laws and regulations relating to other matters, including workplace health and safety, labor and employment, public reporting and taxation, among others, and our failure to comply with these laws and regulations may result in a variety of administrative, civil and criminal enforcement measures, including monetary penalties or imposition of sanctions or other corrective requirements.

HUMAN CAPITAL RESOURCES

Our senior management team and Board of Directors have decades of experience, each demonstrating a strong track record of success in the biotechnology and pharmaceutical industries, including in research and development, commercialization and financing activities. In addition, we have assembled a clinical and regulatory team experienced in developing and advancing novel therapeutic approaches through clinical testing and regulatory approvals, including extensive technical, manufacturing, analytical and quality experience to oversee our clinical, manufacturing and testing activities. Our team consists of a relatively small number of employees, as well as consultants and advisors regarding research and development, regulatory, compliance, healthcare and investor and public relations matters. We also expect to engage experts in healthcare and in general business to advise us in various capacities. For instance, we have in the past consulted with various oncology researchers and clinicians to provide counsel as part of our advisory panels for our clinical programs, and we expect to continue to establish consulting and advisory relationships with scientific, clinical and medical experts in academia and industry to assist us with FDA submissions, clinical testing and identification and development of new product candidates.

As of July 31, 2022, we had a total of 41 employees, including 40 full-time employees and 1 part-time employee. None of our employees are represented by a labor union or covered by a collective bargaining agreement, and we believe that our relations with our employees are good.

On October 2, 2022, our Board of Directors authorized the Restructuring Plan that is designed to prioritize clinical activities in melanoma to reduce operating expenses while advancing our lead product candidate, TAVO™ EP, toward near-term data milestones in connection with the KEYNOTE-695 clinical trial. As part of the Restructuring Plan, we restructured our internal operations and reduced our workforce by approximately 45%, or approximately 18 employees. Please see “Recent Developments” above for further information.

Corporate Information

We were incorporated under the laws of the State of Nevada in February 2008 under the name Netventory Solutions Inc. to pursue the business of inventory management solutions. In March 2011, we completed a merger with our subsidiary to change our name to “OncoSec Medical Incorporated,” and we commenced operations as a biotechnology company upon our acquisition of assets from Inovio related to the use of drug-medical device combination products for the treatment of various cancers. Our principal executive office is located at 24 North Main Street, Pennington, NJ 08534 and the telephone number is (855) 662-6732. Our website address is www.oncosec.com. Information contained on our website is not, and should not be considered, part of this registration statement. We will make available free of charge through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to these reports, as soon as reasonably practicable after we electronically file such materials with, or furnish such materials to, the Securities and Exchange Commission, or SEC. We are not including the information on our website as a part of, nor incorporating it by reference into, this registration statement. Additionally, the SEC maintains a website that contains annual, quarterly, and current reports, proxy statements, and other information that issuers (including us) file electronically with the SEC. The SEC’s website address is http://www.sec.gov/.

In addition, we intend to use our media and investor relations website, SEC filings press releases, public conference calls and webcasts as wells as social media to communicate with our subscribers and the public about the Company, its services and other issues. It is possible that the information we post on social media could be deemed to be material information. Therefore, in light of the SEC’s guidance, we encourage investors, the media and others interested in the Company to review the information we post on the U.S. social media channels listed on our website.

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DIRECTORS AND MANAGEMENT

Board of Directors

The following table sets forth the names, ages as of November 9, 2022, and certain other information for each member of our board of directors (our “Board”):

Name	Position with the Company	Age	Director Since
Dr. Linda Shi, M.D., Ph.D.	Chair of the Board	58	December 2021
Dr. Robert H. Arch	Director, President and Chief Executive Officer	56	October 2022
Stephany Foster	Director	44	October 2022
Joon Kim	Director	56	December 2018
Dr. Herbert Kim Lyerly, M.D.	Director	64	April 2020
Kevin R. Smith	Director	51	February 2020
Chao Zhou	Director	33	February 2020

Dr. Linda Shi, M.D., Ph.D., is the deputy president and Chief Medical officer of Grand Pharma (China) Co. Ltd. (Grand Pharma), as well as an Executive Director of Grand Pharmaceutical Group Limited, a publicly listed company in Hong Kong. Prior to joining Grand Pharma in 2019, Dr. Shi was the EU Regulatory Leader in the Global Regulatory Affairs (GRA) for Neuroscience at Janssen R&D in Belgium for more than 12 years.

Dr. Shi has over 30 years of clinical and research experience in academic settings and the pharmaceutical industry, with significant experience working with global multifunctional matrixed teams to drive forward complex projects. She led various applications for clinical trials (Clinical Trial Applications (CTA) and Investigational New Drug Applications (IND)) across Europe and in the United States, particularly in relation to strategic assessments of first-in-human clinical trials with innovative research paths. Dr. Shi obtained her M.D. in China and also a Ph.D. in Medical Sciences from Vrije Universiteit Brussel. She has been appointed as a guest professor and visiting fellow in various universities worldwide.

Dr. Robert H. Arch has served as an independent consultant to various pharmaceutical and biotechnology companies since July 2021. He was elected as a non-independent member of the Company’s Board of Directors in October 2022. Previously, Dr. Arch served as Head of Research at Elpiscience Biopharma, Ltd. from October 2019 to June 2021 and Head of the Liver Disease Department at China Novartis Institutes for BioMedical Research from February 2017 to October 2019. Dr. Arch’s leadership roles have been focused on shaping strong teams and building diversified research and development pipelines with innovative assets, from ideas to late-stage clinical development programs. Dr. Arch’s career over 28 years extends from academia to the pharmaceutical industry, including positions at Novartis, Takeda, GlaxoSmithKline, and Pfizer. Dr. Arch’s expertise in basic research and drug development includes chronic liver disease, cancer, immuno-oncology, respiratory disease, and inflammatory disorders. Dr. Arch holds a Ph.D. in Germany from the University of Wuerzburg and the German Cancer Research Center (the “DKFZ”), Heidelberg. After postdoctoral training at the DKFZ and the University of Chicago, Dr. Arch started his independent career as a faculty member in the Departments of Medicine and Pathology & Immunology at Washington University in Saint Louis. Dr. Arch is an author on more than 40 publications and book chapters and co-inventor on several patents for clinical-stage assets.

Ms. Stephany Foster has over 20 years of experience in the fields of accounting and human resource management. Since October 2019, Ms. Foster has served as Chief Human Resources Officer, Senior Vice President, Head of Global Human Resources, and a member of the Executive Committee of QIAGEN N.V., a global provider of Sample to Insight solutions that enable customers to gain valuable molecular insights from samples containing the building blocks of life. Prior to this position, Ms. Foster served as Vice President, Head of Compensation and Benefits, at QIAGEN from January 2019, and earlier as Vice President, Head of Internal Audit, at QIAGEN from January 2005 to December 2018. Ms. Foster holds both a Bachelor’s and Master’s degree in Accounting from the University of Notre Dame.

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Mr. Joon Kim has served on our Board since December 2018. Mr. Kim is an accomplished litigator with extensive experience in both business and criminal litigation matters. With a particularly strong background in representing clients in court proceedings, Mr. Kim has a comprehensive understanding of every stage of the litigation process, including all aspects of initial investigatory/discovery proceedings, settlement negotiations, contested hearings, pretrial and trial motions, evidentiary issues, trials, and the handling of post-judgment challenges and appeals. Mr. Kim advises corporate clients of varying sizes on a variety of subject matters, inclusive of assisting the top management with strategic decision-making. Mr. Kim has acted as an advisor to Alpha Holdings, Co., Ltd. since July 2018.

From April 2017 to March 2020, as a partner in Lee & Ko’s International Litigation and Dispute Resolution and White Collar Crime Practice Groups, Mr. Kim advised clients, both domestic and international, on a broad range of litigation and dispute-resolution matters. In addition, Mr. Kim served as a public prosecutor in California, representing the People of the State of California in criminal proceedings. In that capacity, Mr. Kim has first-chaired both jury and non-jury trials, and has been trained in all aspects of litigation. During his time as a public prosecutor, Mr. Kim also had the experience of serving as a research fellow at the Institute of Justice, under the auspices of the Ministry of Justice of the Republic of Korea, where he worked closely with Korean public prosecutors. Mr. Kim received his J.D. from Berkeley School of Law and his B.S. from the Berkeley School of Business. Mr. Kim’s legal experience and expertise are the primary qualifications for him to serve as a director of the Company.

Dr. Herbert Kim Lyerly, M.D., is the George Barth Geller Professor of Cancer Research (from 2004), Professor of Surgery (from 1997), Immunology (from 2017) and Pathology (from 2018), and Director of the Surgical Sciences Applied Therapeutics section at Duke University (from 2021), and former Director of the Duke Comprehensive Cancer Center, a position he held from 2003 to 2011. He is an internationally recognized expert in cancer therapy and immunotherapy, has published over 300 scientific articles and book chapters, and has edited ten textbooks on surgery, cancer immunotherapy and novel cancer therapies. He serves on the editorial board of 12 scientific journals.

Dr. Lyerly was appointed in 2008 by President George W. Bush to serve on the National Cancer Advisory Board, which oversees the National Cancer Institute, where he served until 2014. He has served as Chair of the Cancer Center’s Subcommittee and served on the Global Health Subcommittee of the National Cancer Advisory Board. He has served on the National Institutes of Health (“NIH”) Council of Councils, and on the board of the NIH Office of AIDS Research. He has also been a member of the scientific advisory boards of the Susan G. Komen Foundation and the Burroughs Welcome Foundation. He is a highly sought-after consultant and advisor and has served on the Cancer Center’s external advisory boards for the M.D. Anderson Cancer Center, University of Michigan, University of Chicago, University of Alabama, University of Arizona, Boston University and Purdue University. He has served as an advisor to the University of Washington and Case Western Reserve Clinical and Translational Science Institutes. Dr. Lyerly’s experience and expertise in the field of oncology are the primary qualifications for him to serve as a director of the Company.

Mr. Kevin R. Smith is currently the Chief Executive Officer and Executive Director of Sirtex Medical US Holdings, Inc. (“Sirtex”), a position that he has held since October 2019. Mr. Smith served as the interim Chief Executive Officer of OncoSec from February 2022 to May 2022. He combines more than 20 years of sales and marketing experience in the medical device industry with the keen instincts of an entrepreneur. Prior to his appointment to Chief Executive Officer of Sirtex, Mr. Smith served as Sirtex’s interim Chief Executive Officer from April 2019 to October 2019 and Executive Vice President of Sales & Marketing, Americas from August 2017 to April 2019. Before joining Sirtex, Mr. Smith was Executive Vice President of Business Development at Gel-e, Inc., a company based at the University of Maryland specializing in advanced material hemostasis products, a position he held since January 2017. Mr. Smith’s previous positions include Chief Commercial Officer of Sensium Healthcare along with Global Vice President of Sales & Marketing at Teleflex, where he was the senior sales and marketing executive in the company’s cardiac business unit. Mr. Smith holds a Master of Business Administration in Global Management from the University of Phoenix and a Bachelor of Science in Marketing from the University of Kentucky. Mr. Smith’s leadership experience, as well as his experience in the marketing and sales sector of the medical device industry, are the primary qualifications the Board considered in nominating him as a director of the Company.

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Mr. Chao Zhou is currently the Chief Executive Officer of Grand Pharmaceutical Group Limited, a public company listed on the Hong Kong stock exchange that develops, manufactures and distributes pharmaceutical products and medical devices to retailers and medical organizations with significant experience in research and development and product commercialization in China, a position he has held since June 2021. Since 2018, Mr. Zhou has served on the Board of Directors of Grand Pharma Sphere Pte. Ltd, a Singapore based company, Sirtex Medical Pty Ltd., the Australian based global medical device company and Cloudbreak Pharmaceutical Inc., a Cayman Islands based company which is engaged in the business of the research, development, manufacturing and commercialization of biopharmaceutical product. Prior to his role as Chief Executive Officer of Grand Pharmaceutical Group Limited, from 2013 Mr. Zhou served as a Management Director in the Department of Legal Security for China Grand Enterprises, Inc., an investment company engaged in the operation and management of businesses covering pharmaceuticals and healthcare, commodity trading, real estate investment, financial service and other sectors. He earned his Bachelor in Law from Ocean University of China and a Master in International Law from the University of International Business and Economics. We believe that Mr. Zhou is qualified to serve on our Board of Directors due to his commercial experience in the biopharmaceutical industry.

Arrangements with Members of Our Board

On February 7, 2020, the Company closed (the “Closing”) a strategic transaction (the “CGP Transaction”) with Grand Decade Developments Limited, a direct, wholly-owned subsidiary of Grand Pharmaceutical Group Limited (formerly China Grand Pharmaceutical & Healthcare Holdings Ltd.), a company formed under the laws of the British Virgin Islands (“CGP”), and its affiliate, Sirtex Medical US Holdings, Inc., a Delaware corporation (“Sirtex”). In connection with the Closing, the Company entered into a Stockholders Agreement (the “Stockholders Agreements”) with each of CGP and Sirtex, pursuant to which, among other things, CGP exercised its option to nominate two (2) individuals to the Board and Sirtex exercised its option to nominate one (1) director to the Board. Pursuant to the Stockholders Agreements, CGP nominated Yuhang Zhao, Ph.D., and Chao Zhou to the Company’s Board, and Sirtex nominated Kevin R. Smith to the Company’s Board. On December 15, 2021, Dr. Zhao resigned from the Board and CGP exercised its option pursuant to its Stockholders Agreement and appointed Dr. Shi as her replacement. Additionally, pursuant to the CGP Stockholders Agreement, CGP is entitled to nominate up to two (2) replacement independent directors in the event that any independent director that was a director on the Board at the Closing resigns or otherwise ceases to be a director. On November 23, 2021, Robert E. Ward, former independent director, resigned from his position on the Board. CGP subsequently nominated Ms. Stephany Foster to the Board and on October 7, 2022, the Board formally appointed Ms. Foster as an independent director of the Board.

On August 31, 2018, OncoSec and Alpha Holdings, Inc. (“Alpha”) entered into a stock purchase agreement (the “Alpha Stock Purchase Agreement”), pursuant to which OncoSec agreed to issue and sell to Alpha shares of its common stock. Pursuant to the Alpha Stock Purchase Agreement, Alpha was given the option to nominate one individual to the Company’s Board. Mr. Kim was appointed to the Board in accordance with the terms of the Alpha Stock Purchase Agreement in conjunction with the closing of the transaction in December 2018.

Additionally, on August 13, 2021, of the Board of Directors formed a temporary Leadership Committee consisting of three board members, Dr. Margaret Dalesandro, Dr. Yuhang Zhao and Dr. Herbert Kim Lyerly, to lead all development efforts, with a focus on the Company’s lead asset, TAVO™, until a permanent Chief Executive Officer was hired. Subsequently, upon Dr. Dalesandro’s and Dr. Zhao’s resignation from the Board of Directors on December 13, 2021 and December 15, 2021, respectively, the Board of Directors appointed Dr. Linda Shi and Mr. Kevin Smith to serve on the Leadership Committee. On April 28, 2022, the Board of Directors approved the appointment of Robert H. Arch, Ph.D., as the Company’s President and Chief Executive Officer, after which the Leadership Committee was dissolved.

Other than as described above, there is no arrangement or understanding between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or director nominee of the Company. There are no family relationships between any of the directors or our executive officers.

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Executive Officers

Set forth below is information regarding the current executive officers of the Company, including biographical summaries.

Name	Position(s) with the Company	Age	Officer Since
Robert H. Arch, PH.D	Chief Executive Officer and President	56	May 2022
George Chi	Chief Financial Officer	53	February 2022

Please see above under Directors for Dr. Robert H. Arch’s biography.

Mr. George Chi joined the Company from THPlasma, where he served as Chief Executive Officer since July 2020 and helped found the company’s plasma collection business and establish regular commercial sales. Prior to joining THPlasma, Mr. Chi served as Chief Financial Officer of CASI Pharmaceuticals, Inc. (“CASI”), a biopharmaceutical company focused on developing and commercializing innovative therapeutics and pharmaceutical products, from September 2018 to February 2020. Prior to joining CASI, Mr. Chi was Vice President of Finance at Flavors Holdings, Inc., a packaged food company, from October 2016 to September 2018, where he led the global accounting function, including financial reporting, planning, treasury, investor relations, tax and auditing with global sales in 90 countries. Prior to his time at Flavor Holdings, Inc. from 2014-2016, Mr. Chi was Chief Financial Officer at BPL Plasma, a large third party blood plasma collection business. From 2008-2013, Mr. Chi was finance director at Unilever PLC where he was responsible for leading the accounting function including financial reporting, annual budgeting and strategic planning. Mr. Chi holds a bachelor’s degree in engineering from Tsinghua University, Beijing, China and a M.B.A. in finance and operations from the Yale School of Management. He also holds certifications as a CPA and CFA.

PRINCIPAL STOCKHOLDERS

Except as noted below, the following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of November 9, 2022:

●	each person who is known by us to be the beneficial owner of more than 5% of our outstanding Common Stock;

●	each of our directors;

●	each of our named executive officers and current executive officers; and

●	all of our current directors and executive officers as a group.

As used in the table below, the term beneficial ownership with respect to our Common Stock consists of sole or shared voting power (which includes the power to vote, or to direct the voting of shares of our Common Stock) or sole or shared investment power (which includes the power to dispose, or direct the disposition of, shares of our Common Stock) through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the 60 days following November 9, 2022.

Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 1,790,824 shares of Common Stock outstanding as of November 9, 2022, adjusted as required by the rules promulgated by the SEC. Unless otherwise indicated, the address for each of the individuals and entities listed in this table is 24 N. Main Street, Pennington, NJ 08534. The information presented below with respect to beneficial ownership has been adjusted to account for the Reverse Stock Split.

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Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (No. of Shares)	Percentage Beneficially Owned (%)(1)
Directors and Named Executive Officers
Robert H. Arch, Ph.D.(2)	15,910	*
George Chi	-	-
Robert J. DelAversano(3)	5,663	*
Brian A. Leuthner(4)	1,564	*
Dr. James M. DeMesa, M.D.(5)	5,217	*
Joon Kim(6)	2,860	*
Dr. Herbert Kim Lyerly, M.D.(7)	3,410	*
Kevin R. Smith(8)	2,179	*
Chao Zhou(8)	2,179	*
Dr. Linda Shi, M.D., Ph.D.	-	-
Stephany Foster	569	*
All directors, nominees and current executive officers as a group (11 persons)	39,551	2.16
5% Stockholders
Grand Pharmaceutical Group Limited (formerly China Grand Pharmaceutical & Healthcare Holdings Ltd.) and Grand Decade Developments Limited(9)	763,548	42.6
Sirtex Medical US Holdings, Inc.(10)	152,710	8.5
Avidity Partners Management LP(11)	133,864	7.5

* Indicates beneficial ownership of less than 1% of the total outstanding stock.

(1)	Based on 1,790,824 shares of our common stock issued and outstanding as of November 9, 2022. Except as otherwise indicated, we believe the beneficial owners of our common stock listed in this table, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2)	Includes 15,910 shares of common stock issuable upon exercise of options currently exercisable or exercisable within 60 days after November 9, 2022.

(3)	Includes 4,668 stock options that are vested or will vest within 60 days after November 9, 2022.

(4)	Mr. Leuthner voluntarily resigned as the Company’s Chief Operating Officer and Interim Chief Executive Officer on August 13, 2021.

(5)	Includes 5,114 shares of common stock issuable upon exercise of options currently exercisable or exercisable within 60 days after November 9, 2022.

(6)	Includes 2,860 shares of common stock issuable upon exercise of options currently exercisable or exercisable within 60 days after November 9, 2022.

(7)	Includes 3,410 shares of common stock issuable upon exercise of options currently exercisable or exercisable within 60 days after November 9, 2022.

(8)	Includes 2,179 shares of common stock issuable upon exercise of options currently exercisable or exercisable within 60 days after November 9, 2022.

(9)	Based solely upon a Form 4 filed on April 26, 2021 by Grand Pharmaceutical Group Limited (formerly China Grand Pharmaceutical & Healthcare Holdings Ltd.) (“CGP”) and Grand Decade Developments Limited (“Grand Decade”). CGP and Grand Decade may each be deemed to beneficially own 763,548 shares of our common stock and have shared dispositive power as to 763,548 shares of our common stock. The address of CGP and Grand Decade is Unit 3302,33/F, The Center, 99 Queen’s Road Central, Hong Kong.

(10)	Based solely upon a Form 4 filed on April 26, 2021 by Sirtex Medical US Holdings, Inc. (“Sirtex”). Sirtex beneficially owns 152,710 shares of our common stock and has sole dispositive power as to 152,710 shares of our common stock. The address of Sirtex is 300 Unicorn Park Drive, Woburn MA 01801, USA.

(11)	Based solely upon a Schedule 13G/A filed on February 14, 2022 by Avidity Partners Management LP, Avidity Partners Management (GP) LLC, Avidity Capital Partners Fund (GP) LP, Avidity Capital Partners (GP) LLC, Avidity Master Fund LP, David Witzke, and Michael Gregory (“Avidity”). Avidity beneficially owns 113,864 shares of our common stock and has sole dispositive power as to 113,864 shares of our common stock. The address of Avidity is 2828 N Harwood Street, Suite 1220 Dallas, Texas 75201.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

Except for employment arrangements and compensation for Board service, which are described under “Executive Compensation” above, during Fiscal Year 2022, there has not been, nor is there currently proposed, any transaction in which we are or were a participant, the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and any of our directors, executive officers, holders of more than 5% of our common stock or any immediate family member of any of the foregoing had or will have a direct or indirect material interest.

We have entered into indemnification agreements with each of our directors and executive officers. In general, these indemnification agreements require the Company to indemnify a director to the fullest extent permitted by law against liabilities that may arise in connection with that director’s service as a director for the Company.

Policies and Procedures for Review and Approval of Related Party Transactions

Pursuant to its charter and in accordance with applicable Nasdaq rules, our Audit Committee has the responsibility to review and approve in advance any transactions with a related party. In addition, our Code of Business Conduct and Ethics addresses conflicts of interest, and requires that the existence of any actual or potential conflict be disclosed to the Chairman of the Audit Committee to enable the committee’s full review of the potential conflict. The Audit Committee intends to approve only those related party or conflict of interest transactions that are considered to be in the best interests of the Company and our stockholders. In considering whether to approve any such transaction, the Audit Committee considers such factors as it deems appropriate, and generally focuses on whether the terms of the transaction are at least as favorable to us as terms we would receive on an arm’s-length basis from an unaffiliated third party and whether any such transaction might impair the independence of a director or present a conflict of interest for a director or executive officer.

Director Independence and Controlled Company Exemption

The Company’s common stock is listed on the Nasdaq Capital Market. The rules of Nasdaq require our Board to make an affirmative determination as to the independence of each director, and require a majority of the Company’s directors be “independent directors,” as defined by Nasdaq rules. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a company’s audit, compensation and nominating committee be independent. Audit committee and compensation committee members must also satisfy enhanced independence criteria under certain SEC rules and corresponding Nasdaq rules.

Consistent with these rules, our Board undertook its annual review of director independence on May 30, 2022, and subsequently as needed as new directors have joined the Board. During the review, our Board considered relationships and transactions during Fiscal Year 2021 and 2022 and since inception between each director or any member of his immediate family, on the one hand, and the Company and our subsidiaries and affiliates, on the other hand. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. Based on this review, our Board determined that Ms. Stephany Foster, Dr. Herbert Kim Lyerly and Mr. Joon Kim are independent under the criteria established by Nasdaq and our Board.

Upon the Closing of the CGP Transaction described above, CGP and Sirtex, acting as a “group” for purposes of Section 13(d) of the Exchange Act, collectively beneficially owns common stock representing more than 50% of the voting power of our Common Stock eligible to vote in the election of directors. As a result, we qualify as a “controlled company” and avail ourselves of certain “controlled company” exemptions under the Nasdaq corporate governance rules. As a controlled company, we are not required to have a majority of “independent directors” on our Board as defined under the Nasdaq rules, or have a compensation, nominating or governance committee composed entirely of independent directors. In light of our status as a controlled company, our Board has determined to utilize the majority board independence exemption and the exemption applying to compensation committee member independence.

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Voting Agreement

All purchasers of securities in this Offering, including shares of Common Stock, the Pre-Funded Shares and the Common Warrants will be required to enter into a Voting Agreement wherein you agree to vote all shares of Common Stock beneficially owned in favor of all proposals presented to the stockholders.

Convertible Promissory Note

On November 25, 2022 (the “Funding Date”), the Company entered into a Convertible Promissory Note and Security agreement with Grand Decade Developments Limited, a British Virgin Islands limited company and a wholly owned subsidiary of Grand Pharmaceutical Group Limited (“GDDL”), pursuant to which the Company issued a Secured Convertible Promissory Note (the “Note”) to GDDL. The Note has a principal amount of $2,000,000, bears interest at a rate of 5% per annum until November 25, 2023 and 10% per annum thereafter (the “Interest Rate”) and matures on November 25, 2024 (the “Maturity Date”), on which date the principal balance and all accrued interest under the Note shall be due and payable. The Interest Rate will be 10% per annum upon occurrence of an event of default, including, but not limited to, the failure by the Company to make payment of principal or interest due under the Note on the Maturity Date, and any commencement by the Company of a case under any applicable bankruptcy or insolvency laws. The principal and interest accrued on the Note may be prepaid without any further agreement of the parties to the Note, or converted (as described below) upon the agreement of the parties to the Note, at any time without penalty to the Company.

Subject to the consent of GDDL, the Note is convertible into such number of fully paid and non-assessable shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), into such number of fully paid and non-assessable shares of Common Stock as determined by dividing (i) any portion of the unpaid principal and accrued interest of the Note then outstanding by (ii) the greater of (a) the last closing bid price of a share of Common Stock as reported on the Nasdaq Capital Market (“Nasdaq”) on the date the Company and GDDL agree to such conversion and (b) the average closing bid price of a share of Common Stock as reported on Nasdaq for the thirty trading days immediately preceding such date, subject to a share cap of 360,769 shares of Common Stock (the “Share Cap”), representing 19.99% of the total issued and outstanding shares of Common Stock as of November 25, 2022.

Additionally, if at any time after the Funding Date the last closing bid price of a share of Common Stock as reported on the Nasdaq for ten consecutive trading days or the average closing bid price of a share Common Stock as reported on Nasdaq for the thirty trading days immediately preceding such date is equal to or exceeds $44.00 (subject to any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other substantially similar transaction), GDDL may require that the Company prepay the Note through conversion of the then outstanding principal and/or any accrued interest thereon into shares of Common Stock, in whole or in part.

The unpaid principal of and any accrued interest on the Note constitute unsubordinated obligations of the Company and are senior and preferred in right of payment to all equity securities of the Company outstanding as of the Funding Date, which are secured by all of the Company’s right, title and interest, in and to certain of the Company’s intellectual property rights in Hong Kong, Taiwan, China and South Korea, as specified in the Note; provided, however, that the Company may incur or guarantee additional indebtedness after the Funding Date, whether such indebtedness are senior, pari passu or junior to the obligations under the Note.

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DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and preferred stock, together with the additional information we may incorporate by reference herein, summarizes the material terms and provisions of our capital stock. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, which are exhibits to the registration statement of which this prospectus forms a part, and by applicable law. We refer in this section to our Amended and Restated Certificate of Incorporation as our “certificate of incorporation”, and we refer to our Amended and Restated Bylaws as our “bylaws.” The terms of our common stock and preferred stock may also be affected by Nevada law.

Authorized Capital Stock

On November 9, 2022, the Company effected a 1-for-22 reverse stock split (the “Reverse Stock Split”) which decreased the number of authorized shares from 100,000,000 shares of common stock to 4,545,455 shares of common stock. Under our Articles of Incorporation, we are authorized to issue a total of 4,545,455 shares of common stock, par value $0.0001 per share, and no preferred stock. As of November 9, 2022, we had issued and outstanding 1,790,824 shares of our common stock outstanding. As of such date, there were approximately 42 holders of record.

Common Stock

Voting Rights

The outstanding shares of our common stock are fully paid and non-assessable. Holders of our common stock are entitled to one vote, in person or by proxy, for each share held of record on all matters submitted to a vote of the stockholders. Except as otherwise provided by applicable law, holders of our common stock are not entitled to cumulative voting of their shares in elections of directors.

Dividends

Subject to the provisions of applicable law, including the Nevada Revised Statutes, the holders of shares of our common stock are entitled to receive, when and as declared by the board of directors, dividends or other distributions (whether payable in cash, property, or securities of OncoSec) out of the assets of OncoSec legally available for such dividends or other distributions.

Other Rights

No stockholder of OncoSec has any preemptive right under our articles of incorporation to subscribe for, purchase, or otherwise acquire shares of any class or series of capital stock of OncoSec. The shares of our common stock are not subject to redemption by operation of a sinking fund or otherwise. In the event of any liquidation, dissolution, or winding up of OncoSec, subject to the rights, if any, of the holders of other classes of our capital stock, the holders of shares of our common stock are entitled to receive any of our assets available for distribution to our stockholders ratably in proportion to the number of shares held by them.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “ONCS.” On November 28, 2022, the closing price for our common stock, as reported on the Nasdaq Capital Market, was $2.55 per share.

Transfer Agent

The transfer agent for our common stock is Nevada Agency and Transfer Company. The transfer agent’s address is 50 West Liberty Street, Suite 880, Reno, Nevada 89501.

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Preferred Stock

Our Articles of Incorporation has not authorized preferred stock.

Liquidation and Dissolution

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distributions and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock (if any) before we may pay distributions to the holders of common stock.

Liability and Indemnification of Directors and Officers

The Nevada Revised Statutes provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director or officer must not have had reasonable cause to believe his/her conduct was unlawful.

Under applicable sections of the Nevada Revised Statutes, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined the officer or director did not meet the standards.

Our bylaws include an indemnification provision under which we must indemnify any of our directors or officers, or any of our former directors or officers, to the full extent permitted by law. We have also entered into indemnification agreements with each of our directors and officers under which we must indemnify them to the full extent permitted by law. If Section 2115 of the California Corporations Code is applicable to us, certain laws of California relating to the indemnification of directors, officer and others also will govern.

At present, there is no pending litigation or proceeding involving any of our directors or officers for which indemnification is sought, nor are we aware of any threatened litigation that is likely to result in claims for indemnification. We also maintain insurance policies that indemnify our directors and officers against various liabilities, including liabilities arising under the Securities Act, which may be incurred by any director or officer in his or her capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

Anti-Takeover Provisions of Nevada State Law

Some features of the Nevada Revised Statutes, which are further described below, may have the effect of deterring third parties from making takeover bids for control of us or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

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Acquisition of Controlling Interest

The Nevada Revised Statutes contain provisions governing acquisition of a controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless certain criteria are satisfied. Our Amended and Restated Bylaws provide that these provisions will not apply to us or to any existing or future stockholder or stockholders.

Combination with Interested Stockholder

The Nevada Revised Statutes contain provisions governing the combination of a Nevada corporation that has 200 or more stockholders of record with an interested stockholder. These provisions may have the effect of delaying or making it more difficult to affect a change in control of our company.

A corporation affected by these provisions may not engage in a combination within three years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

●	the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;

●	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

●	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation, and define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation having:

●	an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

●	an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

●	representing 10% or more of the earning power or net income of the corporation.

Articles of Incorporation and Bylaws

There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our company and that would operate only with respect to an extraordinary corporate transaction involving our company or any of our subsidiaries, such as merger, reorganization, tender offer, sale or transfer of substantially all of its assets, or liquidation.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering 1,166,667 shares of our common stock and/or pre-funded warrants to purchase shares of common stock. The shares of common stock and pre-funded warrants will be issued separately. Our shares of common stock and/or pre-funded warrants are being offered together with Common Warrants to purchase 1,166,667 shares of common stock. We are also registering the shares of common stock issuable from time to time upon exercise of the pre-funded warrants and common warrants offered hereby.

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Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” in this prospectus.

Common Warrants

Duration and Exercise Price

Each Common Warrant offered hereby will have an initial exercise price equal to $3.00 per share. The Common Warrants will be immediately exercisable and will expire on the fifth anniversary of the initial exercise date. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate proportional adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of Common Stock and the exercise price.

Exercisability

The Common Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice and, within the earlier of (i) two trading days and (ii) the number of trading days comprising the standard settlement period with respect to the shares of Common Stock as in effect on the date of delivery of the notice of exercise thereafter, payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder may not exercise any portion of the Common Warrant to the extent that the holder, together with its affiliates and any other persons acting as a group together with any such persons, would own more than 4.99% (or, at the election of the purchaser, 9.99%) of the number of ordinary shares outstanding immediately after exercise (the “Beneficial Ownership Limitation”); provided that a holder with a Beneficial Ownership Limitation of 4.99%, upon notice to us and effective 61 days after the date such notice is delivered to us, may increase the Beneficial Ownership Limitation so long as it in no event exceeds 9.99% of the number of ordinary shares outstanding immediately after exercise.

Cashless Exercise

If, at the time a holder exercises its Common Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Common Warrants under the Securities Act of 1933, as amended (the “Securities Act”) is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Common Warrants, which generally provides for a number of shares of Common Stock equal to (A) (1) the volume weighted average price on (x) the trading day preceding the notice of exercise, if the notice of exercise is executed and delivered on a day that is not a trading day or prior to the opening of “regular trading hours” on a trading day or (y) the trading day of the notice of exercise, if the notice of exercise is executed and delivered after the close of “regular trading hours” on such trading day, or (2) the bid price on the day of the notice of exercise, if the notice of exercise is executed during “regular trading hours” on a trading day and is delivered within two hours thereafter, less (B) the exercise price, multiplied by (C) the number of shares of Common Stock the Common Warrant was exercisable into, with such product then divided by the number determined under clause (A) in this sentence.

Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of the Common Warrants. Rather, we will, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

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Transferability

Subject to applicable laws, a Common Warrant may be transferred at the option of the holder upon surrender of the Common Warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon such transfer.

Trading Market

There is no trading market available for the Common Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Common Warrants on any securities exchange or nationally recognized trading system. The shares of Common Stock issuable upon exercise of the Common Warrants are currently listed on The Nasdaq Capital Market under the symbol “ONCS.”

Rights as a Shareholder

Except as otherwise provided in the Common Warrants or by virtue of such holder’s ownership of the underlying shares of Common Stock, the holders of the Common Warrants do not have the rights or privileges of holders of our shares of Common Stock, including any voting rights, until they exercise their Common Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Common Warrants and generally including any reorganization, recapitalization or reclassification of our shares of Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of Common Stock, the holders of the Common Warrants will be entitled to receive upon exercise of the Common Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Common Warrants immediately prior to such fundamental transaction. Additionally, in the event of a fundamental transaction, we or any successor entity will, at the option of the holder of a Common Warrant exercisable at any time concurrently with or within 30 days after the consummation of the fundamental transaction (or, if later, the date of the public announcement thereof), purchase the Common Warrant from the holder by paying to the holder an amount of consideration equal to the value of the remaining unexercised portion of such Common Warrant on the date of consummation of the fundamental transaction based on the Black-Scholes option pricing model, determined pursuant to a formula set forth in the Common Warrants. The consideration paid to the holder will be the same type or form of consideration that was offered and paid to the holders of ordinary shares in connection with the fundamental transaction; provided that if no such consideration was offered or paid, the holders of ordinary shares will be deemed to have received ordinary shares of the successor entity in such fundamental transaction for purposes of this provision of the Common Warrants.

Pre-funded Warrants

The following summary of certain terms and provisions of pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration and Exercise Price

Each Pre-Funded Warrant offered hereby will have an initial exercise price equal to $0.0001 per share of Common Stock. The Pre-Funded Warrants will be exercisable immediately, and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate proportional adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of Common Stock and the exercise price.

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Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and within the earlier of (i) two trading days and (ii) the number of trading days comprising the standard settlement period with respect to the shares of Common Stock as in effect on the date of delivery of the notice of exercise thereafter, payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder may not exercise any portion of the Pre-Funded Warrant to the extent that the holder, together with its affiliates and any other persons acting as group together with any such persons, would own more than 4.99% (or, at the election of the purchaser, 9.99%) of the number of shares of Common Stock outstanding immediately after exercise (the “Beneficial Ownership Limitation”); provided that a holder with Beneficial Ownership Limitation of 4.99%, upon notice to use and effective 61 days after the date such notice is delivered to us may increase the Beneficial Ownership Limitation so long as it in no event exceeds 9.99% of the number of ordinary shares outstanding immediately after exercise.

Cashless Exercise

The Pre-Funded Warrants may also be exercised, in whole or in part, at such time by means of “cashless exercise” in which the holder shall be entitled to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Pre-Funded Warrants, which generally provides for a number of shares of Common Stock equal to (A)(1) the volume weighted average price on (x) the trading day preceding the notice of exercise, if the notice of exercise is executed and delivered on d ay that is not a trading day or prior to the opening of “regular trading hours” on a trading day or (y) the trading day of the notice of exercise, if the notice of exercise is executed and delivered after the close of “regular trading hours” on such trading day, or (2) the bid price on the day of the notice of exercise, if the notice of exercise is executed during “regular trading hours” on a trading day and is delivered within two hours thereafter, less (B) the exercise price, multiplied by (C) the number of shares of Common Stock the Pre-Funded Warrant was exercisable into, with such product then divided by the number determined under clause (A) in the this sentence.

Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, we will, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole shares of Common Stock.

Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer and funds sufficient to pay any transfer taxes payable upon such transfer.

Trading Market

There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. The shares of Common Stock issuable upon exercise of the Pre-Funded Warrants are currently listed on The Nasdaq Capital Market under the symbol “ONCS.”

Rights as a Shareholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of the underlying shares of Common Stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our ordinary shares represented by shares of Common Stock, including any voting rights, until they exercise their Pre-Funded Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our shares of Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of Common Stock, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

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PLAN OF DISTRIBUTION

A.G.P./Alliance Global Partners, which we refer to herein as the placement agent, located at 590 Madison Ave 28th Floor, New York, NY 10022, has agreed to act as our exclusive placement agent in connection with this offering subject to the terms and conditions of the placement agency agreement dated November 30, 2022. The placement agent is not purchasing or selling any of the securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but it has agreed to use its reasonable best efforts to arrange for the sale of all of the securities offered hereby. Therefore, we will enter into a securities purchase agreement directly with purchasers in connection with this offering and may not sell the entire amount of securities offered pursuant to this prospectus.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the shares of Common Stock, Pre-Funded Warrants and Common Warrants being offered pursuant to this prospectus not later than two business days following the commencement of this offering, or on or about December 1, 2022.

We have agreed to indemnify the placement agent and specified other persons against specified liabilities, including liabilities under the Securities Act and to contribute to payments the placement agent may be required to make in respect thereof.

Fees and Expenses

Upon closing of this offering, we have agreed to pay the placement agent fees set forth in the table below.

	Per Share of Common Stock and Accompanying Common Warrant	Per Pre-Funded Warrant and Accompanying Common Warrant	Total
Public offering price	$3.00	$3.00	$3,500,001
Placement agent fees	$0.18	$0.18	210,000
Proceeds to us (before expenses)(1)	$2.82	$2.82	3,290,001

(1)	Does not include proceeds from the exercise of the warrants in cash. if any.

We have agreed to pay to the placement agent a cash fee equal to seven percent (7%) of the aggregate gross proceeds raised in this offering; provided, however, that in the event that the aggregate purchase price paid by each purchaser of securities that are sold in this offering is less than $7,500,000, then the cash fee shall be six percent (6%). Notwithstanding the foregoing, we and the placement agent, at our discretion, may agree to a placement agent fee lesser than 7% or 6%, as applicable, for any individual investor. Because there is no minimum offering amount required as a condition to closing in this offering, the actual aggregate cash placement fee, if any, is not presently determinable and may be substantially less than the maximum amount set forth above.

We estimate the total expenses payable by us for this offering to be approximately $716,145, which amount includes: (i) a placement agent’s fee of $210,000 assuming the purchase of all of the securities we are offering; (ii) a non-accountable expense allowance payable to the placement agent of $25,000; (iii) reimbursement of the accountable expenses of the placement agent of up to $100,000 related to the legal fees of the placement agent being paid by us (none of which has been paid in advance); and (iv) other estimated expenses of approximately $381,145 which include our legal, accounting, and printing costs and various fees associated with the registration and listing of our securities.

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The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(ii) of the Securities Act. and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 4 l 5(a)(4) under the Securities Act and Rule I 06-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of securities by the placement agent acting as principal. Under these rules and regulations, the placement agent:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Lock-Up Agreements

Our directors, officers and beneficial owners of 5% or more of our outstanding ordinary shares have entered into lock-up agreements. Under these agreements, these individuals have agreed, subject to specified exceptions, not to sell or transfer any shares of Common Stock or securities convertible into, or exchangeable or exercisable for, our shares of Common Stock during a period ending 90 days after the date of this prospectus, without first obtaining the written consent of the placement agent, subject to certain exceptions. Specifically, these individuals have agreed, in part, not to:

●	offer, pledge, sell, contract to sell or otherwise dispose of OncoSec’s securities or any securities convertible into or exercisable or exchangeable for shares of Common Stock;

●	enter into any swap or other arrangement that transfers to another. in whole or in part, any of the economic consequences of ownership of our securities, whether any such transaction is to be settled by delivery of our securities, in cash or otherwise;

●	make any demand for or exercise any right with respect to the registration of any of our securities;

●	publicly disclose the intention to make any offer, sale, pledge or disposition of, or to enter into any transaction, swap, hedge, or other arrangement relating to any of our securities.

Notwithstanding these limitations, our securities may be transferred under limited circumstances, including, without limitation, by gift. will or intestate succession.

We have agreed with the placement agent to be subject to a lock-up period of 90 days following the date of closing of the offering pursuant to this prospectus. This means that, during the applicable lock-up period, subject to certain limited exceptions, we may not, without the prior written consent of the placement agent: (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock equivalents, or (ii) file any registration statement or amendment or supplement thereto, other than the preliminary prospectus or the prospectus related to this offering or a registration statement on Form S-8 in connection with any employee benefit plan. In addition, subject to certain exceptions, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of our shares of Common Stock or upon a specified or contingent event in the future, or enter into any agreement to issue securities at a future determined price for a period of 180 days following the closing date of this offering.

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Determination of Offering Price

The public offering price of the securities we are offering was negotiated between us and the investors, in consultation with the placement agent based on the trading of our shares of Common Stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering include our history and prospects, the industry in which we operate, our past and present operating results, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, the previous experience of our executive officers, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Listing

Our shares of Common Stock are listed on The Nasdaq Capital Market under the trading symbol “ONCS.” We do not plan to list the Pre-Funded Warrants or Common Warrants on The Nasdaq Capital Market or any other securities exchange or trading market.

Discretionary Accounts

The placement agent does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

Other Activities and Relationships

The placement agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The placement agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the placement agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the· accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the placement agent or its affiliates enter into a lending relationship with us, they will routinely hedge their credit exposure to us consistent with their customary risk management policies. The placement agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Common Stock offered hereby. Any such short positions could adversely affect future trading prices of the Common Stock offered hereby. The placement agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

This prospectus in electronic format may be made available on a website maintained by the placement agent, and the placement agent may distribute this prospectus electronically.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agency agreement or the securities purchase agreement, copies of which are attached to the registration statement of which this prospectus is a part. See “Where You Can Find More Information”.

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LEGAL MATTERS

The validity of the common stock, pre-funded warrants and warrants offered in this prospectus will be passed upon for us by Procopio, Cory, Hargreaves & Savitch, LLP, San Diego, California. Certain legal matters will be passed upon for the placement agent by Pryor Cashman LLP, New York, New York.

EXPERTS

The consolidated financial statements of OncoSec Medical Incorporated as of and for the years ended July 31, 2022 and 2021, included in this prospectus, have been audited by Mayer Hoffman McCann P.C., independent registered public accounting firm, as set forth in their report (which report includes an explanatory paragraph regarding the existence of substantial doubt about our ability to continue as a going concern), appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing, in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock and pre-funded warrants offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the common stock and pre-funded warrants offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants, including this registration statement that file electronically with the SEC. The address is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act. Under the Exchange Act, we will file annual, quarterly and current reports, as well as proxy statements and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the SEC’s Public Reference Room and the website of the SEC referred to above.

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INCORPORATION OF DOCUMENTS BY REFERENCE

We incorporate by reference the filed documents listed below (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K), except as superseded, supplemented or modified by this prospectus or any subsequently filed document incorporated by reference herein as described below:

●	our Annual Report on Form 10-K for the fiscal year ended July 31, 2022, filed with the SEC on October 31, 2022; and

●	our Current Reports on Form 8-K filed with the SEC on October 3, 2022, October 4, 2022, October 11, 2022, October 17, 2022, November 8, 2022, November 15, 2022, November 22, 2022 and November 29, 2022.

We also incorporate by reference into this prospectus additional documents we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC). Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

OncoSec Medical Incorporated

24 N. Main Street

Pennington, NJ, 08534

Attn: Investor Relations

(858) 210-7333

85

86

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of OncoSec Medical Incorporated

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of OncoSec Medical Incorporated (the “Company”) as of July 31, 2022 and 2021, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended July 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended July 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has incurred recurring losses from operations, and is dependent on additional financing to fund operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 3 to the financial statements. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) related to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. We determined that there were no critical audit matters.

/s/ Mayer Hoffman McCann P.C.

We have served as the Company’s auditor since 2011.

San Diego, California

October 31, 2022, except for the effects of the reverse stock split discussed in Note 2 and 14, as to which the date is November 14, 2022

F-1

OncoSec Medical Incorporated

Consolidated Balance Sheets

	July 31, 2022	July 31, 2021
Assets
Current assets
Cash and cash equivalents	$12,299,740	$45,951,233
Prepaid expenses and other current assets	2,932,731	3,228,191
Total Current Assets	15,232,471	49,179,424
Property and equipment, net	978,614	928,821
Intangible assets, net	378,529	448,412
Operating lease right-of-use assets	4,665,515	5,445,744
Other long-term assets	623,239	273,523
Total Assets	$21,878,368	$56,275,924

Liabilities and Stockholders’ Equity

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$4,208,222	$5,561,645
Accrued compensation related	376,977	320,655
Operating lease liabilities	1,111,571	845,483
Notes payable	936,558	1,234,133
Total Current Liabilities	6,633,328	7,961,916
Operating lease liabilities, net of current portion	4,126,636	5,238,207
Liability under co-promotion agreement - related party	5,000,000	5,000,000
Total Liabilities	15,759,964	18,200,123

Commitments and Contingencies (Note 9)

Stockholders’ Equity
Common stock authorized - 4,545,455 common shares with a par value of $0.0001 as of July 31, 2022 and July 31, 2021, common stock issued and outstanding 1,790,051 and 1,779,664 common shares as of July 31, 2022 and July 31, 2021, respectively	179	178
Additional paid-in capital	288,236,945	286,341,029
Warrants issued and outstanding - 77,554 warrants as of July 31, 2022 and July 31, 2021	3,591,734	3,591,734
Accumulated other comprehensive income (loss)	247,211	(79,109)
Accumulated deficit	(285,957,665)	(251,778,031)
Total Stockholders’ Equity	6,118,404	38,075,801
Total Liabilities and Stockholders’ Equity	$21,878,368	$56,275,924

The accompanying notes are an integral part of these consolidated financial statements.

F-2

OncoSec Medical Incorporated

Consolidated Statements of Operations

	Year Ended	Year Ended
	July 31, 2022	July 31, 2021
Revenue	$-	$-
Expenses:
Research and development	25,821,543	34,097,641
General and administrative	11,190,519	14,282,417
Loss from operations	(37,012,062)	(48,380,058)
Gain on extinguishment of debt	-	960,790
Other (loss) income, net	28,857	(704)
Interest expense	(20,925)	(15,857)
Foreign currency exchange loss	(509,652)	(144,085)
Loss before income taxes	(37,513,782)	(47,579,914)
Income tax benefit	(3,334,148)	(2,412,183)
Net loss	$(34,179,634)	$(45,167,731)
Basic and diluted net loss per common share	$(19.13)	$(30.20)
Weighted average shares used in computing basic and diluted net loss per common share	1,786,557	1,495,608

The accompanying notes are an integral part of these consolidated financial statements.

F-3

OncoSec Medical Incorporated

Consolidated Statements of Comprehensive Loss

	Year Ended	Year Ended
	July 31, 2022	July 31, 2021

Net Loss	$(34,179,634)	$(45,167,731)
Foreign currency translation adjustments	326,320	(59,605)
Comprehensive Loss	$(33,853,314)	$(45,227,336)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

OncoSec Medical Incorporated

Consolidated Statements of Stockholders’ Equity

	Common Stock		Additional Paid-In	Warrants		Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Shares	Amount	Income (Loss)	Deficit	Equity
Balance, July 31, 2020	1,047,931	105	214,792,008	141,559	5,708,127	(19,504)	(206,610,300)	13,870,436
Common stock issued for employee stock purchase plan	173	—	9,973	—	—	—	—	9,973
Exercise of common stock warrants	63,148	6	6,580,239	(63,148)	(1,787,294)	—	—	4,792,951
Exercise of common stock options	17,153	2	636,991	—	—	—	—	636,993
Stock-based compensation expense	8,115	1	5,137,067	—	—	—	—	5,137,068
Tax withholdings paid on equity awards	—	—	(238,976)	—	—	—	—	(238,976)
Tax shares sold to pay for tax withholdings on equity awards	—	—	220,490	—	—	—	—	220,490
Cancellation of expired warrants	—	—	329,099	(857)	(329,099)	—	—	—
August 2020 Registered Direct Offering, net of $1,464,276 issuance costs	209,481	21	13,513,617	—	—	—	—	13,513,638
January 2021 Public Offering, net of $2,970,165 issuance costs	350,513	35	39,056,298	—	—	—	—	39,056,333
Purchase of shares under CGP and Sirtex stock purchase agreements	76,900	8	5,836,723	—	—	—	—	5,836,731
Common stock issued for services	6,250	—	467,500	—	—	—	—	467,500
Other comprehensive loss	—	—	—	—	—	(59,605)	—	(59,605)
Net loss	—	—	—	—	—	—	(45,167,731)	(45,167,731)
Balance, July 31, 2021	1,779,664	$178	$286,341,029	77,554	$3,591,734	$(79,109)	$(251,778,031)	$38,075,801
Common stock issued for employee stock purchase plan	136	—	2,100	—	—	—	—	2,100
Exercise of common stock options	5,909	1	202,799	—	—	—	—	202,800
Stock-based compensation expense	3,774	—	1,649,686	—	—	—	—	1,649,686
Tax withholdings paid on equity awards	—	—	(47,515)	—	—	—	—	(47,515)
Tax shares sold to pay for tax withholdings on equity awards	—	—	46,346	—	—	—	—	46,346
Common stock issued for services	568	—	42,500	—	—	—	—	42,500
Other comprehensive income	—	—	—	—	—	326,320	—	326,320
Net loss	—	—	—	—	—	—	(34,179,634)	(34,179,634)
Balance, July 31, 2022	1,790,051	$179	$288,236,945	77,554	$3,591,734	$247,211	$(285,957,665)	$6,118,404

The accompanying notes are an integral part of these consolidated financial statements.

F-5

OncoSec Medical Incorporated

Consolidated Statements of Cash Flows

	Year Ended	Year Ended
	July 31, 2022	July 31, 2021
Operating activities
Net loss	$(34,179,634)	$(45,167,731)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	257,286	236,864
Amortization of right-of-use assets	809,030	841,299
Stock-based compensation	1,649,686	5,137,068
Common stock issued for services	42,500	467,500
Foreign currency exchange loss	509,652	144,085
Gain on extinguishment of debt	-	(960,790)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	1,323,584	613,432
Other long-term assets	(380,083)	49,854
Accounts payable and accrued liabilities	(1,381,199)	(2,561,215)
Accrued compensation related	56,322	35,528
Operating lease liabilities	(845,483)	(629,928)
Net cash used in operating activities	(32,138,339)	(41,794,034)

Investing activities
Purchases of property and equipment	(244,857)	(304,603)
Purchase of intangible assets	-	(495,000)
Net cash used in investing activities	(244,857)	(799,603)

Financing activities
Proceeds from issuance of common stock through ESPP	2,100	9,973
Proceeds from issuance of common stock and/or warrants	-	57,004,412
Payment of financing and offering costs	(39,794)	(4,434,441)
Proceeds from exercise of stock options	202,800	636,993
Proceeds from exercise of warrants	-	4,792,951
Purchase of shares under CGP and Sirtex stock purchase agreements	-	5,836,731
Principal payments on notes payable	(1,325,560)	(619,105)
Tax withholdings paid on equity awards	(47,515)	(238,976)
Tax shares sold to pay for tax withholdings on equity awards	46,346	220,490
Proceeds from co-promotion agreement	-	5,000,000
Net cash provided by (used in) financing activities	(1,161,623)	68,209,028
Effect of exchange rate changes on cash	(106,674)	(18,620)
Net increase (decrease) in cash and cash equivalents	(33,651,493)	25,596,771
Cash and cash equivalents, at beginning of year	45,951,233	20,354,462
Cash and cash equivalents, at end of year	$12,299,740	$45,951,233

Supplemental disclosure for cash flow information:
Cash paid during the period for:
Interest	$20,925	$10,302
Income taxes	$2,969	$4,992
Noncash investing and financing transactions:
Expiration of warrants	$-	$329,099
Increase in right-of-use assets and operating lease liabilities resulting from contract modification	$-	$338,819
Note issued for insurance premium	$1,027,986	$1,355,919

The accompanying notes are an integral part of these consolidated financial statements.

F-6

OncoSec Medical Incorporated

Notes to Consolidated Financial Statements

Note 1 – Nature of Operations and Basis of Presentation

OncoSec Medical Incorporated (together with its subsidiary, unless the context indicates otherwise, being collectively referred to as the “Company”) began its operations as a biotechnology company in March 2011. The Company has not generated any revenues since its inception. The Company was incorporated in the State of Nevada on February 8, 2008 under the name of Netventory Solutions, Inc. and changed its name to OncoSec Medical Incorporated in March 2011 when it began operating as a biotechnology company.

The Company is a late-stage immuno-oncology company focused on designing, developing and commercializing innovative, proprietary, intra-tumoral DNA-based therapeutics delivered by electroporation (“EP”) to stimulate and augment anti-tumor immune responses for the treatment of cancers. Its core technology, ImmunoPulse®, is a drug-device therapeutic modality platform comprised of a proprietary OncoSec Medical System EP device (the “OMS EP Device”) and a proprietary DNA plasmid delivery and application method that enables transient expression of recombinant therapeutic molecules in cells. The OMS EP Device is designed to promote cellular uptake of plasmid DNA injected directly into solid tumors to allow subsequent expression of the encoded therapeutic protein. The OMS EP Device can be adapted to treat different tumor types, and consists of an electrical pulse generator and disposable applicator. The Company’s lead product candidate is a plasmid encoding interleukin-12 (“IL-12”) called tavokinogene telseplasmid (“TAVO™”). The OMS EP Device is used to deliver TAVO™ into cells in tumor lesions, with the aim of reversing the immunosuppressive microenvironment in the treated tumor and elicit systemic tumor-specific immune responses in cancer patients. Activation of an appropriate anti-tumor inflammatory response in the treated lesion can drive the immune system to mount a systemic anti-tumor response against untreated tumors in other parts of the body. In 2017, the Company received Fast Track Designation and Orphan Drug Designation from the U.S. Food and Drug Administration (“FDA”) for TAVO™ in metastatic melanoma, which could qualify TAVO™-EP for expedited FDA review, a rolling Biologics License Application (“BLA”) review and certain other benefits to achieve faster registration of a therapeutic product.

The Company’s primary focus is to pursue its study of TAVO™-EP in combination with KEYTRUDA® (pembrolizumab) in melanoma. During October of 2022, due to the Company’s financial position the Company decreased all clinical activity outside of its melanoma clinical pipeline, including trials and studies involving triple negative breast cancer (“TNBC”) and squamous cell carcinoma head and neck cancer.

The Company’s KEYNOTE-695 clinical trial is a registration-directed, Phase 2b open-label, single-arm, multicenter trial in approximately 100 patients treated with TAVO™-EP in combination with KEYTRUDA® (pembrolizumab) in anti-PD-1 checkpoint inhibitor (nivolumab or pembrolizumab) relapsed or refractory metastatic melanoma, being conducted in the United States, Canada, Australia and Europe. In May 2017, the Company entered into a clinical trial collaboration and supply agreement with a subsidiary of Merck & Co., Inc. (“Merck”) in connection with the KEYNOTE-695 trial. Pursuant to the terms of the agreement, each company will bear its own costs related to manufacturing and supply of its product, as well as be responsible for its own internal costs. The Company is the trial sponsor and is responsible for external costs. The trial completed enrollment of Cohort 1 in December 2020. In December 2020, the protocol was amended to include an additional cohort, consisting of patients who were exposed to treatment with ipilimumab and progressed on prior anti-PD-1 checkpoint inhibitor. The amendment also enabled enrollment of approximately 25 additional patients to be treated with an updated version of the OMS EP Device (i.e., GenPulseTM generator and Series 3 Applicator), in preparation for seeking FDA approval. Database lock for the 105 patients enrolled in Cohort 1 is November 2022 and the final data analyses of the primary and secondary endpoints are expected to be available during the first quarter of 2023 and fourth quarter of 2022, respectively.

The Company’s KEYNOTE-890 clinical trial is a Phase 2, open-label, single-arm, multicenter trial conducted in the United States and Australia to evaluate the safety and efficacy of TAVO™-EP in combination with KEYTRUDA® in patients with inoperable locally advanced or metastatic TNBC who have previously failed at least one systemic chemotherapy or immunotherapy (Cohort 1) or TAVO™-EP in combination with KEYTRUDA® and chemotherapy in patients with inoperable locally advanced or metastatic TNBC who have had no prior systemic therapy in the advanced or metastatic setting (Cohort 2).

F-7

In May 2018, the Company entered into a second clinical trial collaboration and supply agreement with a subsidiary of Merck with respect to the KEYNOTE-890 trial, Cohort 1. Pursuant to the terms of the agreement, each company will bear its own costs related to manufacturing and supply of its product, as well as be responsible for its own internal costs. The Company is the trial sponsor and is responsible for external costs. In June 2020, the Company amended its second clinical trial collaboration and supply agreement to include KEYNOTE-890, Cohort 2, for the frontline treatment of patients with inoperable locally advanced or metastatic TNBC with the combination of TAVO-EP, KEYTRUDA, and chemotherapy. Enrollment of Cohort 1 was completed (26 patients) in December 2020. Interim data for Cohort 1 was initially presented at the San Antonio Breast Cancer Symposium (“SABCS”) in December 2019, and an update on this cohort was presented at the SABCS in December 2021. Enrollment of Cohort 2 (target 40 patients) began in January 2021. Due to slow enrollment and competing studies in front-line TNBC, recruitment on Cohort 2 has been halted as of October 2022. The Company has deferred further development of TAVO™-EP for the treatment of TNBC in order to focus its efforts and resources on our ongoing development of TAVO™-EP in melanoma.

In May 2019, the Company supported commencement of an investigator-initiated Phase 1 clinical trial conducted by the University of California San Francisco (“UCSF”) Helen Diller Family Comprehensive Cancer Center. This trial targets patients with Squamous Cell Carcinoma of the Head & Neck and is a single-arm open-label clinical trial in which 68 evaluable patients will receive TAVO™-EP, KEYTRUDA® and epacadostat. Recruitment on this trial was halted for strategic reasons in June 2021.

In August 2020, the Company supported commencement of an investigator-initiated Phase 2 clinical trial conducted by the H. Lee Moffitt Cancer Center and Research Institute and the University of South Florida Morsani College of Medicine to evaluate TAVO™-EP as neoadjuvant treatment (administered before surgery) in combination with intravenous OPDIVO® (nivolumab) in up to 33 patients with operable locally/regionally advanced melanoma. This trial has been designed to evaluate whether the addition of TAVO™-EP can increase the published anti-tumor response observed with monotherapy OPDIVO®, an anti-PD-1 checkpoint inhibitor, in patients with locally/regionally advanced melanoma prior to surgical resection of tumors. This trial began enrolling patients in December of 2020. Enrollment for this trial is expected to be completed in 2023. Preliminary data from this trial will be presented at an international medical conference, the Society for Immunotherapy of Cancer (SITC), in November 2022.

In November 2020, the Company obtained an exclusive license to the Cliniporator® electroporation gene electrotransfer platform from IGEA Clinical Biophysics. This platform has been used for electrochemotherapy in and outside of Europe in over 200 major oncological centers to treat cutaneous metastatic cancer nodules, including melanoma. The license encompasses a broad field of use for gene delivery in oncology, including use as part of the Company’s Visceral Lesion applicator (“VLA”) program.

The Company intends to continue to pursue potential new trials and studies related to TAVO™-EP, in various tumor types. In addition, the Company is also developing its next-generation EP device and applicator, including advancements toward prototypes, pursuing discovery research to identify other product candidates that, similar to IL-12, can be encoded into plasmid-DNA and delivered, using our proprietary delivery and application method, intratumorally using EP. For example, the Company has been, and intends to continue once the Company’s financial position allows, developing proprietary technology to potentially treat liver, lung, bladder, pancreatic and other difficult to treat visceral lesions through the direct delivery of plasmid encoded therapeutics with the VLA. While currently paused to focus activities on melanoma and clinical stage programs, the Company intends to continue this work in the future.

The VLA is intended and may be designed to work with low voltage EP generators, including but not limited to the Company’s proprietary APOLLOTM EP generator and Cliniporator®, and is expected to enable transfection of immunologically relevant genes into cells located in visceral primary or metastatic tumor lesions. In early 2020, the Company had two poster presentations, one at the Society for Interventional Oncology and one at the Society for Interventional Radiology, where it presented preclinical data pertaining to visceral delivery of plasmid-based therapeutics. Additionally, the Company has successfully completed several large animal studies to assess VLA design. The Company expected to bring a VLA into the clinic in 2023. However, this timeline is under evaluation and may extend beyond 2023. The Company believes that the flexibility of the Company’s proprietary plasmid-DNA technology allows the Company to deliver other immunologically relevant molecules into the tumor microenvironment in addition to the delivery of plasmid-DNA encoding for IL-12.

F-8

Note 2 – Significant Accounting Policies

Reverse Stock Split

The Board of Directors of the Company approved a reverse stock split of the Company’s authorized, issued and outstanding shares of common stock at a ratio of 1-for-22 (the “Reverse Stock Split”). The Reverse Stock Split became effective on November 9, 2022 (the “Effective Date”). All share and per share amounts for all periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted, on a retrospective basis, to reflect the Reverse Stock Split, unless otherwise stated. The number of authorized shares were also proportionately adjusted and the par value remained un affected.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, OncoSec Medical Australia PTY LTD. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The accompanying consolidated financial statements have been prepared in conformity with U.S. GAAP, which requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant accounting estimates related to the Company’s ability to continue as a going concern and certain calculations related to that determination. The Company bases its estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. On an ongoing basis, the Company reviews its estimates to ensure that they appropriately reflect changes in the business or as new information becomes available. Actual results may differ from these estimates.

Segment Reporting

The Company operates in a single industry segment—the discovery and development of novel immunotherapeutic product candidates to improve treatment options for patients and physicians, intended to treat a wide range of oncology indications.

Cash and Cash Equivalents

The Company considers all highly liquid investments that are readily convertible into cash and have an original maturity of three months or less at the time of purchase to be cash equivalents.

Concentrations and Credit Risk

The Company maintains cash balances at a small number of financial institutions in both the United States and Australia and such balances commonly exceed the $250,000 amount insured by the Federal Deposit Insurance Corporation and $250,000 AUD (approximately $175,000 USD) insured by the Australian Financial Claims Scheme. The Company has not experienced any losses in such accounts and Management believes that the Company does not have significant credit risk with respect to such cash and cash equivalents.

Property and Equipment

The Company’s capitalization threshold is $5,000 for property and equipment. The cost of property and equipment is depreciated on a straight-line basis over the estimated useful lives of the related assets. The useful lives of property and equipment for the purpose of computing depreciation are as follows:

Computers and equipment:	3 to 10 years
Computer software:	1 to 3 years
Leasehold improvements:	Shorter of lease period or useful life

Construction-in-progress is stated at cost, which relates to the cost of equipment not yet placed into service. No depreciation expense is recorded on construction-in-progress until such time as the relevant assets are completed and put into use.

F-9

Intangible Assets

Definite life intangible assets include a license. Intangible assets are recorded at cost. License agreement cost represents the fair value of the license agreement on the date acquired. Intangible assets are amortized on a straight-line basis over their estimated useful life.

Impairment of Long-Lived Assets

The Company periodically assesses the carrying value of intangible and other long-lived assets, and whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. The assets are considered to be impaired if the Company determines that the carrying value may not be recoverable based upon its assessment, which includes consideration of the following events or changes in circumstances:

●	the asset’s ability to continue to generate income from operations and positive cash flow in future periods;

●	loss of legal ownership or title to the asset(s);

●	significant changes in the Company’s strategic business objectives and utilization of the asset(s); and

●	the impact of significant negative industry or economic trends.

If the assets are considered to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Fair value is determined by the application of discounted cash flow models to project cash flows from the assets. In addition, the Company bases estimates of the useful lives and related amortization or depreciation expense on its subjective estimate of the period the assets will generate revenue or otherwise be used by it. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less selling costs. The Company also periodically reviews the lives assigned to long-lived assets to ensure that the initial estimates do not exceed any revised estimated periods from which the Company expects to realize cash flows from its assets.

Research and Development Expenses

Research and development expenses consist of costs incurred for internal projects, as well as partner-funded collaborative research and development activities. These costs include direct and research-related overhead expenses, which include salaries, stock-based compensation and other personnel-related expenses, facility costs, supplies, depreciation of facilities and laboratory equipment, as well as research consultants and the cost of funding research at universities and other research institutions, and are expensed as incurred. Costs to acquire technologies that are utilized in research and development that have no alternative future use, are expensed when incurred. In accordance with Accounting Standards Codification (“ASC”) 730-20, the Company accounts for upfront, non-refundable research and development payments received from a related party as a long-term liability as there has not been a substantive and genuine transfer of risk and there is a presumption that the Company is obligated to repay the related party.

Accruals for Research and Development Expenses and Clinical Trials

The Company is required to estimate its expenses resulting from its obligations under contracts with vendors, clinical research organizations and consultants and under clinical site agreements in connection with conducting clinical trials. The financial terms of these contracts vary from contract to contract and may result in payment terms that do not match the periods over which materials or services are provided under such contracts. The Company accounts for these expenses in its financial statements by matching those expenses with the period in which services are performed and efforts are expended. The Company determines accrual estimates through financial models and takes into account discussion with applicable personnel and outside service providers as to the progress of clinical trials, or the services completed. The Company makes estimates of its accrued expenses as of each balance sheet date based on the facts and circumstances known to it at that time. The Company’s clinical trial accruals are dependent upon the timely and accurate reporting of contract research organizations and other third-party vendors. During the course of a clinical trial, the Company adjusts its clinical expense recognition if actual results differ from its estimates.

F-10

Fair Value of Financial Instruments

The carrying amounts for cash and cash equivalents, prepaid expenses, accounts payable and accrued expenses and notes payable approximate fair value due to the short-term nature of these instruments. It is Management’s opinion that the Company is not exposed to significant interest, currency, or credit risks arising from its other financial instruments and that their fair values approximate their carrying values except where expressly disclosed.

The accounting standard for fair value measurements provides a framework for measuring fair value and requires disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, based on the Company’s principal or, in the absence of a principal, most advantageous market for the specific asset or liability.

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value.

The three tiers are defined as follows:

●	Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets at the measurement date. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

●	Level 2—Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities.

●	Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s Management.

Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

The Company had no assets or liabilities that required remeasurement on a recurring basis as of July 31, 2022 and July 31, 2021.

Warrants

The Company assesses its warrants as either equity or a liability based upon the characteristics and provisions of each instrument. Warrants classified as equity are recorded at fair value as of the date of issuance on the Company’s balance sheet and no further adjustments to their valuation are made. Warrants classified as derivative liabilities and other derivative financial instruments that require separate accounting as liabilities are recorded on the Company’s balance sheet at their fair value on the date of issuance and are re-measured on each subsequent balance sheet date until such instruments are exercised or expire, with any changes in the fair value between reporting periods recorded as other income or expense. Management estimates the fair value of these liabilities using option pricing models and assumptions that are based on the individual characteristics of the warrants or other instruments on the valuation date, as well as assumptions for future financings, expected volatility, expected life, yield and risk-free interest rate. As of July 31, 2022 and July 31, 2021, all outstanding warrants issued by the Company were classified as equity.

F-11

Net Loss Per Share

The Company computes basic net loss per common share by dividing the applicable net loss by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the applicable net loss by the weighted-average number of common shares outstanding during the period plus additional shares to account for the dilutive effect of potential future issuances of common stock relating to stock options and other potentially dilutive securities using the treasury stock method.

The Company did not include shares underlying stock options, restricted stock units and warrants issued and outstanding during any of the periods presented in the computation of net loss per share, as the effect would have been anti-dilutive. The following potentially dilutive outstanding securities were excluded from diluted net loss per share because of their anti-dilutive effect:

	July 31, 2022	July 31, 2021
Stock options	133,973	141,438
Restricted stock units	2,710	20,125
Warrants	77,554	77,554
Total	214,237	239,117

Stock-Based Compensation

The Company grants equity-based awards (typically stock options or restricted stock units) under its stock-based compensation plan and occasionally outside of its stock-based compensation plan, with terms generally similar to the terms under the Company’s stock-based compensation plan. The Company estimates the fair value of stock option awards using the Black-Scholes option valuation model. For employees, directors and consultants, the fair value of the award is measured on the grant date. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. The Black-Scholes option valuation model requires the input of subjective assumptions, including price volatility of the underlying stock, risk-free interest rate, dividend yield, and expected life of the option. The Company estimates the fair value of restricted stock unit awards based on the closing price of the Company’s common stock on the date of grant.

Employee Stock Purchase Plan

Employees may elect to participate in the Company’s stockholder-approved employee stock purchase plan. The stock purchase plan allows for the purchase of the Company’s common stock at not less than 85% of the lesser of (i) the fair market value of a share of common stock on the beginning date of the offering period and (ii) the fair market value of a share of common stock on the purchase date of the offering period, subject to a share and dollar limit as defined in the plan and subject to the applicable legal requirements. There are two six-month offering periods during each fiscal year, ending on January 31 and July 31.

In accordance with applicable accounting guidance, the fair value of awards under the stock purchase plan is calculated at the beginning of each offering period. The Company estimates the fair value of the awards using the Black-Scholes option valuation model. The Black-Scholes option valuation model requires the input of subjective assumptions, including price volatility of the underlying stock, risk-free interest rate, dividend yield, and the offering period. This fair value is then amortized at the beginning of the offering period. Stock-based compensation expense is based on awards expected to be purchased at the beginning of the offering period, and therefore is reduced when participants withdraw during the offering period.

Leases

The Company determines if an arrangement is a lease at inception. Operating lease right of use (“ROU”) assets represent the Company’s right to use an underlying asset during the lease term, and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating leases are included in ROU assets, current operating lease liabilities, and long-term operating lease liabilities on the Company’s consolidated balance sheets.

F-12

Lease ROU assets and lease liabilities are initially recognized based on the present value of the future minimum lease payments over the lease term at commencement date calculated using the Company’s incremental borrowing rate applicable to the lease asset, unless the implicit rate is readily determinable. ROU assets also include any lease payments made at or before lease commencement and exclude any lease incentives received. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Leases with a term of 12 months or less are not recognized on the consolidated balance sheets. The Company’s leases do not contain any residual value guarantees. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. The Company accounts for lease and non-lease components as a single lease component for all its leases.

Foreign Currency Translation

The Company uses the U.S. Dollar as the reporting currency for its financial statements. Functional currency is the currency of the primary economic environment in which an entity operates. The functional currency of the Company’s wholly owned subsidiary is the Australian dollar.

Assets and liabilities of the Company’s subsidiary are translated into U.S. Dollars at period-end foreign exchange rates, and revenues and expenses are translated at average rates prevailing throughout the period. Translation adjustments are included in “Accumulated other comprehensive income” as a separate component of stockholders’ equity, and in the “Effect of exchange rate changes on cash,” on the Company’s consolidated statements of cash flows. Transaction gains and losses including intercompany transactions denominated in a currency other than the functional currency of the entity involved are included in “Foreign currency exchange gain (loss), net” on the Company’s consolidated statements of operations.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) includes foreign currency translation adjustments related to the Company’s subsidiary in Australia and is excluded from the accompanying consolidated statements of operations.

Australia Research and Development Tax Credit

The Company’s wholly-owned Australian subsidiary incurs research and development expenses, primarily in the course of conducting clinical trials. The Company’s Australian research and development activities qualify for the Australian government’s tax credit program, which provides a 43.5% credit for qualifying research and development expenses. The tax credit does not depend on the Company’s generation of future taxable income or ongoing tax status or position. Accordingly, the credit is not considered an element of income tax accounting under ASC 740 “Income Taxes” and is recorded against qualifying research and development expenses.

The CARES Act

On March 27, 2020, the president signed into law the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) providing nearly $2 trillion in economic relief to eligible businesses impacted by the coronavirus outbreak. The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer social security payments, net operating loss (“NOL”) utilization and carryback periods, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. In addition to the loan under the Paycheck Protection Program (the “PPP”) under the CARES Act received in April 2020 (see Note 5), the Company continues to review, and intends to seek, any other available potential benefits under the CARES Act as well as any future legislation signed into law during 2022. Other than the forgiveness of the PPP loan, the effects of the CARES Act did not have a significant impact on the Company’s consolidated financial statements during the year ended July 31, 2022 and 2021.

Recent Accounting Pronouncements

No recent accounting pronouncements are anticipated to have an impact on or related to the Company’s financial condition, results of operations, or related disclosures.

F-13

Note 3 – Going Concern and Management’s Plans

The Company has sustained losses in all reporting periods since inception, with an accumulated deficit of approximately $286 million as of July 31, 2022. These losses are expected to continue for an extended period of time. Further, the Company has never generated any cash from its operations and does not expect to generate such cash in the near term. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern within one year from the issuance date of the consolidated financial statements. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern within one year after the date the consolidated financial statements are issued.

As of October 17, 2022, the Company had cash and cash equivalents of $6.7 million. Since inception, cash flows from financing activities have been the primary source of the Company’s liquidity. Based on the Company’s current cash levels, the Company believes its cash resources are insufficient to meet the Company’s anticipated needs for the 12 months following the date the consolidated financial statements are issued.

The Company recognizes it will need to raise additional capital to continue operating its business and fund its planned operations, including research and development, clinical trials and, if regulatory approval is obtained, commercialization of its product candidates. In addition, the Company will require additional financing if it desires to in-license or acquire new assets, research and develop new compounds or new technologies and pursue related patent protection, or obtain any other intellectual property rights or other assets. There is no assurance that additional financing will be available to the Company when needed, that Management will be able to obtain financing on terms acceptable to the Company, or whether the Company will become profitable and generate positive operating cash flow. The source, timing and availability of any future financing will depend principally upon market conditions, and, more specifically, on the progress of our clinical development programs. Similarly, if our common stock is delisted from the Nasdaq Capital Market, it may limit our ability to raise additional funds (see Note 13). The ongoing COVID-19 pandemic has also caused volatility in the global financial markets and threatened a slowdown in the global economy, which may negatively affect our ability to raise additional capital on attractive terms or at all. If the Company is unable to raise sufficient additional funds when needed, on favorable terms or at all, the Company will not be able to continue the development of its product candidates as currently planned or at all, will need to reevaluate its planned operations and may need to delay, scale back or eliminate some or all of its development programs, reduce expenses or cease operations, any of which would have a significant negative impact on the Company’s prospects and financial condition.

Note 4 – Balance Sheet Details

Property and Equipment

Property and equipment, net, is comprised of the following:

	July 31, 2022	July 31, 2021
Equipment and furniture	$1,944,540	$1,919,301
Computer software	109,242	109,242
Leasehold improvements	32,651	32,651
Construction in progress	446,367	234,409
Property and equipment, gross	2,532,800	2,295,603
Accumulated depreciation and amortization	(1,554,186)	(1,366,782)
Total	$978,614	$928,821

Depreciation and amortization expense recorded for the years ended July 31, 2022 and 2021 was approximately $0.2 million.

F-14

Intangible Assets

Intangible assets, net, is comprised of the following:

	July 31, 2022	July 31, 2021
License	$495,000	$495,000
Accumulated amortization	(116,471)	(46,588)
Total	$378,529	$448,412

In November 2020, the Company licensed generator technology for use in its clinical trials and other research and development efforts. Unless earlier terminated, the term of the license agreement will remain in effect for 85 months. The Company has determined that the license has alternative future uses in research and development projects. The value of the acquired license is recorded as an intangible asset with amortization over the estimated useful life of 85 months.

Intangible asset amortization expense recorded for the year ended July 31, 2022 and 2021 was approximately $70,000 and $47,000, respectively.

At July 31, 2022, the estimated amortization expense by fiscal year based on the current carrying value of intangible assets is as follows:

Years ending July 31,
2023	$69,882
2024	69,882
2025	69,882
2026	69,882
2027	69,882
Thereafter	29,119
Total	$378,529

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities are comprised of the following:

	July 31, 2022	July 31, 2021
Research and development costs	$3,210,627	$4,206,926
Professional services fees	877,411	1,229,040
Other	120,184	125,679
Total	$4,208,222	$5,561,645

Accrued Compensation

Accrued compensation is comprised of the following:

	July 31, 2022	July 31, 2021
Accrued payroll	$311,662	$311,590
401K payable	7,333	9,065
Accrued severance	57,982	-
Total	$376,977	$320,655

F-15

Note 5 – Notes Payable

On April 27, 2020, the Company was granted a two-year loan (the “Loan”) from the Banc of California in the aggregate amount of $952,744, pursuant to the PPP under the CARES Act, which was enacted March 27, 2020. Interest accrued at 1% per year, effective on the date of initial disbursement.

The Company submitted its application for full loan forgiveness on January 6, 2021. On February 12, 2021, the Company received notice that the full Loan amount of $952,744 and $8,046 of accrued interest had been forgiven. As a result, the Company recorded a $960,790 gain on extinguishment of debt in its consolidated statement of operations for the year ended July 31, 2021.

On July 1, 2021, the Company entered into a finance agreement with AFCO Premium Credit LLC (“AFCO”). Pursuant to the terms of the agreement, AFCO loaned the Company the principal amount of $1,355,919, which would accrue interest at 2.894% per annum, to partially fund the payment of the premium of the Company’s Director & Officer insurance. The agreement requires the Company to make eleven monthly payments of $125,056, including interest starting on July 18, 2021. On July 31, 2022 and 2021, the outstanding balances related to this finance agreement were $0 and $1,234,133, respectively.

On July 11, 2022, the Company entered into a finance agreement with AFCO Premium Credit LLC (“AFCO”). Pursuant to the terms of the agreement, AFCO loaned the Company the principal amount of $1,027,986, which would accrue interest at 5.248% per annum, to partially fund the payment of the premium of the Company’s Director & Officer insurance. The agreement requires the Company to make eleven monthly payments of $95,923, including interest starting on July 18, 2022. At July 31, 2022, the outstanding balance related to this finance agreement was $936,558.

Future minimum payments under note payable liabilities as of July 31, 2022 are as follows:

Years ending July 31,
2023	$936,558
Total	$936,558

Note 6 – Stockholders’ Equity

January 2021 Offering

On January 25, 2021, the Company completed the offer and sale of an aggregate of 350,513 shares of its common stock at a purchase price of $119.90 per share in a public offering. The gross proceeds from the offering were approximately $42.0 million, and the net proceeds, after deducting the placement agent’s fee and other offering fees and expenses paid by the Company, were approximately $39.1 million. In connection with the offering, the Company paid the underwriters an aggregate cash fee equal to 6.0% of the gross proceeds of the offering, as well as legal and other expenses equal to approximately $0.4 million.

August 2020 Offering

On August 19, 2020, the Company completed the offer and sale of an aggregate of 209,481 shares of its common stock at a purchase price of $71.50 per share in a registered direct public offering. The gross proceeds from the offering were approximately $15.0 million, and the net proceeds, after deducting the placement agent’s fee and other offering fees and expenses paid by the Company, were approximately $13.5 million. In connection with the offering, the Company paid the placement agent and other financial advisors an aggregate cash fee equal to 8.0% of the gross proceeds of the offering, as well as legal and other expenses equal to approximately $0.3 million.

Common Stock Option Exercise

During the year ended July 31, 2022, shares of common stock issued related to option exercises totaled 5,909. The Company realized proceeds of approximately $0.2 million from the stock option exercises. During the year ended July 31, 2021, shares of common stock issued related to option exercises totaled 17,153. The Company realized proceeds of $0.6 million from the stock option exercises.

F-16

Outstanding Warrants

There were no warrants exercised during the year ended July 31, 2022. During the year ended July 31, 2021, shares of common stock issued related to warrant exercises totaled 63,148. The Company realized proceeds of approximately $4.8 million from the warrant exercises.

On July 31, 2022, the Company had outstanding warrants to purchase 77,554 shares of its common stock, with exercise prices ranging from $75.90 to $369.60, all of which were classified as equity instruments. These warrants expire at various dates between October 2022 and May 2024.

China Grand Pharmaceutical and Healthcare Holdings Limited and Sirtex Medical US Holdings, Inc.

On October 10, 2019, the Company and Grand Pharmaceutical Group Limited (formerly China Grand Pharmaceutical and Healthcare Holdings Limited), a company formed under the laws of the British Virgin Islands (“CGP”), and its affiliate, Sirtex Medical US Holdings, Inc., a Delaware corporation (“Sirtex”) entered into Stock Purchase Agreements (as amended, the “Purchase Agreements”), pursuant to which the Company agreed to sell and issue to CGP and Sirtex 454,545 shares and 90,909 shares, respectively, of the Company’s common stock for a total purchase price of $30.0 million. The net proceeds, after deducting offering fees and expenses paid by the Company, were approximately $28.0 million. This transaction closed on February 7, 2020 (the “Closing”). Pursuant to the Purchase Agreements, CGP and Sirtex were given the right under certain circumstances to purchase in the future additional shares of common stock in order to maintain CGP and Sirtex’s respective ownership percentages of the outstanding shares of common stock of the Company as of the Closing.

During the year ended July 31, 2021, shares of common stock issued to third party investors related to warrant exercises totaled 63,148. On April 16, 2021, in accordance with their respective Purchase Agreement, CGP and Sirtex exercised their rights to purchase additional shares of common stock at a purchase price equal to the same exercise price paid by each warrant holder. The Company issued 64,084 shares of common stock to CGP at an exercise price of $75.90 per share, resulting in gross proceeds of approximately $4.8 million. The Company issued 12,817 shares of common stock to Sirtex at an exercise price of $75.90 per share, resulting in gross proceeds of approximately $1.0 million.

Note 7 – Stock-Based Compensation

The OncoSec Medical Incorporated 2011 Stock Incentive Plan (as amended and approved by the Company’s stockholders (the “2011 Plan”)), authorizes the Company’s Board of Directors to grant equity awards, including but not limited to, stock options and restricted stock units, to employees, directors and consultants. The 2011 Plan authorizes a total of 209,091 shares of common stock for issuance. Under the 2011 Plan, incentive stock options are to be granted at a price that is no less than 100% of the fair value of the Company’s common stock at the date of grant. Stock options vest over a period specified in the individual option agreements entered into with grantees and are exercisable for a maximum period of 10 years after the date of grant. Incentive stock options granted to stockholders who own more than 10% of the outstanding stock of the Company at the time of grant must be issued at an exercise price of no less than 110% of the fair value of the Company’s common stock on the date of grant.

Modification of Stock Option Awards

During the year ended July 31, 2021, the compensation committee of the Company’s Board of Directors approved the accelerated vesting of 35,955 and 4,167 previously granted time-vesting awards for employees and directors, respectively. The Company accounted for the effects of the stock option modifications described above under the guidance of ASC 718 as follows:

● The unamortized compensation costs associated with the time-vesting options was expensed on the date of acceleration, which was approximately $1.2 million and $0.1 million for the employees and directors, respectively.

● Upon modification, it is required under ASC 718 to analyze the fair value of the instruments, before and after the modification, recognizing additional compensation cost for any incremental value. The Company computed the fair value of the award immediately prior to the modification and compared the fair value to that of the modified award. Since the value of the awards were less after the modification as compared to immediately prior to the modification, no additional compensation expense was recorded.

F-17

Stock Options

During the year ended July 31, 2022, the Company granted options to purchase 1,064 and 1,136 shares of its common stock to employees and a consultant under the 2011 Plan, respectively. The stock options issued to employees have a 10-year term, vest over two years and have exercise prices ranging from $44.22 to $49.72. The stock options issued to the consultant have a 10-year term, vest over one year and have an exercise price of $31.24.

During the year ended July 31, 2021, the Company granted options to purchase 61,856, 15,341 and 1,136 shares of its common stock to employees, directors and a consultant under the 2011 Plan, respectively. The stock options issued to employees have a 10-year term, vest over two to three years and have exercise prices ranging from $48.84 to $168.08. The stock options issued to directors have a 10-year term, vest over one year and have an exercise price of $69.52 to $75.46. The stock options issued to the consultant have a 10-year term, vest over one year and have an exercise price of $84.04.

During the year ended July 31, 2022, in accordance with Nasdaq Listing Rule 5635(c)(4), the Company granted inducement equity awards that consisted of options to purchase 31,818 shares of its common stock to employees outside the 2011 Plan. The stock options issued to the employee are nonqualified, have a 10-year term, vest over one year and have exercise price of $18.48.

During the year ended July 31, 2021, in accordance with Nasdaq Listing Rule 5635(c)(4), the Company granted inducement equity awards that consisted of options to purchase 26,818 shares of its common stock to employees outside the 2011 Plan. The stock options issued to the employee are nonqualified, have a 10-year term, vest over one to two years and have exercise prices ranging from $78.32 to $163.90.

The Company accounts for stock-based compensation based on the fair value of the stock-based awards granted and records forfeitures as they occur. As such, the Company recognizes stock-based compensation cost only for those stock-based awards that vest over their requisite service period, based on the vesting provisions of the individual grants. The service period is generally the vesting period, with the exception of stock options granted pursuant to a consulting agreement, in which case the stock option vesting period and the service period are defined pursuant to the terms of the consulting agreement.

The following assumptions were used for the Black-Scholes calculation of the fair value of stock-based compensation related to stock options granted during the periods presented:

	Year Ended July 31, 2022	Year Ended July 31, 2021
Expected term (years)	5.00–6.50 years	5.00–6.50 years
Risk-free interest rate	0.69 – 2.99%	0.27 -1.13%
Volatility	86.98 – 91.70%	85.31 – 89.08%
Dividend yield	0%	0%

The Company’s expected volatility is derived from the historical daily change in the market price of its common stock. The Company uses the simplified method to calculate the expected term of options issued to employees, non-employees and directors, as the Company does not have much stock option exercise history and thus does not have enough information on exercise behavior to calculate a refined expected term based on that information. The risk-free interest rate used in the Black-Scholes calculation is based on the prevailing U.S. Treasury yield in effect at the time of grant, commensurate with the expected term. For the expected dividend yield used in the Black-Scholes calculation, the Company has never paid any dividends on its common stock and does not anticipate paying dividends on its common stock in the foreseeable future.

F-18

The following is a summary of the Company’s 2011 Plan and non-Plan stock option activity for the year ended July 31, 2022:

	Options	Weighted Average Exercise Price	Weighted - Average Remaining Contract (in years)	Aggregate Intrinsic Value ($000)
Outstanding - July 31, 2021	141,438	$71.94
Granted	34,018	$19.80
Exercised	(5,909)	$34.32
Forfeited/Cancelled	(35,574)	$83.60
Outstanding - July 31, 2022	133,973	$57.42	8.6	$-
Exercisable - July 31, 2022	98,648	$64.02	8.3	$-

The weighted-average grant date fair value of stock options granted during the year ended July 31, 2022 and 2021 was $14.30 and $62.70, respectively. The total intrinsic value of options exercised during the years ended December 31, 2022 and 2021 was approximately $8,000 and $1.4 million, respectively.

As of July 31, 2022, the Company has approximately $0.9 million in unrecognized stock-based compensation expense attributable to the outstanding options, which is expected to be recognized over a weighted-average period of 0.83 years. The total fair value of shares vested during the years ended July 31, 2022 and 2021 was approximately $2.1 million and $3.5 million, respectively.

Stock-based compensation expense recorded in the Company’s consolidated statements of operations for the year ended July 31, 2022 resulting from stock options awarded to the Company’s employees, directors and consultants was approximately $1.4 million. Of the total expense, $0.7 million was recorded to research and development and $0.7 million was recorded in general and administrative in the Company’s consolidated statements of operations for the year ended July 31, 2022.

Stock-based compensation expense recorded in the Company’s consolidated statements of operations for the year ended July 31, 2021 resulting from stock options awarded to the Company’s employees, directors and consultants was approximately $4.4 million. Of the total expense, $2.6 million was recorded to research and development and $1.8 million was recorded in general and administrative in the Company’s consolidated statements of operations for the year ended July 31, 2021.

Restricted Stock Units (“RSUs”)

For the year ended July 31, 2022, the Company recorded approximately $0.2 million in stock-based compensation related to RSUs, which is reflected in the consolidated statements of operations.

For the year ended July 31, 2021, the Company recorded approximately $0.7 million, in stock-based compensation related to RSUs, which is reflected in the consolidated statements of operations.

The following table summarize RSUs issued and outstanding:

	RSUs	Weighted Average Grant Date Fair Value
Nonvested - July 31, 2021	20,125	$71.28
Vested	(3,774)	$74.80
Forfeited/Cancelled	(13,641)	$69.52
Nonvested - July 31, 2022	2,710	$75.02

As of July 31, 2022, there was approximately $0.2 million unrecognized compensation cost related to unvested RSUs. This amount is expected to be recognized over a weighted-average period of 0.87 years.

F-19

Shares Issued to Consultants

During the year ended July 31, 2022, 568 shares of common stock valued at approximately $0.04 million were issued to a consultant for services. The common stock share values were based on the closing stock price of the Company’s common stock on the date the shares were granted.

During the year ended July 31, 2021, 6,250 shares of common stock valued at approximately $0.5 million were issued to consultants for services. The common stock share values were based on the closing stock price of the Company’s common stock on the dates the shares were granted.

2015 Employee Stock Purchase Plan

Under the Company’s 2015 Employee Stock Purchase Plan (“ESPP”), the Company is authorized to issue 2,273 shares of the Company’s common stock. At July 31, 2022, there were 1,218 shares remaining available for issuance under the ESPP.

The ESPP is considered a Type B plan under FASB ASC Topic 718 because the number of shares a participant is permitted to purchase is not fixed based on the stock price at the beginning of the offering period and the expected withholdings. The ESPP enables the participant to “buy-up” to the plan’s share limit, if the stock price is lower on the purchase date. As a result, the fair value of the awards granted under the ESPP is calculated at the beginning of each offering period as the sum of:

●	15% of the share price of an unvested share at the beginning of the offering period,
●	85% of the fair market value of a six-month call on the unvested share aforementioned, and
●	15% of the fair market value of a six-month put on the unvested share aforementioned.

The fair market value of the six-month call and six-month put are based on the Black-Scholes option valuation model.

For the six-month offering period ended on July 31, 2022, the following assumptions were used: six-month maturity, 0.49% risk-free interest, 83.58% volatility, 0% forfeitures and $0 dividends. For the six-month offering period ended on January 31, 2022, the following assumptions were used: six-month maturity, 0.05% risk free interest, 72.99% volatility, 0% forfeitures and $0 dividends.

For the six-month offering period ended July 31, 2021, the following assumptions were used: six-month maturity, 0.07% risk-free interest, 88.03% volatility, 0% forfeitures and $0 dividends. For the six-month offering period ended January 31, 2021, the following assumptions were used: six-month maturity, 0.1% risk free interest, 122.84% volatility, 0% forfeitures and $0 dividends.

Approximately $1,800 and $10,300 was recorded as stock-based compensation during the years ended July 31, 2022 and 2021, respectively.

Common Stock Reserved for Future Issuance

The following table summarizes all common stock reserved for future issuance at July 31, 2022:

Common Stock options outstanding (within the 2011 Plan and outside of the terms of the 2011 Plan)	133,973
Common Stock reserved for restricted stock unit release	2,710
Common Stock authorized for future grant under the 2011 Plan	79,484
Common Stock reserved for warrant exercise	77,554
Shares issuable under CGP and Sirtex stock purchase agreements (Note 6)	87,455
Common Stock reserved for future ESPP issuance	1,218
Total Common Stock reserved for future issuance	382,394

F-20

Note 8 – Income Taxes

The FASB Topic on Income Taxes prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. The Company has had no unrecognized tax benefits.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense. The Company has not recognized any interest and/or penalties in the accompanying consolidated statements of operations for the years ended July 31, 2022 and 2021.

The Company is subject to taxation in the United States, various states and in Australia. The Company’s tax years for 2007 and forward, 2010 and forward and 2017 and forward are subject to examination by the United States federal tax authorities, California tax authorities and New Jersey tax authorities, respectively, due to the carry forward of unutilized net operating losses and research and development credits.

At July 31, 2022, the Company had federal, California and New Jersey net operating loss carryforwards of approximately $241 million, $87 million and $75 million, respectively. In addition, the Company has federal, California and New Jersey research and development tax credit carryforwards of approximately $4.4 million, $3.2 million and $0.2 million, respectively. The Company also has California Hiring Credits of approximately $9,300. The federal net operating losses incurred in years beginning after January 1, 2018 in the amount of $138 million can be carried forward indefinitely. The remaining $103 million of federal net operating loss, research tax credit carryforwards and California and New Jersey net operating loss carryforwards will begin to expire in 2030 unless previously utilized. The California research and development credit carryforwards will carry forward indefinitely until utilized. The Company has foreign net operating loss carryforwards in Australia of $7.5 million.

The Company has not completed a study to assess whether one or more ownership changes, as defined by IRC Section 382/383 of the Internal Revenue Code of 1986, as amended (the “Code”), have occurred since the Company’s formation, due to the complexity and cost associated with such a study, and the fact that there may be additional such ownership changes in the future. Based on a preliminary assessment, the Company believes that ownership changes have occurred. The Company estimates that if such an ownership change had occurred, the federal and state net operating loss carry-forwards and research and development tax credits that can be utilized in the future will be significantly limited. The Company may never be able to realize the benefit of some or all of the federal and state net loss carryforwards or research and development tax credit carryforwards, either due to ongoing operating losses or due to ownership changes, which limits the usefulness of the loss carryforwards.

Set forth below is the (benefit) provision for income taxes for continuing operations for the years ended July 31:

All figures below are rounded to the nearest thousand	2022	2021
Current:
Federal	$-	$-
State	(3,334,000)	(2,412,000)
Foreign	-	-
Total (benefit from) provision for income taxes	$(3,334,000)	$(2,412,000)

F-21

Significant components of the Company’s deferred tax assets as of July 31, 2022 and 2021 are listed below:

All figures below are rounded to the nearest thousand	2022	2021
Net operating loss carryforwards	$63,759,000	$56,369,000
Credits	7,082,000	5,566,000
Start-up costs	14,000	17,000
Accumulated depreciation	68,000	74,000
Option and stock awards	1,148,000	1,179,000
Other	162,000	180,000
Net deferred tax assets	72,233,000	63,385,000
Valuation allowance for deferred tax assets	(72,233,000)	(63,385,000)
Net deferred taxes	$-	$-

A valuation allowance of $72.2 million and $63.4 million at July 31, 2022 and 2021, respectively, has been recognized to offset the net deferred tax assets as realization of such assets is uncertain. The valuation allowance increased by $8.8 million and increased by $11.8 million for the years ended July 31, 2022 and 2021, respectively.

A reconciliation of income taxes using the statutory income tax rate, compared to the effective rate, is as follows:

	2022	2021
Federal tax benefit at the expected statutory rate	21.00%	21.00%
State income tax, net of federal tax benefit	7.02%	4.01%
Non-deductible expenses	0.38%	(1.17)%
Tax impact of stock option cancellations	-%	-%
Tax impact of sales of state net operating losses and credits	(1.87)%	(1.07)%
Change in valuation allowance	(19.15)%	(20.05)%
Other	1.51%	2.35%
Income tax benefit effective rate	8.89%	5.07%

Sale of New Jersey Net Operating Losses

In April 2022, the Company received $3.3 million in net proceeds from the sale of its New Jersey Net Operating Losses under the State of New Jersey NOL Transfer Program.

In June 2021, the Company received $2.4 million in net proceeds from the sale of its New Jersey Net Operating Losses under the State of New Jersey NOL Transfer Program.

Note 9 – Commitments and Contingencies

Contingencies

The Company is not a party to any legal proceeding or aware of any threatened action as of the date of this report.

Employment Agreements

The Company has entered into employment agreements with certain executive officers and certain other key employees. Generally, the terms of these agreements provide that, if the Company terminates the officer or employee other than for cause, death or disability, or if the officer terminates his or her employment with the Company for good cause, the officer shall be entitled to receive certain severance compensation and benefits as described in each such agreement.

F-22

Note 10 – Leases

Lease Agreements

The Company has operating leases for corporate offices and lab space. These leases have remaining lease terms of approximately one year to five years, some of which include options to extend the lease. For any lease where the Company is reasonably certain that a renewal option will be exercised, the lease payments associated with the renewal option period are included in the ROU asset and lease liability as of July 31, 2022.

Supplemental balance sheet information related to leases as of July 31, 2022 and 2021 is as follows:

Operating Leases:	As of July 31, 2022	As of July 31, 2021
Operating lease right-of-use assets	$4,665,515	$5,445,744
Operating Leases:
Current portion included in current liabilities	$1,111,571	$845,483
Long-term portion included in non-current liabilities	4,126,636	5,238,207
Total operating lease liabilities	$5,238,207	$6,083,690

Supplemental lease expense related to leases is as follows:

	For the Year Ended July 31, 2022	For the Year Ended July 31, 2021
Operating lease cost	$1,506,546	$1,482,956
Total operating lease cost	$1,506,546	$1,482,956

Other information related to leases where the Company is the lessee is as follows:

	As of July 31, 2022	As of July 31, 2021
Weighted-average remaining lease term	4.0 years	5.0 years
Weighted-average discount rate	9.97%	9.95%

Supplemental cash flow information related to operating leases are as follows:

	For the Year Ended July 31, 2022	For the Year Ended July 31, 2021
Cash paid for operating lease liabilities	$1,543,000	$1,272,290
Total cash flows related to operating lease liabilities	$1,543,000	$1,272,290

F-23

Future minimum lease payments under non-cancellable leases as of July 31, 2022 is as follows:

Years ending July 31,
2023	$1,585,224
2024	1,539,142
2025	1,516,126
2026	1,533,882
2027	240,688
Total minimum lease payments	6,415,062
Less: Imputed interest	(1,176,855)
Total	$5,238,207

Note 11 – 401(k) Plan

Effective May 15, 2012, the Company adopted a defined contribution savings plan pursuant to Section 401(k) of the Code. The plan is for the benefit of all qualifying employees and permits voluntary contributions by employees of up to 100% of eligible compensation, subject to the maximum limits imposed by Internal Revenue Service. The terms of the plan allow for discretionary employer contributions and the Company currently matches 100% of its employees’ contributions, up to 3% of their annual compensation. The Company’s contributions are recorded as expense in the accompanying consolidated statements of operations. The Company’s contributions are recorded as expense in the accompanying consolidated statements of operations and totaled approximately $176,000 and $149,000 for the years ended July 31, 2022 and 2021.

Note 12 – Related Party Transactions

Except as disclosed elsewhere herein, below are the Company’s related party transactions for the years ended July 31, 2022 and 2021.

Equity Offerings

During the year ended July 31, 2021, shares of common stock issued to third party investors related to warrant exercises totaled 63,148. On April 16, 2021, in accordance with their Stock Purchase Agreements, CGP and Sirtex exercised their rights to purchase additional shares of common stock at a purchase price equal to the same exercise price paid by each warrant holder in order to maintain their respective ownership percentages of the outstanding shares of common stock of the Company upon the Closing. The Company issued 64,084 shares of common stock to CGP at an exercise price of $75.90 per share, resulting in gross proceeds of approximately $4.8 million. The Company issued 12,817 shares of common stock to Sirtex at an exercise price of $75.90 per share, resulting in gross proceeds of approximately $1.0 million.

On January 25, 2021, the Company completed the offer and sale of an aggregate of 350,513 shares of its common stock at a purchase price of $119.90 per share in a public offering (see Note 6). CGP and Sirtex participated in the offering. Each of CGP and Sirtex exercised its right of participation in future offerings in order to maintain respective ownership percentages of the outstanding shares of common stock of the Company upon the Closing, and purchased 154,054 and 30,811 shares of common stock, respectively, at a purchase price of $119.90 per share.

On August 19, 2020, the Company completed the offer and sale of an aggregate of 209,481 shares of its common stock at a purchase price of $71.50 per share in a registered direct offering (see Note 6). CGP and Sirtex participated in the registered direct offering and maintained their respective ownership percentages of the outstanding shares of common stock of the Company upon the Closing, and purchased 90,864 and 18,173 shares of common stock, respectively, at a purchase price of $71.50 per share.

F-24

Co-Promotion Agreement

In January 2021, the Company entered into a co-promotion agreement with Sirtex, pursuant to which the Company granted Sirtex the option to co-promote TAVO™-EP for the treatment of anti-PD-1 refractory locally advanced or metastatic melanoma in the U.S., including its territories and possessions. In consideration for the option, the Company received an upfront, non-refundable payment of $5.0 million from Sirtex (the “option fee”). The option to co-promote is non-exclusive and may be exercised at any time by Sirtex from the effective date until 90 days following the receipt by Sirtex of a complete copy of the final BLA filed by the Company with the FDA (the “option period”). If Sirtex exercises the option, the Company will receive an additional non-refundable and non-creditable option exercise fee of $25.0 million, comprised of $20.0 million in cash, and $5.0 million for the issuance of common shares of the Company determined by the average closing price of the stock for the 30 days prior to the date of receipt of the exercise notice for the option.

Under the terms of the co-promotion agreement, if Sirtex exercises the co-promote option, the Company will pay to Sirtex a high-teens to low-twenties royalty (“promotion fee”) of U.S. net sales of the TAVO™ products. The co-promotion agreement will continue until the earlier of the expiration of the option period without Sirtex extending the option or the eighth anniversary of the first FDA approval of the BLA, and can be extended by mutual agreement between the Company and Sirtex. During the co-promotion term, the Company is responsible for funding approximately two-thirds of the promotional costs incurred by Sirtex and Sirtex shall be responsible for approximately one-third.

The Company has determined that the co-promotion agreement represents a funded research and development arrangement within the scope of ASC Subtopic 730-20, Research and Development—Research and Development Arrangements (ASC 730-20). The Company concluded that there has not been a substantive and genuine transfer of risk related to the co-promotion agreement and the Company’s ongoing development of TAVO™-EP as there is a presumption that the Company is obligated to repay Sirtex based on the significant related party relationship that exists between the parties. This significant related party relationship is based on Sirtex’s approximate 8% ownership of the outstanding shares of the Company’s common stock, and that of its significant equity holder, CGP (which owns 49% of Sirtex), which, at the time of entering into the agreement, owned approximately 42% of the outstanding shares of the Company’s common stock and is the Company’s largest shareholder.

The Company has determined that the appropriate accounting treatment under ASC 730-20 is to record any proceeds received from Sirtex for the co-promote option or upon exercise of the option as cash and cash equivalents as the Company has the ability to direct the usage of funds, and as a corresponding long-term liability (“Liability under co-promotion agreement – related party”) on the Company’s consolidated balance sheet when received. The liability will remain on the balance sheet until (i) Sirtex exercises the option which results in royalties paid by the Company to Sirtex based on the net sales of the TAVO™ products, or (ii) Sirtex does not exercise the option and the co-promotion agreement is terminated by the parties.

As of July 31, 2022, the balance of the Liability under co-promotion agreement – related party relates to the option fee payment of $5.0 million received from Sirtex.

Note 13 – Nasdaq Deficiency Notices

On June 2, 2022, the Company received notice (the “Notice”) from the Nasdaq Stock Market LLC (“Nasdaq”) that the Company is not in compliance with Nasdaq Listing Rule 5550(a)(2), as the minimum bid price of its common stock had been below $1.00 per share for 30 consecutive business days as of the date of the Notice. The Notice had no immediate effect on the listing of the Company’s common stock, which continues to trade at this time on the Nasdaq Capital Market under the symbol “ONCS.”

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has a period of 180 calendar days, or until November 29, 2022, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for at least ten consecutive business days during this 180 calendar day period. In the event the Company does not regain compliance by November 29, 2022, it may be eligible for an additional 180 calendar day grace period if the Company meets the continued listing requirement for market value of publicly held shares ($1 million) and all other initial listing standards for the Nasdaq Capital Market, with the exception of the minimum bid price, and the Company provides written notice to Nasdaq of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. If the Company does not regain compliance within the allotted compliance period(s), Nasdaq will provide notice that the Company’s common stock will be subject to delisting from the Nasdaq Capital Market. In that event, the Company may appeal such delisting determination to a hearings panel.

F-25

The Company is currently evaluating its alternatives to resolve the listing deficiency. To the extent that the Company is unable to resolve the listing deficiency, there is a risk that its common stock may be delisted from Nasdaq, which would adversely impact liquidity of the Company’s common stock and potentially result in even lower bid prices for its common stock.

On November 29, 2021, the Company notified Nasdaq that Robert E. Ward had resigned as a member of the Board of Directors and the Company’s Audit Committee, as disclosed on the Company’s Current Report filed on Form 8-K on November 30, 2021. After giving effect to Mr. Ward’s resignation, the Company’s Audit Committee no longer consisted of three independent members as required by Nasdaq Listing Rule 5605(c)(2)(A).

On December 8, 2021, the Company received a letter from Nasdaq noting that it no longer complied with the requirement of Listing Rule 5605. The letter also acknowledged that the Listing Rules provide a cure period in order for the Company to regain compliance until the earlier of the Company’s next annual meeting of stockholders or November 23, 2022.

On June 9, 2022, the Board of Directors appointed Mr. Joon Kim, an incumbent independent director, to the Audit Committee. On June 13, 2022, Nasdaq confirmed that the Company had regained compliance under Listing Rule 5605.

Note 14 – Subsequent Events

Except as disclosed elsewhere herein, below are the Company’s subsequent events.

On September 6, 2022, the Company entered in an agreement with Mountain View Office Park LLC for office space at Mountain View Office Park, Building 820, Suite 200, in Ewing, New Jersey. The lease is estimated to commence on January 1, 2023 and expire on December 31, 2025, with an option to renew for one additional three-year term. Estimated future commitments for fixed rental payments total $0.3 million.

On October 2, 2022, the Company’s Board of Directors authorized a restructuring plan (the “Restructuring Plan”) that is designed to prioritize clinical activities in melanoma to reduce operating expenses while advancing our lead product candidate, TAVO™-EP, toward near-term data milestones in connection with the KEYNOTE-695 clinical trial. As part of the Restructuring Plan, the Company restructured its internal operations and reduced its workforce by approximately 45%, or approximately 18 employees.

The Company currently estimates that it will incur charges of approximately $750,000 to $800,000 in connection with the Restructuring Plan, consisting primarily of cash expenditures for employee transition, notice period and severance payments, retention bonus payments, and related costs as well as non-cash expenses related to vesting of share-based awards. The Company expects that the majority of the restructuring charges will be incurred in the fourth calendar quarter of 2022 and first calendar quarter of 2023, and that the execution of the Restructuring Plan will be substantially complete by the second calendar quarter of 2023.

The charges that the Company expects to incur in connection with the Restructuring Plan are estimates and subject to a number of assumptions, and actual results may differ materially. The foregoing estimated amounts do not include any non-cash charges associated with stock-based compensation. The Company expects to operationalize additional cost reduction actions that will include other incremental cost reduction actions unrelated to workforce reductions.

Reverse Stock Split

The Board of Directors of the Company approved a reverse stock split of the Company’s authorized, issued and outstanding shares of common stock at a ratio of 1-for-22 (the “Reverse Stock Split”). The Reverse Stock Split became effective on November 9, 2022 (the “Effective Date”). All share and per share amounts for all periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted, on a retrospective basis, to reflect the Reverse Stock Split, unless otherwise stated. The number of authorized shares were also proportionately adjusted and the par value remained un affected.

Convertible Promissory Note (unaudited)

On November 25, 2022 (the “Funding Date”), the Company entered into a Convertible Promissory Note and Security agreement with Grand Decade Developments Limited, a British Virgin Islands limited company and a wholly owned subsidiary of Grand Pharmaceutical Group Limited (“GDDL”), pursuant to which the Company issued a Secured Convertible Promissory Note (the “Note”) to GDDL. The Note has a principal amount of $2,000,000, bears interest at a rate of 5% per annum until November 25, 2023 and 10% per annum thereafter (the “Interest Rate”) and matures on November 25, 2024 (the “Maturity Date”), on which date the principal balance and all accrued interest under the Note shall be due and payable. The Interest Rate will be 10% per annum upon occurrence of an event of default, including, but not limited to, the failure by the Company to make payment of principal or interest due under the Note on the Maturity Date, and any commencement by the Company of a case under any applicable bankruptcy or insolvency laws. The principal and interest accrued on the Note may be prepaid without any further agreement of the parties to the Note, or converted (as described below) upon the agreement of the parties to the Note, at any time without penalty to the Company.

Subject to the consent of GDDL, the Note is convertible into such number of fully paid and non-assessable shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), into such number of fully paid and non-assessable shares of Common Stock as determined by dividing (i) any portion of the unpaid principal and accrued interest of the Note then outstanding by (ii) the greater of (a) the last closing bid price of a share of Common Stock as reported on the Nasdaq Capital Market (“Nasdaq”) on the date the Company and GDDL agree to such conversion and (b) the average closing bid price of a share of Common Stock as reported on Nasdaq for the thirty trading days immediately preceding such date, subject to a share cap of 360,769 shares of Common Stock (the “Share Cap”), representing 19.99% of the total issued and outstanding shares of Common Stock as of November 25, 2022.

Additionally, if at any time after the Funding Date the last closing bid price of a share of Common Stock as reported on the Nasdaq for ten consecutive trading days or the average closing bid price of a share Common Stock as reported on Nasdaq for the thirty trading days immediately preceding such date is equal to or exceeds $44.00 (subject to any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other substantially similar transaction), GDDL may require that the Company prepay the Note through conversion of the then outstanding principal and/or any accrued interest thereon into shares of Common Stock, in whole or in part.

The unpaid principal of and any accrued interest on the Note constitute unsubordinated obligations of the Company and are senior and preferred in right of payment to all equity securities of the Company outstanding as of the Funding Date, which are secured by all of the Company’s right, title and interest, in and to certain of the Company’s intellectual property rights in Hong Kong, Taiwan, China and South Korea, as specified in the Note; provided, however, that the Company may incur or guarantee additional indebtedness after the Funding Date, whether such indebtedness are senior, pari passu or junior to the obligations under the Note.

F-26

OncoSec Medical Incorporated

1,166,667 Shares of Common Stock

1,166,667 Pre-Funded Warrants

1,166,667 Common Warrants

PROSPECTUS

Sole Placement Agent

A.G.P.

December 1, 2022